Exhibit 10.1

Execution Version

U.S. $500,000,000

Senior Secured Superpriority Debtor-in-Possession Credit Agreement

Dated as of

September 25, 2020

Among

Valaris plc,

as Lead Borrower,

Each Other Subsidiary

From Time to Time Parties Hereto,

as a Borrower

The Several Lenders

from Time to Time Parties Hereto,

as DIP Lenders,

Wilmington Savings Fund Society, FSB

as DIP Agent

i

Schedule A	Commitment Schedule
Schedule B	Excluded Jurisdictions
Schedule C	Material Contracts
Schedule D	Mortgages
Schedule E	Collateral Principles
Schedule 3.01(a)	Subsidiaries
Schedule 3.01(k)	Material Litigation
Schedule 4.15	Effective Date Rigs
Schedule 4.20	Ownership of Subsidiaries
Schedule 5.12	Post-Closing Covenants
Schedule 6.02	Existing Liens
Schedule 6.03	Existing Debt
Schedule 6.05(a)	Dispositions of Specified Rigs
Schedule 6.09(f)	Existing Restrictive Agreements

Exhibit A	–	Notice of Borrowing
Exhibit B	–	Form of Note
Exhibit C	–	Compliance Certificate
Exhibit D	–	Form of Budget Variance Certificate
Exhibit E	–	Form of Assignment and Acceptance
Exhibit F	–	Form of Proceeds Certificate
Exhibit G	–	Form of Borrower Counterpart
Exhibit H		Form of U.S. Guaranty

THIS SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of September 25, 2020, is among VALARIS PLC, an English public limited company (“Valaris”) and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (as defined below), any Subsidiary (as defined below) of Valaris that becomes a borrower hereunder in accordance with Section 2.15 (each such Subsidiary party hereto and each such Subsidiary that subsequently executes a Borrower Counterpart (as defined herein) as permitted under the terms of this Agreement, together with Valaris, collectively referred to herein as the “Borrowers” and each a “Borrower”), WILMINGTON SAVINGS FUND SOCIETY, FSB, as DIP Agent and the DIP Lenders (each as defined herein) party hereto from time to time.

WHEREAS, on August 19, 2020 (the “Petition Date”), Valaris and certain of its Subsidiaries (as defined below) listed in Schedule 3.01(a) (collectively, the “Debtors”) each commenced a voluntary case (each a “Chapter 11 Case”, and collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (“USBCSDTX”) under Chapter 11 of Title 11 of the Bankruptcy Code, and the Chapter 11 Cases are being jointly administered in the Bankruptcy Court (as defined below);

WHEREAS, the Borrowers have requested that the DIP Lenders provide the Borrowers with a debtor-in-possession, superpriority, senior secured credit facility in an aggregate principal amount of $500,000,000 in Commitments and DIP Loans from the DIP Lenders (including the extensions of credit made hereunder, the “DIP Facility”);

WHEREAS, the DIP Facility shall be afforded the liens and priority set forth in the DIP Order and as set forth in the other Loan Documents and shall be used during the Chapter 11 Cases for the purposes set forth in Section 5.03, subject in all respects to the terms set out herein and in the other Loan Documents; and

WHEREAS, the DIP Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein, including (without limitation) entry of the DIP Order.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Action” has the meaning specified in Section 9.04(b).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to “control” another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of capital stock, securities, partnership interests or other ownership interests, by contract or otherwise.

“Agent’s Group” has the meaning specified in Section 8.02(a).

“Agreement” means this Senior Secured Superpriority Debtor-in-Possession Credit Agreement.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Approved Budget” has the meaning specified in Section 5.01(l).

“Approved Budget Update” has the meaning specified in Section 5.01(l).

“Approved Classification” means, in respect of an Owned Rig, as at the Effective Date or the date upon which a Rig becomes an Owned Rig, the classification of that Rig indicated on the Effective Date, or if such Rig becomes an Owned Rig after the Effective Date on such date that the Rig becomes an Owned Rig, with the Approved Classification Society, free from any material overdue recommendations and adverse notations affecting such classification, or the equivalent classification with another Approved Classification Society or otherwise approved by the Required DIP Lenders; provided, however, for any Owned Rig which is in laid-up status with its Approved Classification Society, the requirement to comply with an Approved Classification shall not apply until such time as such Owned Rig changes to an operational status with its Approved Classification Society.

“Approved Classification Society” means, in respect of an Owned Rig, the American Bureau of Shipping, DNV GL AS or any other generally recognized first class classification society that is a member of IACS that the Administrative Agent may (acting with the authorization of the Required DIP Lenders) approve in writing from time to time, such approval not to be unreasonably withheld.

“Approved Electronic Communications” means each Communication that any Credit Party is obligated to, or otherwise chooses to, provide to the DIP Agent or any DIP Lender pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Credit Party to the DIP Agent and without limiting or otherwise affecting either the DIP Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the DIP Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (a) any notice of borrowing or and any other notice, demand, communication, information, document and other material relating to a request for a new Borrowing, (b) any notice pursuant to Section 2.06 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (c) all notices of any Default or Event of Default, (d) any DIP Budget or any Budget Variance Report, and (e) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 9.18(a).

“Approved Fund” means any Fund that is administered or managed by (a) a DIP Lender, (b) an Affiliate of a DIP Lender or (c) an entity or an Affiliate of an entity that administers or manages a DIP Lender.

“ARO” means Saudi Aramco Rowan Offshore Drilling Company, a limited liability company incorporated under the laws of the Kingdom of Saudi Arabia.

“ARO JV Agreement” means the Shareholders’ Agreement, dated as of November 21, 2016, by and between Mukamala Oil Field Services Limited (as successor to Saudi Aramco Development Company) and Rowan Rex relating to ARO.

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Acceptance” means an assignment and acceptance entered into by a DIP Lender and an Eligible Assignee, and accepted by the DIP Agent, in substantially the form of Exhibit E or any other form approved by the Required DIP Lenders that complies with Section 9.06.

“Avoidance Actions” means the Debtors’ claims and causes of action under chapter 5 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means, with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Bankruptcy Code” means title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Bankruptcy Court” means the USBCSDTX, and any appellate court having jurisdiction over the Chapter 11 Cases from time to time.

“Basel II” has the meaning specified in Section 2.07(d).

“Basel III” has the meaning specified in Section 2.07(d).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Security Industry and Financial Markets Association.

“Beneficial Ownership Regulation” mean 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BOP Event” means the events described in the Form 8-K filed by the Lead Borrower with the U.S. Securities and Exchange Commission on March 10, 2020, relating to a blowout preventer incident involving the VALARIS DS-8.

“Borrower” or “Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrower Counterpart” means the Borrower Counterpart to this Agreement substantially in the form of Exhibit G hereto.

“Borrowing” means a borrowing hereunder consisting of DIP Loans to one or more of the Borrowers on a joint and several basis made on the same day by the DIP Lenders.

“Budget Variance Report” has the meaning specified in Section 5.01(m).

“Business Day” means any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in New York, New York.

“Business Plan” has the meaning specified in Section 3.01.

“Carve-Out” has the meaning specified in the DIP Order.

“Cash Election Notice” has the meaning specified in Section 2.05(b).

“Cash Interest Rate” has the meaning specified in Section 2.05(b).

“Cash Management Order” means an order entered by the Bankruptcy Court, which, among other things, (a) authorizes and approves the Debtors’ use of its existing cash management systems, (b) authorizes the Debtors to use existing bank accounts, (c) authorizes the payment of fees, expenses and other charges in connection with Cash Management Services, whether arising pre-petition or post-petition, in the ordinary course, and (d) waives certain requirements of Section 345(b) of the Bankruptcy Code.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships and other cash management services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, central bank or comparable agency or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, central bank or comparable agency; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (i) is or becomes the “beneficial owner” (as defined in Rules 13 d-3 and 13 d-5 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Lead Borrower or (ii) has obtained the power to elect a majority of the members of the board of directors of the Lead Borrower, (b) any Borrower (other than the Lead Borrower) shall cease to be wholly owned, directly or indirectly, by the Lead Borrower, or (c) other than as permitted in this Agreement, any Guarantor shall cease to be wholly owned, directly or indirectly, by the Lead Borrower provided that no change contemplated by the Restructuring Support Agreement (and any Restructuring Steps Plan (as defined in therein) adopted and implemented in accordance with the terms thereof) will constitute a “Change of Control” hereunder.

“Chapter 11 Case” has the meaning specified in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all present and after-acquired property and assets of the Borrowers and the Guarantors and all proceeds thereof, including substantially all inventory, real property, equipment (including, but not limited to, spare parts), accounts, cash and cash equivalents, general intangibles, intercompany receivables and rights in intercompany arrangements, contract rights, supporting obligations and letter-of-credit rights, instruments (including, but not limited to, intercompany notes, receivables and other payment obligations), deposit accounts, investment property (including, but not limited to, 100% of the Equity Interests held by the Borrowers and/or any Guarantor in their respective direct Subsidiaries), intellectual property, books and records, investments, each Owned Rig, charters, intercompany charters, drilling contracts, rig or vessel construction contracts, any kind of agreement relating to the employment of each Rig (including each Owned Rig and each Third-Party Rig), services agreement, insurance, insurance claims, rig or vessel earnings, proceeds of all owned and leased real estate and subject to and after entry of the DIP Order, all proceeds or other assets recovered, unencumbered or otherwise, whether by judgment, settlement or otherwise, that is the subject of the Debtors’ Avoidance Actions; provided that, Collateral shall not include any Excluded Collateral.

“Collateral Document” means the DIP Order, the U.S. Pledge and Security Agreement, the Mortgages, Vessel Security Agreement, UK Debenture, Control Agreements, all local law security documents and agreements executed or to be executed by any Borrower or any Guarantor in accordance with this Agreement or any other Loan Document (including, without limitation, the Jersey Security Agreement(s)), any and all financing statements, account control agreements, deeds, deeds of trust, charges, debentures, security agreements, pledge agreements, assignments and any other document and/or instrument executed and/or delivered (or required to be delivered) by any Borrower or any Guarantor granting or perfecting a Lien on any of its asset or property to secure payment of the Obligations.

“Collateral Principles” means the Collateral Principles set forth on Schedule E.

“Commitment” means, with respect to each DIP Lender, the amount set opposite such DIP Lender’s name on Schedule A (the “Commitment Schedule”) as its “Commitment” or, if such DIP Lender has entered into any Assignment and Acceptance, the amount set forth for such DIP Lender as its Commitment in the Register maintained by the DIP Agent pursuant to Section 9.06(c), as such amount may be adjusted pursuant to Section 2.11, Section 2.12, or Section 2.14.

“Commitment Letter” means that certain letter agreement, dated as of August 11, 2020, by and among the Lead Borrower, the DIP Agent and the DIP Lenders.

“Commitment Schedule” has the meaning specified in the definition of “Commitment”

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto (excluding those solely among the Credit Parties and their Affiliates) relating to this Agreement, the other Loan Documents, any Credit Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of the accounts of the Lead Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Subsidiary” means a Subsidiary of the Lead Borrower whose accounts are consolidated with the Lead Borrower in accordance with GAAP, which for the avoidance of doubt includes each other Borrower.

“Control Agreement” has the meaning specified in paragraph F of Schedule E.

“Covered Plan” means an employee benefit plan (other than a Multiemployer Plan) that is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Borrowers or any ERISA Affiliate and covered by Title IV of ERISA or that Borrower or any of its ERISA Affiliates has or reasonably could be expected to have any liability for.

“CRD IV” has the meaning specified in Section 2.07(d).

“Credit Parties” means the Borrowers and the Guarantors, and “Credit Party” means any Borrower and/or any Guarantor.

“Currency” means any Dollars, Euro or Sterling, as applicable.

“Debt” means, in the case of any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business and payable on customary terms), (d) obligations of such Person to deliver property or services for which prepayment has been made, to the extent reflected as a liability pursuant to GAAP, (e) monetary obligations of such Person as lessee under leases that are, in accordance with GAAP, recorded as capital leases, (f) without duplication, all letters of credit issued for the account of such Person or as to which such Person has any reimbursement obligation, whether or not drawn, (g) net obligations of such Person under any interest rate, currency, commodity or other swap, cap or collar or under any other derivatives transaction, (h) obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (i) all liabilities of such Person in respect of unfunded vested benefits under any Plan or Multiemployer Plan, except to the extent an ERISA Affiliate has paid such liabilities within the time prescribed by law, (j) obligations of such Person in respect of Disqualified Capital Stock, (k) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) of this definition, (l) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) of this definition secured by any Lien on or in respect of any property of such Person, and (m) without duplication, all Other Obligations of such Person; provided, for clarity, that “Debt” shall not include trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under drilling contracts, vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds and performance guaranties), or preferred stock with no mandatory redemption feature; provided, further, that “Debt” shall not include any indebtedness with respect to which cash or cash equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the note holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.

“Debtor” has the meaning specified in the preamble to this Agreement.

“Default” means an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.05.

“Defaulting Lender” means at any time, subject to Section 8.10:

(a)           any DIP Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a DIP Loan unless such DIP Lender notifies the DIP Agent and the Borrowers in writing that such failure is the result of such DIP Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; provided that if such DIP Lender has failed for at least five Business Days to comply with any funding obligation, the Borrowers may declare such DIP Lender to be a Defaulting Lender in a written notice to the DIP Agent and the Required DIP Lenders;

(b)           any DIP Lender that has notified the DIP Agent or the Borrowers in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder (unless such writing or public statement relates to such DIP Lender’s obligation to fund a DIP Loan hereunder and states that such position is based on such DIP Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or generally under other agreements in which it extends credit;

(c)           any DIP Lender that has, for three or more Business Days after written request of the DIP Agent or the Lead Borrower, failed to confirm in writing to the DIP Agent and the Borrowers that it will comply with its funding obligations hereunder (provided that such DIP Lender will cease to be a Defaulting Lender pursuant to this clause (c) upon the DIP Agent’s and the Borrower’s receipt of such written confirmation); or

(d)           any DIP Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such DIP Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.14 as a result of a DIP Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).

Any determination by the DIP Agent that a DIP Lender is a Defaulting Lender under any of clauses (a) through (c) above will be conclusive and binding absent manifest error, and such DIP Lender will be deemed to be a Defaulting Lender (subject to Section 8.10) upon notification of such determination by the DIP Agent to the Borrowers and the DIP Lenders, except as set forth in the proviso to clause (a) above.

“DIP Agent” means Wilmington Savings Fund Society, FSB., in its capacity as security trustee, administrative agent and collateral agent pursuant to Article VIII, and such term shall include any successor to such entity in such capacity pursuant to Section 8.08.

“DIP Budget” means a rolling 13-week cash flow forecast setting forth all forecasted receipts and disbursements of the Lead Borrower and its Consolidated Subsidiaries on a Consolidated basis for such period, reflecting such cash flow forecasts on a weekly basis.

“DIP Lenders” means the lenders listed on Schedule A attached hereto and each Eligible Assignee that becomes a DIP Lender party hereto pursuant to Section 2.12 or Section 9.06(a), other than any such Person that ceases to be a party hereto pursuant to Section 2.14 or Section 9.06(a).

“DIP Lender Professionals” means Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Porter Hedges LLP, Watson Farley & Williams LLP and Houlihan Lokey, Inc., and, to the extent the Required DIP Lenders deem necessary, one local counsel to the DIP Lenders and the DIP Agent, taken as a whole, in each relevant jurisdiction (other than any Excluded Jurisdictions). For the avoidance of doubt, DIP Lender Professionals shall not include Quinn Emanuel Urquhart & Sullivan, LLP or any other counsel or advisors in connection with any Noteholder Litigation.

“DIP Loan” and “DIP Loans” means a loan by a DIP Lender to the Borrowers pursuant to Section 2.01 (as divided or combined from time to time as contemplated in the definition herein of Borrowing).

“DIP Order” means an order entered by the Bankruptcy Court satisfactory to the DIP Agent and the Required DIP Lenders and otherwise on terms consistent with the Commitment Letter, which shall approve the DIP Facility, provide that the Obligations constitute Superpriority Claims and approve the granting to the DIP Agent of Liens securing the DIP Facility with the priority specified therein, and provide that any Subsidiary of any Borrower that becomes a Debtor shall be bound by the terms of such order and the Loan Documents.

“Dispose” means to sell, lease, assign, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any Property or assets. “Disposition” and “Disposed” have a meaning correlative thereto.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of any of the Borrowers or any of their Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by any Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders of the Equity Interests have the right to require any Borrower to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the relevant Borrower may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of all outstanding DIP Loans hereunder and the termination in whole of the Commitments hereunder.

“Disqualified Lender” means (a) those persons identified by the Lead Borrower on a written list delivered to the DIP Agent and the DIP Lenders on or before the date of the Commitment Letter, (b) competitors and Affiliates of competitors of the Lead Borrower identified by the Lead Borrower on a written list delivered to the DIP Agent and the DIP Lenders before the execution of the Commitment Letter, which list may be supplemented from time to time after the date of the Commitment Letter by the Lead Borrower delivering a written supplement (which may be delivered via electronic mail to the financial and legal advisors to the DIP Lenders) thereto to the DIP Agent, listing the name of the relevant new competitors or Affiliates of such competitors that shall be designated as Disqualified Lenders, and (c) any person that is or becomes an Affiliate of the entities described in the preceding clauses (a) and (b) and that is readily identifiable on the basis of such Affiliate’s name; provided that no written supplement delivered to the DIP Agent on or after the Effective Date shall apply retroactively to disqualify any Person that shall have acquired an assignment or participation pursuant to the terms of this Agreement prior to the delivery of such written supplement.

“Dollars” and “$” means lawful money of the United States of America.

“DS-13” means the vessel, to be known as Atwood Archer, which currently is under construction pursuant to the DS-13 NewBuild Contract.

“DS-14” means the vessel, to be known as Atwood Admiral, which currently is under construction pursuant to the DS-14 NewBuild Contract.

“DS-13 Contract Party” means Alpha Admiral Company, a company organized under the laws of the Cayman Islands.

“DS-14 Contract Party” means Alpha Archer Company, a company organized under the laws of the Cayman Islands.

“DS-13 and DS-14 Debtors” means each of (i) the DS-13 Contract Party, (ii) the DS-14 Contract Party, and (iii) Atwood Oceanics Pacific Limited, a company organized under the laws of the Cayman Islands.

“DS-13 NewBuild Contract” means the Contract for the Construction and Sale of Drillship dated September 2012 among the DS-13 Contract Party and Daewoo Shipbuilding & Marine Engineering Co., Ltd.

“DS-14 NewBuild Contract” means the Contract for the Construction and Sale of Drillship dated June 24, 2013 among the DS-14 Contract Party and Daewoo Shipbuilding & Marine Engineering Co., Ltd.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a borrower of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its borrower.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“Effective Date” has the meaning set forth in Section 3.01.

“Effective Date Rigs” means the Rigs listed on Schedule 4.15 attached hereto.

“EII” means ENSCO International Incorporated, a Delaware corporation.

“Eligible Assignee” means (a) any DIP Lender, (b) any Affiliate of any DIP Lender, (c) an Approved Fund and (d) any Person (other than a natural Person, any Borrower or any Subsidiary, any joint venture entity controlled by any Borrowers or any of their Subsidiaries or any Affiliate of any Borrower) not covered by clause (a), clause (b) or clause (c) of this definition; provided, however, that, (i) neither any Borrower nor any of its Subsidiaries nor any joint venture entity controlled by any Borrowers or any of their Subsidiaries nor other Affiliates of any Borrower shall be an Eligible Assignee; and (ii) no Defaulting Lender (but only so long as such DIP Lender is a Defaulting Lender) or any of its Subsidiaries, no Disqualified Lender, and no Person who, upon becoming a DIP Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) shall be an Eligible Assignee.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“English Proceeding” means a proceeding of the Parent under the Insolvency Act of 1986 of the United Kingdom or under the Companies Act of 2006 of the United Kingdom that gives effect to or facilitates the implementation of any plan filed in the Chapter 11 Cases including where that is confirmed pursuant to an order entered into by the Bankruptcy Court.

“Ensco Thailand” means Ensco (Thailand) Limited, a Thai limited company.

“Environmental Claim” means any notice of liability, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any release of or exposure to Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health or safety (to the extent relating to Hazardous Materials), natural resources or the environment giving rise to liability under Environmental Law.

“Environmental Law” means any law, statute, ordinance, rule, regulation, order, treaty, convention, decision, decree, judgment, permit, license, authorization or other Governmental Requirement arising from, in connection with or relating to pollution, the protection or regulation of the environment or the protection or regulation of health or safety (to the extent relating to Hazardous Materials), whether the foregoing are required or promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including those relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any Hazardous Material wherever located.

“EPA” means the United States Environmental Protection Agency or any successor thereto.

“Equity Interest” means as to any Person, any capital stock, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a group of which any Borrower is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and the sign “€” mean the lawful currency of the participating member states of the European Union as constituted by the Treaty on European Union and referred to in the EMU Legislation.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) deposit accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions) to or for the benefit of any Debtor’s salaried employees, which accounts are funded only in the ordinary course of business, (b) pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions) and (c) withholding tax and other tax accounts (including sales tax accounts), fiduciary accounts, trust accounts escrow accounts and other accounts, in each case, in which any Debtor holds funds on behalf of any third party (including, without limitation, any administrator appointed pursuant to an English Proceeding or the equivalent thereof in any non-U.S. jurisdiction); provided that the aggregate amount of cash and cash equivalents in any such accounts held by the Debtor on behalf of an administrator appointed pursuant to an English Proceeding or the equivalent thereof in any non-U.S. jurisdiction shall not exceed $5,000,000 unless consented to by the Required DIP Lenders.

“Excluded Collateral” means:

(a)            the Equity Interests in Rowan Rex and any Property or assets owned by Excluded Subsidiaries, in each case, other than the proceeds of any sale of Equity Interests in Rowan Rex and/or any Excluded Subsidiary, or any dividends and other distributions received from Rowan Rex and/or any Excluded Subsidiary, to the extent such proceeds, dividends or distributions are received by any Borrower and/or any Guarantor, do not otherwise constitute Excluded Collateral and are not otherwise required to be transferred or turned over to an Affiliate of any Borrower or any Guarantor or any third-party in connection with a previously binding contractual obligation that is not entered in contemplation of such receipt of such proceeds shall not constitute Excluded Collateral;

(b)           Equity Interests in non-wholly owned Subsidiaries or any other Person not a wholly-owned Subsidiary and rights in and to any joint venture agreements or shareholder agreements, including (without limitation) the ARO JV Agreement and any rights in and to the ARO JV Agreement and the “Shareholder Instruments” (as defined in the ARO JV Agreement), in each case (other than in the case of ARO and the ARO JV Agreement) to the extent the relevant joint venture agreement or shareholder agreement would prohibit, or would require the consent of any third party prior to, the granting of a security interest or lien on such Equity Interests or rights;

(c)            all Avoidance Actions (other than, for the avoidance of doubt, any proceeds or other assets recovered, whether by judgment, settlement or otherwise, from Avoidance Actions, regardless of whether any Liens have been granted with respect any Avoidance Actions);

(d)            any motor vehicles and other assets (other than, for the avoidance of doubt, Rigs) subject to certificates of title;

(e)            all commercial tort claims below $15,000,000;

(f)            any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC (or similar provisions under applicable foreign law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC (or similar provisions under applicable foreign law) notwithstanding such prohibition or restriction;

(g)           pledges and security interests prohibited or restricted by Applicable Law or by legally binding contractual restrictions (including any requirement to obtain the consent of any Governmental Authority or third party and any pledge by a Subsidiary that would result in a substantial risk to the officers or directors of such Subsidiary of civil or criminal liability) not entered into in contemplation thereof;

(h)           margin stock;

(i)            any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement, in each case entered into in accordance with or otherwise permitted under this Agreement and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the UCC (or similar provisions under applicable foreign law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC (or similar provisions under applicable foreign law) notwithstanding such violation or invalidation;

(j)            any assets to the extent a security interest in such assets would result in material adverse tax consequences to the Lead Borrower, any of its direct or indirect Subsidiaries, as reasonably determined by the Lead Borrower in consultation with the Required DIP Lenders;

(k)            letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement);

(l)            any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(m)          any Excluded Accounts and any funds and other property held in or maintained in any such Excluded Accounts;

(n)           assets where the cost of obtaining a security interest therein exceeds the practical benefit to the DIP Lenders afforded thereby as mutually agreed by the Borrowers and the Required DIP Lenders; and

(o)           any other assets mutually agreed by the Borrowers and the Required DIP Lenders on, prior to or following the Effective Date (in their sole discretion);

provided, that notwithstanding the foregoing clauses (a) through (o), proceeds of Excluded Collateral shall be Collateral to the extent such proceeds are received by any Borrower or any Guarantor and do not otherwise constitute Excluded Collateral.

“Excluded Guarantor” means, at any time, any Guarantor that is organized in an Excluded Jurisdiction at such time.

“Excluded Jurisdiction” means any jurisdiction listed on Schedule B, as modified from time to time in accordance with Section 5.10(c).

“Excluded Subsidiary” means, at any time: (a) Rowan Rex; (b) each Person that is a Subsidiary on the Effective Date or that becomes a Subsidiary after the Effective Date if as of the time such Person becomes a Subsidiary, as applicable, such Subsidiary’s guaranty is prohibited by (i) any Governmental Authority with authority over such Subsidiary, (ii) Applicable Law or regulation or analogous restriction, or such Subsidiary’s Guaranty would result in substantial risk to the officers or directors of such Subsidiary of civil or criminal liability or (iii) contractual restrictions not entered into in contemplation of such Subsidiary providing a Guaranty (and entered into in contemplation of, or following entry of, the Commitment Letter and/or the DIP Facility) (c) each Person that is a Subsidiary on the Effective Date or that becomes a Subsidiary after the Effective Date and that, in each case, at such time, is not wholly owned directly or indirectly by the Lead Borrower; provided that no Subsidiary that is wholly owned as of the Petition Date shall be or be deemed to be an “Excluded Subsidiary” under this clause (c) simply because a portion (but not all) of the Equity Interests in such Subsidiary are sold or otherwise transferred to any person other than any Borrower or a wholly owned Subsidiary, and, notwithstanding such sale, a portion (but not all) of the Equity Interests in such Subsidiary, to the extent such Subsidiary is a “Guarantor” it shall remain a “Guarantor”. The Excluded Subsidiaries as of the Effective Date are listed on Schedule 3.01(a).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), branch profits and franchise Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any DIP Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a DIP Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such DIP Lender with respect to an applicable interest in a DIP Loan or Commitment pursuant to a law in effect on the date on which (i) such DIP Lender acquires such interest in the DIP Loans or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Lead Borrower under Section 2.12) or (ii) such DIP Lender changes its lending office, except in each case to the extent that pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such DIP Lender’s assignor immediately before such DIP Lender became a party hereto or to such DIP Lender immediately before it changes its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended, including any subordinate legislation thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day; provided, further, that if no such rate is published on such next succeeding Business Day, the DIP Agent may, in its discretion, determine the Federal Funds Rate for such day by reference to the average rate charged to the DIP Agent on such day on such transactions as determined by the DIP Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.

“Fee Letter” means the Administrative Agent Fee Letter, dated as of August 11, 2020, by and among the Lead Borrower and the DIP Agent.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Liabilities” means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the Consolidated balance sheet of the Lead Borrower and its Consolidated Subsidiaries under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

“GAAP” means United States generally accepted accounting principles and policies as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, commission, board, instrumentality, regulatory body, court, central bank or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union).

“Governmental Requirements” means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any Governmental Authority.

“Guaranties” means (a) the U.S. Guaranty, and (b) any other guaranty agreement executed by one or more Guarantors in favor of the DIP Agent for the benefit of the holders of Obligations.

“Guarantors” means each Subsidiary of the Lead Borrower (a) that is as of the Effective Date, or after the Effective Date becomes, a Debtor, (b) that as of the Effective Date owns, or after the Effective Date becomes the owner of a Rig that is Collateral or the Equity Interest of any owner of Rig that is Collateral and in the case of each of clause (a) and (b) is not an Excluded Subsidiary, (c) Ensco Global Limited (Cayman Islands), Ensco Asia Company LLC (Texas LLC), Ensco Global II Ltd. (Cayman Islands), Ensco Global Limited (UK), Ensco Holdco Limited (UK), Ensco Services Limited (UK), RDC Malta Limited (Malta) and RDC Offshore Malta Limited (Malta) and (d) each Subsidiary of the Lead Borrower that executes a guaranty at the Lead Borrower’s election in accordance with Section 5.10. Schedule 3.01(a) identifies, which of the Lead Borrower’s Subsidiaries are (i) Debtors, (ii) Guarantors, (iii) Material Subsidiaries, (iv) Immaterial Subsidiaries and (v) Excluded Subsidiaries, in each case, as of the Effective Date.

“Hazardous Materials” means (a) any substance or material defined as a hazardous substance pursuant to any Environmental Law, (b) any substance or material regulated as a hazardous or solid waste pursuant to any Environmental Law, and (c) any other material or substance regulated under any Environmental Law due to its toxic, dangerous or deleterious properties or characteristics, including pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate swaps or options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“IACS” means the International Association of Classification Societies.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.

“ISSC” means an International Ship Security Certificate issued under the ISPS Code.

“Immaterial Subsidiary” means any Subsidiary that (a) is not a Material Subsidiary and (b) (i) owns assets having a book value of less than 5% individually, of the book value of all assets of the Lead Borrower and its Consolidated Subsidiaries, and (ii) has annual revenue less than 5% individually of the annual revenue of the Lead Borrower and its Consolidated Subsidiaries, in each case as of the last day of the most recently ended fiscal year for which financial statements are available or required to be delivered. For purposes of this definition, any intercompany equity investments, loans, advances, or receivables shall be deemed not to constitute “assets” of a Debtor.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or in connection with or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Initial Approved Budget” has the meaning specified in Section 3.01(i).

“Insufficiency” means, with respect to any Covered Plan, the amount, if any, by which the present value of the accrued benefits under such Covered Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any Disposition under a threat of such taking of, all or any part of any assets of any Borrower or any Guarantor.

“Interest Payment Date” means as to DIP Loans that have been made hereunder the last Business Day of each calendar month and the Maturity Date.

“Interest Rate” has the meaning specified in Section 2.05(b).

“Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition by such Person of any Equity Interest or Debt of any other Person, (b) loan or advance made by such Person to any other Person, (c) guaranty, assumption or other incurrence of liability by such Person of or for any Debt or other obligation of any other Person, (d) creation of any Debt owed to such Person by any other Person, or (e) capital contribution or other investment by such Person in any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment.

“Jersey FinCo” means Ensco Jersey Finance Limited, a company incorporated under the laws of Jersey and a direct wholly owned Subsidiary of the Lead Borrower.

“Jersey Loan Party” means Jersey FinCo and any Loan Party: (i) incorporated; (ii) established; (iii) constituted; and/or (iv) formed in Jersey.

“Jersey Security Agreement(s)” means: (a) the Jersey law security interest agreement between the Borrower and the DIP Agent over all of the issued and outstanding shares of Jersey FinCo; and (b) the Jersey law security interest agreement between Jersey FinCo and the DIP Agent over all present and future intangible movable property of Jersey FinCo situated in Jersey.

“Jersey Security Register” means the security interests register maintained under Part 8 of the SIJL.

“Joint Venture” means (a) the entities listed on Part E of Schedule 3.01(a) and (b) any other direct or indirect Subsidiary of the Lead Borrower which is not a wholly owned Subsidiary of the Lead Borrower or another wholly owned direct or indirect Subsidiary of the Lead Borrower and the business and management thereof is jointly controlled by the holders of the Equity Interests therein pursuant to customary joint venture arrangements.

“Lead Borrower” means Valaris.

“Lender Insolvency Event” means, with respect to any DIP Lender, that (a) such DIP Lender is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) such DIP Lender is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such DIP Lender, or such DIP Lender has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a DIP Lender under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation) shall not constitute a Lender Insolvency Event under this clause (b), or (c) such DIP Lender has become the subject of a Bail-in Action.

“Lien” means any mortgage, hypothec, hypothèque, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any agreement to grant any Lien, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a capital lease), whether or not filed, recorded or otherwise perfected under Applicable Law.

“Liquid Investments” means:

(a)           debt securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, with maturities of no more than two years from the date of acquisition;

(b)           commercial paper of a domestic issuer rated at the date of acquisition not less than P1 by Moody’s Investor Service, Inc., or A1 by S&P;

(c)            certificates of deposit, demand deposits, Eurodollar time deposits, overnight bank deposits, and bankers’ acceptances, with maturities of no more than two years from the date of acquisition, issued by any bank or trust company organized under the laws of the United States or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, and having capital and surplus aggregating at least $1,000,000,000;

(d)           corporate bonds, and municipal bonds of a domestic issuer rated at the date of acquisition Aaa by Moody’s Investor Service, Inc., or AAA by S&P, with maturities of no more than two years from the date of acquisition;

(e)            repurchase agreements secured by debt securities of the type described in part (a) above, the market value of which, including accrued interest, is not less than 100% of the amount of the repurchase agreement, with maturities of no more than two years from the date of acquisition, issued by or acquired from or through any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $1,000,000,000; and

(f)            investments, classified in accordance with GAAP as current assets of the Lead Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Loan Documents” means this Agreement, each Note (if any), each Guaranty, each Collateral Document, the Fee Letter, any intercreditor or subordination agreement entered into by any Credit Party or any Subsidiary of the Lead Borrower in connection with this Agreement or the other Loan Documents and all other documents or instruments executed and delivered in connection with this Agreement which the DIP Agent and the Lead Borrower designate in writing as a “Loan Document.”

“Loan Parties” means, at any time, the Borrowers and the Material Subsidiaries of any Borrower as of such time.

“Losses” has the meaning specified in Section 9.04(b).

“Material Adverse Change” means any event or occurrence which could reasonably be expected to result in a material adverse change in (i) the business, financial condition, operations or properties of the Loan Parties, taken as a whole, (ii) the ability of the Loan Parties to perform their respective material obligations under the Loan Documents, or (iii) the ability of the DIP Agent and the DIP Lenders to realize the material benefits intended to be provided by the Lead Borrower and the Guarantors under the Loan Documents, in each case of the foregoing clauses (i), (ii) and (iii), other than material adverse changes, events or occurrences arising from the commencement, existence or implementation of the Chapter 11 Cases or any English Proceeding in furtherance thereof.

“Material Contracts” means the present and future contracts entered into by any Debtor that satisfy the description included in clauses (a)(iii) or (a)(iv) of the definition of “Material Subsidiary”. The Material Contracts as of the Effective Date are listed on Schedule C.

“Material Litigation” means any action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Credit Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases and any action, suit, investigation or proceeding arising from the commencement and continuation of the Chapter 11 Cases or the consequences that would normally result from the commencement and continuation of the Chapter 11 Cases) that is not stayed and could reasonably be expected to result in a Material Adverse Change.

“Material Subsidiary” means (a) any Subsidiary that is a Guarantor and that satisfies one or more of the following criteria: (i) is an issuer, borrower or guarantor of any of the Prepetition Debt; (ii) either currently is, or in the future becomes, a charterer or an owner of any Owned Rig; (iii) either currently is, or in the future becomes, a party to any charterparty agreement, pool agreement, agreement to operate or drilling contract in respect of any Owned Rig (in each case, whether owned by such or another Guarantor or the Borrower); (iv) either currently is, or in the future becomes, a party to an agreement pursuant to which it manages a Third Party Rig; or (v) either currently has or in the future has intercompany receivables or other promissory notes or like receivables in an aggregate amount equal to greater than $50,000,000, and (b) any Subsidiary that owns the real property located at 620 Moulin Road, Broussard, LA 70518. The Material Subsidiaries as of the Effective Date are listed in Part B of Schedule 3.01(a).

“Maturity Date” means the earliest of (i) the Stated Maturity Date (ii) the date of acceleration of the DIP Loans and the termination of the DIP Lenders’ Commitments pursuant to the terms of this Agreement; (iii) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code, and which, for purposes hereof, shall be no later than the “effective date”) of any plan filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; and (iv) the consummation of a sale of all or substantially all of the assets of the Lead Borrower and the other Debtors under section 363 of the Bankruptcy Code.

“Moody’s” means Moody’s Investors Service, Inc. and any successor ratings agency.

“Mortgages” means each of the Rig Mortgages listed on Schedule D.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Lead Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA, to which the Lead Borrower or any ERISA Affiliate, and at least one employer other than the Lead Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Lead Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“Net Cash Proceeds” means, with respect to any event, cash proceeds in respect of such event, net of (a) the reasonable cash costs (including underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees and sales commissions) paid or reasonably estimated (to the extent reserves for such estimations are maintained in accordance with GAAP) to Persons that are not the Borrowers or any Subsidiary of any Borrower, (b) amounts required to be applied to the repayment of Debt (other than under this Agreement, any Prepetition Debt or any other Debt existing on the Petition Date that is listed on Schedule 6.03) secured on a senior basis to the Obligations by a Permitted Lien on the applicable asset or Property, and (c) in the case of any Specified Asset Sale, Disposition as described in Section 2.06(b)(iv), Insurance/Condemnation Event or Total Loss, Taxes paid or reasonably estimated to be paid as a result thereof (including, for the avoidance of doubt, as a result of any distribution of such proceeds to any Borrower or any Guarantor).

“NewBuild Debt” has the meaning set forth in the definition of “Permitted Debt”.

“Non-Consenting DIP Lender” has the meaning specified in Section 2.12(a).

“Non-Defaulting Lender” means, at any time, a DIP Lender that is not a Defaulting Lender.

“Non-Public Information” means any Information marked “Non-Public Information” or “Confidential” by any Credit Party pursuant to Section 9.10.

“Non-U.S. Plan Event” means, with respect to any employee benefit plan that is subject to the laws or applicable customs or rules of relevant jurisdictions other than the United States, the failure of such plan (i) to comply with such Applicable Law, (ii) to comply with any applicable registration, approval or qualification requirement of such laws or jurisdictions, (iii) if intended to qualify for special tax treatment, to comply with the requirements for such special tax treatment and (iv) to be maintained in good standing with applicable material requirements of the applicable jurisdictions.

“Note” means a promissory note of the Borrowers requested by any DIP Lender payable to the order of such DIP Lender, in substantially the form of Exhibit B, evidencing the Commitment of such DIP Lender.

“Noteholder Litigation” means any investigations, actions, claims or suits brought by any holders of the Borrower’s Prepetition Senior Notes against the Lead Borrower or any of its Affiliates or any of their respective directors, officers, employees, advisors, agents or representatives with respect to prepetition facts and circumstances (other than the DIP Facility), including the litigation filed on March 19, 2020, in Harris County District Court in Houston, Texas by UMB Bank relating to four series of bonds styled as UMB Bank Nat’l Ass’n v Rowan Cos. LLC, et al., No. 202018184-7 (Tex. Dist. Ct. Mar. 19, 2020).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all obligations (liquidated, contingent or otherwise) from time to time owed by the Borrowers and/or any Guarantor pursuant to any of the Loan Documents, including all principal of and interest (including, any capitalized interest), fees and premiums on the DIP Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, all other obligations, including fees, costs, expenses and indemnities (including, without limitation, any professional fees, costs, expenses and indemnities, including in connection with any exercise of remedies of the DIP Agent (or its designee), Security Trustee, the DIP Lenders and the other Secured Parties and, in each case, their professional advisors, in each case to the extent payable in accordance with the Loan Documents), whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the Guarantors under this Agreement and the other Loan Documents and the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the Guarantors under or pursuant to this Agreement and the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Borrower Obligations” has the meaning specified in Section 2.15(c).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any DIP Loan or Loan Document).

“Other Obligations” means, for any Person, as of any date of determination thereof, the aggregate amount, determined in accordance with GAAP as of such date, without duplication of any clause within this definition, all (a) obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for Tax purposes, in an amount equal to the base amount on which rental payments are measured minus the unpaid balance contributed, pledged, or otherwise provided by such Person or its Affiliates to collateralize the lessee’s obligations in connection with such lease and minus the principal amount of any of the lessor’s debt that such Person or its Affiliates have purchased; (b) the net cash payment obligations of such Person with respect to any forward sale contract for a commodity with respect to which such Person has received a prepayment by a counterparty thereto, provided that in no event shall “Other Obligations” include forward sales contracts that are entered into in the ordinary course of such Person’s trading business, if any, and not intended to function as a borrowing of funds; and (c) all guaranties of collection or payment of any obligation described in clauses (a) and (b) of any other Person; provided, however, that in no event shall “Other Obligations” include (i) any completion or performance guaranties (or similar guaranties that a project or a Subsidiary of such Person perform as planned) or (ii) pure operating leases entered in the ordinary course of business, including but not limited to pure operating leases of business equipment.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Owned Rig” means any vessel or mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship, and barge rig) that is now or hereafter owned by any Borrower and/or any of the Guarantors at such time. For the avoidance of doubt, any vessel or mobile offshore drilling unit which is under construction pursuant to a building contract or similar agreement entered into by a Borrower or Guarantor shall not be considered an “Owned Rig” until its delivery (or, if earlier, transfer of title) to such Borrower or Guarantor pursuant to the terms of such agreement.

“Parent Company” means, with respect to a DIP Lender, any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such DIP Lender.

“Participant Register” has the meaning specified in Section 9.06(e).

“Payment Office” means the office of the DIP Agent located at 500 Delaware Avenue, Wilmington, Delaware 19801, or such other office as the DIP Agent may designate by written notice to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) and set forth in, with respect to plan years ending prior to the effective date of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Permitted Borrower Jurisdiction” means England and Wales, Jersey or any other jurisdiction proposed by the Lead Borrower and that is reasonably acceptable to the Required DIP Lenders.

“Permitted Debt” means:

(a)            Debt incurred pursuant to this Agreement and the other Loan Documents;

(b)            Prepetition Debt and any other Debt existing on the Petition Date that is listed on Schedule 6.03;

(c)            Debt incurred under any interest rate agreements, foreign exchange agreements or derivative obligations entered into by any Subsidiary in the ordinary course of business, provided that such agreements and obligations are not for speculative purposes;

(d)            intercompany Debt; provided that, (i) any such intercompany Debt owing by (x) any Borrower or any Guarantor (other than any Excluded Guarantor, so long as it is subordinated to the Obligations pursuant to the DIP Order) shall be subordinated to the Obligations pursuant to a written subordination agreement substantially in the form set forth in Section 18 of the U.S. Guaranty; and (y) any Excluded Guarantor so long as it is subordinated to the Obligations pursuant to the DIP Order; and (ii) any such intercompany debt owed to a non-Guarantor by a Borrower or a Guarantor shall be permitted so long as it shall be subordinated pursuant to the DIP Order;

(e)            secured and unsecured Debt of Borrower and any Subsidiary in respect of bids, trade contracts, performance guarantees, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations, in each case provided in the ordinary course of business;

(f)            guarantees or other similar obligations (not described in clause (e) above) in an aggregate amount not to exceed $25,000,000 at any time outstanding, plus all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on such obligations;

(g)            secured or unsecured Debt in respect of credit cards or purchase cards not to exceed $2,500,000 at any time outstanding, plus all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on such obligations;

(h)            secured Debt in respect of Cash Management Services in an aggregate amount not to exceed $10,000,000 at any time outstanding, plus all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on such obligations;

(i)             any obligations and payments permitted or required to be made under (1) any order of the Bankruptcy Court, which, among other things, authorizes the Debtors to pay certain prepetition wages, benefits, and other amounts owing to employees, or (2) any order of a court of competent jurisdiction in relation to an English Proceeding, in each case to the extent constituting Debt in an aggregate amount with respect to sub-clause (2) not exceeding $5 million;

(j)             Debt incurred in the ordinary course of business to finance take-or-pay obligations contained in supply arrangements;

(k)            Debt to acquire, construct, renovate or upgrade any drilling rig or marine transportation in an aggregate amount not to exceed $15,000,000; provided that none of the Loan Parties shall guaranty such indebtedness to the extent incurred by any non-Guarantor or any Excluded Guarantor;

(l)             subject to the Required DIP Lenders’ prior written consent, any secured Debt incurred by the DS-13 and DS-14 Debtors pursuant to (x) the DS-13 NewBuild Contract and (y) the DS-14 NewBuild Contract, each as existing as of the Petition Date (collectively, the “NewBuild Debt”) and any guarantee thereof by the Borrower; provided that such guarantee shall be unsecured;

(m)           to the extent constituting Debt, Permitted Investments;

(n)           other secured Debt not otherwise permitted by clauses (a) through (m) above in an aggregate amount not to exceed $10,000,000 at any time outstanding; provided, that such Debt may not be secured by any Rigs owned by Material Subsidiaries, the Equity Interests in Rowan Rex, the Equity Interests in ARO or cash on deposit in any Specified Account;

(o)           other unsecured Debt not otherwise permitted by clauses (a) through (n) above in an aggregate amount not to exceed $10,000,000 at any time outstanding, plus all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on such obligations;

(p)            to the extent constituting Debt, prepayments for property or services under any drilling contract, pool agreement or charterparty agreement in the ordinary course of business;

(q)            other Debt not otherwise permitted by clauses (a) through (p) above in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(r)            extensions, refinancings, repayments and reborrowings, renewals or replacements of Debt permitted under clauses (a) – (r) above which, in the case of any such extension, refinancing, repayment and reborrowing, renewal or replacement, does not increase the amount of such Debt being extended, refinanced, repaid and reborrowed, renewed or replaced at any time of any such extension, refinancing, renewal or replacement, other than accrued and unpaid interest, cash fees and expenses (including premiums), or amounts to pay fees and expenses reasonably incurred, in each case, in connection with such extension, refinancing, repayment and reborrowing, renewal or replacement.

“Permitted Investments” means:

(a)            Liquid Investments; provided, that Liquid Investments in Specified Accounts shall be subject to a Control Agreement in favor of the DIP Agent; provided, further, that each Credit Party or any of its Subsidiaries may only hold Liquid Investments in reliance on this clause (a) in accounts established by and in the name of such Person (and of no other Person);

(b)            Investments in and contributions to non-Guarantor Subsidiaries, Excluded Guarantors and Joint Ventures, (w) in the ordinary course of business consistent with past practice for payroll, general overhead and administrative services, tax payments and cash management activities (x) to the extent required pursuant to the applicable joint venture agreement or other constituent agreement in accordance with the Cash Management Order, (y) in the case of ARO and Rowan Rex, to the extent required by the ARO JV Agreement, and, in addition, an amount up to the aggregate amount of any dividends, distributions or loan repayments previously received by Rowan Rex from ARO (including all amounts paid pursuant to the “Shareholder Instruments” (as defined in the ARO JV Agreement)), as of any date of determination, or (z) in accordance with the DIP Order, Cash Management Order, or the Approved Budget (subject to the Permitted Variance);

(c)            loans or advances to employees of the Lead Borrower or any of its Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Debtors (other than any Immaterial Subsidiary)) in the ordinary course of business in an aggregate outstanding principal amount not to exceed $1,000,000 at any time;

(d)            Investments received in settlement of amounts due to the Lead Borrower or any of its Subsidiaries effected in the ordinary course of business;

(e)            Investments in the ordinary course of business, or if not consistent with past practice, for a legitimate business purpose, among the Credit Parties that are not Excluded Guarantors;

(f)            Investments among the Lead Borrower and its Subsidiaries in effect as of the Effective Date and any amendment or extension of any such Investments that does not increase the amount of Investment (other than by payment of interest in kind) being amended or extended as determined as of such date of renewal or extension;

(g)            Investments by any Subsidiary that is not a Guarantor in any Guarantor;

(h)           subject to the limitations set forth in clauses (e) through (g) of this definition, Guaranties permitted under Section 6.03;

(i)             redemption, retirement, sinking fund or similar payment, purchase or acquisition for value, direct or indirect, of any stock or stock equivalents of the Lead Borrower or any of its Subsidiaries and repurchase, redemption or other acquisition for value of any stock or stock equivalents of the Lead Borrower or any Subsidiary held by any current or former officer, director or employee pursuant to any equity based compensation plan, equity subscription agreement, stock option agreement, shareholders agreement, or other similar arrangement, in accordance with the Approved Budget (subject to Permitted Variance);

(j)             Investments not to exceed an amount necessary to fund the activities, costs and fees of any English Proceeding, including those of any administrators appointed thereby (including by funding into a bank account held by or on behalf of the administrators such amounts required by the administrators to undertake this role);

(k)            Investments received in consideration for a Disposition permitted by Section 6.05 but solely to the extent permitted to be received as non-cash consideration under Section 6.05;

(l)             Investments by the Lead Borrower or any other Loan Party in any Subsidiary that has been incorporated for the purpose of implementing any plan filed in the Chapter 11 Cases and/or an English Proceeding, in an amount not to exceed the lesser of (i) $100,000 and (ii) the amount strictly necessary in order to incorporate and/or establish such Subsidiary under Applicable Law;

(m)           to the extent constituting an Investment, any Permitted Debt; and

(n)            any other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding.

“Permitted Liens” means

(a)            Liens for Taxes, assessments or governmental charges or levies on Property of the Lead Borrower or a Subsidiary, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Lead Borrower or such Subsidiary;

(b)            Liens that are imposed by law in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, statutory landlord liens, maritime liens (in each case to the extent permitted under sub-section (b) of the definition of “Permitted Rig Liens”) and other similar liens, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Lead Borrower or the appropriate Subsidiary;

(c)            Liens arising in the ordinary course of business out of or in connection with pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, social security retirement benefits or other forms of governmental insurance;

(d)            Liens created by any of the Loan Documents (including, for the avoidance of doubt, the Carve-Out) or other collateral arrangement required by the Loan Documents to secure the Obligations;

(e)            minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Lead Borrower or any Subsidiary, in each case which do not interfere with the ordinary conduct of business, and which do not materially detract from the value of the property which they affect;

(f)            any right of set-off arising under common law or by statute;

(g)            Liens arising from judgments, decrees, arbitration awards or attachments in existence not more than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered by insurance;

(h)            Liens against real property with respect to which the Lead Borrower or any Subsidiary has been granted easements, rights-of-way or other real estate interests, which have been created or incurred prior to the acquisition by the Lead Borrower or such Subsidiary of such easements, rights-of-way or other real estate interests, or thereafter by the Persons from whom the Lead Borrower or such Subsidiary obtains such real estate interests and their successors and assigns (other than the Lead Borrower or any Subsidiary);

(i)             Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by the Lead Borrower or its Subsidiaries in the ordinary course of business;

(j)             Liens existing on the Effective Date and listed on Schedule 6.02 and Liens incurred pursuant to subsequent permitted extensions, refinancings, or renewals of the underlying obligations secured by such Liens, provided that no additional assets of the Lead Borrower or any of its Subsidiaries are pledged in support thereof and that the underlying obligations do not increase

(k)            Liens to secure Permitted Debt recorded as capital leases in accordance with GAAP;

(l)             Liens to secure supersedeas bonds, appeal bonds and similar obligations in an aggregate outstanding amount not to exceed $100,000,000 at any time;

(m)           Liens arising under paragraph 99 of Schedule B1 of the Insolvency Act 1986 in relation to an English Proceeding in an aggregate amount not exceeding $5,000,000, or an amount in excess thereof with the consent of the Required DIP Lenders;

(n)            Permitted Rig Liens;

(o)            legal or equitable Liens deemed to exist by reason of negative pledge covenants and other covenants or undertakings of a like nature;

(p)            Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities (other than Debt) to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

(q)            Liens arising from the incurrence of secured Debt that constitutes Permitted Debt (including Liens on accounts used to cash collateralize Permitted Debt in respect of credit cards or purchase cards, hedging obligations, Cash Management Services or letters of credit, leases, statutory obligations, customs bonds and other similar obligations, in each case provided in the ordinary course of business), including, for the avoidance of doubt, Liens existing on the Petition Date in connection with the NewBuild Debt pursuant to clause (l) of the definition of Permitted Debt; and

(r)            any Liens on the Property of the Lead Borrower and its Subsidiaries not permitted in clauses (a) through (q) above; provided that the aggregate outstanding principal amount of Debt secured by all such Liens does not exceed, at the time of incurrence thereof, $20,000,000; provided, further that no Lien permitted under this clause (r) shall extend to Rigs owned by Material Subsidiaries, Equity Interests in Rowan Rex, Equity Interests in ARO or cash on deposit in any Specified Account;

provided that, notwithstanding anything in this definition of “Permitted Liens” or in any Loan Document to the contrary, in no event shall any Credit Party create, assume, incur or suffer to exist, or allow any Subsidiary to create, assume, incur or suffer to exist, any Lien on or in respect of any directly owned assets of Rowan Rex, including any “Shareholder Instrument” (as defined in the ARO JV Agreement), including the ARO Note, or any Equity Interests held by such Credit Party or Subsidiary, as applicable, in Rowan Rex.

“Permitted Rig Liens” means:

(a)            with respect to U.S.-flag vessels, “preferred maritime liens” as defined in 46 U.S. §31301, and, with respect to non-U.S.-flag vessels, those maritime liens that are given preferred status over a mortgage under the laws of the applicable foreign-flag jurisdiction, in each case arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor; and

(b)            shipyard liens and other liens arising by operation of law in the ordinary course of business in constructing, operating, maintaining and repairing the vessels, including any such liens for charters or leases of a vessel, for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, with such accruals as shall be required by GAAP having been made therefor, provided, that, in each case, such contest will, more likely than not, not result in (x) the sale, forfeiture, confiscation, distraint, seizure, or loss of any mortgaged vessels or any interest therein in the course of any such proceedings, or as a result of any such lien or (y) any materially adverse effect on the interests of any mortgagee under the applicable mortgage or security.

“Permitted Variance” has the meaning specified in Section 6.01.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

“Petition Date” has the meaning specified in the preamble to this Agreement.

“PIK Interest Rate” has the meaning specified in Section 2.05(b).

“Prepetition Debt” means Debt under the Prepetition Revolving Facility and the Prepetition Senior Notes.

“Prepetition Permitted Liens” means valid, properly perfected, enforceable and unavoidable Liens on Collateral existing as of the Petition Date or that are perfected as permitted by Section 546(b) of the Bankruptcy Code.

“Prepetition Revolving Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013, as amended, restated, extended, supplemented or otherwise modified from time to time prior to the Petition Date, by and among the Lead Borrower and Pride, as borrowers, the borrowers and guarantors party thereto from time to time, Citibank, N.A., as the administrative agent, and the banks party thereto from time to time.

“Prepetition Senior Notes” means, collectively, (a) each of the Pride Senior Notes, (b) the 7.20% Debentures due 2027 issued by EII, (c) the 3.00% exchangeable senior notes of due 2024 issued by Ensco plc and Jersey FinCo, (d) the 4.70% senior unsecured notes due 2021 issued by the Lead Borrower, (e) the 8.00% senior unsecured notes due 2024 issued by the Lead Borrower, (f) the 4.50% senior unsecured notes due 2024 issued by the Lead Borrower, (g) the 5.20% senior unsecured notes due 2025 issued by the Lead Borrower, (h) the 7.75% senior unsecured notes due 2026 issued by the Lead Borrower, (i) the 5.75% senior unsecured notes due 2044 issued by the Lead Borrower, (j) the 4.875% senior unsecured notes due 2022 issued by the Lead Borrower, (k) the 4.75% senior unsecured notes due 2024 issued by the Lead Borrower, (l) the 7.375% senior unsecured notes due 2025 issued by the Lead Borrower, (m) the 5.40% senior unsecured notes due 2042 issued by the Lead Borrower, and (n) the 5.85% senior unsecured notes due 2044 issued by the Lead Borrower.

“Pride” means Pride International, Inc., a Delaware limited liability company and indirect wholly owned Subsidiary of the Lead Borrower.

“Pride Indenture” means the Indenture dated July 1, 2004 by and between Pride and the Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by the Second Supplemental Indenture dated as of June 2, 2009 and the Third Supplemental Indenture dated as of August 6, 2010 and the Fourth Supplemental Indenture dated as of May 31, 2011.

“Pride Senior Notes” means (a) the 6.875% senior unsecured notes due 2020 issued by Pride in an aggregate principal amount of $900,000,000 issued and sold pursuant to the Pride Indenture and (b) the 7.875% senior unsecured notes due 2040 issued by Pride in an aggregate principal amount of $300,000,000 issued and sold pursuant the Pride Indenture.

“Proceeds Certificate” means, a certificate of a Responsible Person of the Lead Borrower substantially in the form of Exhibit F delivered to the DIP Agent and the Required DIP Lenders in accordance with the terms and conditions set forth in Section 2.06(b).

“Process Agent” has the meaning specified in Section 9.14.

“Property” or “asset” (in either case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Ratable Portion” means, as to any DIP Lender on any date, (a) the amount obtained by dividing (i) such DIP Lender’s Commitment on such date by (ii) the aggregate amount on such date of all Commitments of all of the DIP Lenders, or (b) if no Commitments exist on such date, the amount obtained by dividing (i) such DIP Lender’s Commitment on the day immediately prior to the termination of the Commitments by (ii) the aggregate amount of all Commitments of all of the DIP Lenders on such day.

“Recipient” means (a) the DIP Agent and (b) any DIP Lender, as applicable.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning specified in Section 9.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys and representatives of such Person and of such Person’s Affiliates.

“Remedies Notice Period” has the meaning specified in Section 7.01.

“Required DIP Lenders” means, at any time any two or more unaffiliated DIP Lenders holding DIP Loans and unused Commitments representing greater than 50% of the sum of the aggregate principal amount of outstanding DIP Loans plus the then unused Commitments; provided that Defaulting Lenders shall not be permitted to vote in respect of amendments, waivers, determinations, consents, or notifications hereunder or under any other Loan Documents other than as set forth in Section 9.01(b).

“Requisition” means (a) any expropriation, confiscation, requisition (excluding a requisition for hire or use which does not involve a requisition for title) or acquisition of an Owned Rig, whether for full consideration, a consideration less than its fair market value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any Governmental Authority or official authority or by any person or persons claiming to be or to represent a Governmental Authority and (b) any capture or seizure of an Owned Rig (including any hijacking, piracy, theft, condemnation, destruction, abandonment, or arrest) by any person whatsoever.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Responsible Person” means any of the president, any vice president, any senior vice president, any executive vice president, the chief executive officer, the chief financial officer, or controller, as the case may be, of the Lead Borrower and any other representatives of the Lead Borrower as may be designated by any one of the foregoing Persons with the consent of the DIP Agent.

“Restricted Payment” means with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Restructuring Support Agreement” means the Restructuring Support Agreement dated as of August 18, 2020, among the Lead Borrower, certain of the Borrower’s Subsidiaries and the Consenting Noteholders (as defined therein) party thereto, and all annexes, attachments and exhibits thereto, as amended in accordance with the terms thereof.

“Rig” means any Owned Rig or Third Party Rig as the context may require.

“Rig Mortgages” has the meaning specified in Section 8.01(c).

“Rowan Rex” means Rowan Rex Limited, a limited company organized and existing under the laws of the British Overseas Territory of the Cayman Islands.

“Safety Management Certificate” has the meaning given to it in the ISM Code.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, or subject to any other sanctions program administered by the United States of America or the United Kingdom, the European Union, Switzerland and/or the United Nations.

“Sanctioned Person” means (a) a Person or vessel named on or, to the knowledge of any Borrower, 50% or more (directly or indirectly through economic or voting means) owned (in the aggregate) or controlled by a Person named on, (i) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (ii) the lists maintained by the United Nations Security Council available at https://www.un.org/securitycouncil/content/un-sc-consolidated-list, or as otherwise published from time to time, (iii) the lists maintained by the European Union available at https://eeas.europa.eu/headquarters/headquarters-homepage_en/8442/Consolidated%20list%20of%20sanctions, or as otherwise published from time to time, (iv) the lists maintained by Her Majesty’s Treasury available at https://ofsistorage.blob.core.windows.net/publishlive/ConList.html, or as otherwise published from time to time, (v) any other sanctions list maintained by the entities specified in clauses (i) through (iv) above, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person located, organized, or resident in a Sanctioned Country.

“Sanctions” shall mean economic, financial, or trade sanctions, requirements or embargoes imposed, administered or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union and its Member States, Her Majesty’s Treasury or the State Secretariat for Economic Affairs of Switzerland (SECO) and/or the Swiss Directorate of International Law (DIL).

“Secured Parties” means the DIP Lenders, the DIP Agent and any other holder of any Obligation.

“Security Trustee” has the meaning specified in Section 8.01(c).

“SIJL” means the Security Interests (Jersey) Law 2012.

“Specified Accounts” has the meaning specified in Schedule E.

“Specified Asset Sale” means (a) any Disposition (other than Dispositions made in reliance on Section 6.05(a), (c), Section 6.05(e), (f), (h), (i), (j), (l) and (m)) and (b) any issuance of Equity Interests by any Guarantor, in each case of the foregoing clauses (a) and (b). The term “Specified Asset Sale” shall not include any Insurance/Condemnation Event or Total Loss.

“Standard & Poor’s” means Standard & Poor’s Financial Services LLC, and any successor ratings agency.

“Stated Maturity Date” means August 17, 2021, or, if such date is not a Business Day, the first Business Day immediately preceding such date.

“Sterling” and the sign “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of any Person means any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding capital stock or other Equity Interests having ordinary voting power (irrespective of whether or not at the time capital stock or other Equity Interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the occurrence of any contingency) is at the time owned directly or indirectly by such Person and, in respect of an entity incorporated in Jersey, means a subsidiary within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991. Unless otherwise provided or the context otherwise requires, the terms “Subsidiary” and “Subsidiaries” refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Superpriority Claim” means allowed joint and several superpriority administrative expense claims in the Chapter 11 Cases pursuant to section 364(c)(1) of the Bankruptcy Code, subject only to the Carve-Out and having priority over any and all other administrative expenses of and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all other administrative expenses and claims of the kind specified in, ordered pursuant to, or arising under or in connection with sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503(b), 506(c), 507(a), 507(b), 546(c), 552, 726, 1113 or 1114 or any other provision of the Bankruptcy Code, and having full recourse against all assets of the Debtors, including all proceeds of Avoidance Actions.

“Swiss Subsidiary” means any Subsidiary of the Lead Borrower incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to art 9 of the Swiss Withholding Tax Act.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Lead Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a “substantial employer”, as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Lead Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) any failure to comply with the Pension Funding Rules, whether or not waived, or there shall arise any Lien in favor of the PBGC or a Covered Plan on the assets of any the Lead Borrower or any ERISA Affiliate, or (d)  the determination that any Covered Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 or 432 of the Code or Sections 303 or 305 of ERISA, or (e) the withdrawal of the Lead Borrower or any ERISA Affiliate, in a complete or partial withdrawal, from, or the insolvency, within the meaning of Section 4245 of ERISA, (or notification of such insolvency) of, a Multiemployer Plan (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon, the Lead Borrower or any ERISA Affiliate, (g) the distribution of a notice of intent to terminate a Covered Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Covered Plan amendment as a termination under Section 4041 of ERISA, or (h) the institution of proceedings to terminate a Covered Plan by the PBGC under Section 4042 of ERISA, or (i) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Covered Plan.

“Test Date” means every other date on which a Budget Variance Report is delivered in accordance with Section 5.01(m), commencing with the date of delivery of the Budget Variance Report delivered during the fourth week after the week in which the Effective Date occurs, and, for the avoidance of doubt, each subsequent Test Date shall occur every four weeks after such initial Test Date.

“Test Period” means each four week period (or such other period, with respect to the first and second Budget Variance Report, beginning on the Effective Date and ending on the Saturday last ended prior to the date the first and second Budget Variance Report, as applicable, is delivered) covered in each Budget Variance Report, commencing with the Budget Variance Report delivered during the fourth week commencing after the week in which the Effective Date occurs.

“Third Party Rig” means any vessel or mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship, and barge rig) that is now or hereafter managed by any Borrower or any Guarantor but is not an Owned Rig.

“Total Loss” means, in relation to an Owned Rig, (a) actual, constructive, compromised, agreed, arranged or other total loss of that Owned Rig or (b) any Requisition, unless that Owned Rig is returned to the full control of the relevant Material Subsidiary within 30 days of such Requisition.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“UK” and “United Kingdom” each mean the United Kingdom of Great Britain and Northern Ireland.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing DIP Lender, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administrative or other insolvency proceedings).

“UK Bribery Act” means the Bribery Act of the United Kingdom 2010 as amended, including any subordinate legislation thereunder.

“UK Debenture” means that certain debenture, dated as of the date hereof, by and among the Borrowers party thereto from time to time, the Guarantors party thereto from time to time and the DIP Agent.

“Undrawn Commitment Fee” has the meaning specified in Section 2.03(a).

“U.S. Guaranty” means the Guaranty, dated as of the date hereof, executed by each of the Guarantors party thereto from time to time in favor of the DIP Agent, for the benefit of the holders of Obligations substantially in the form of Exhibit H.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledge and Security Agreement” means that certain U.S. Pledge and Security Agreement, dated as of the date hereof, by and among the Borrowers party thereto from time to time, the Guarantors party thereto from time to time and the DIP Agent.

“Valaris” has the meaning specified in the preamble to this Agreement.

“VAT” means (a) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), (b) to the extent not included in (a), any value added tax imposed by the UK Value Added Tax Act 1994 and legislation and regulations supplemental thereto, and (c) any other Tax of a similar nature to the Taxes referred to in (a) or (b), whether imposed in a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in (a) or (b) or imposed elsewhere, including, without limitation, any goods and services tax as provided for under the Goods and Services Tax (Jersey) Law 2007.

“Vessel Security Agreement” means that certain Vessel Security Agreement, dated as of the date hereof, by and among the Guarantors from time to time party thereto and the DIP Agent.

“Voting Stock” means, with respect to any company or corporation, the outstanding shares or stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right to so vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified under Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means:

(a)            in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)           in relation to any UK Bail-In Legislation:

(i)            any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)           any similar or analogous powers under that UK Bail-In Legislation.

Section 1.02        Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless otherwise indicated, all references to a particular time are references to New York City time.

Section 1.03        Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if any Borrower, by notice to the DIP Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Required DIP Lenders, by notice from the DIP Agent to any Borrower, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith in a manner satisfactory to the Lead Borrower and the Required DIP Lenders. Notwithstanding the foregoing or any other provision contained herein or any other Loan Document, any lease (or similar arrangement) that would have been characterized, classified or reclassified as an operating lease in accordance with GAAP prior to the date of the Lead Borrower’s adoption of Accounting Standards Codification 842 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) (whether or not such lease was in effect on such date) shall be deemed not to constitute a capital lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Lead Borrower’s Consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Lead Borrower’s adoption of Accounting Standards Codification 842.

Section 1.04      Miscellaneous. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The term “including” shall mean “including, without limitation,”, the term “include” shall mean “include, without limitation,” and the term “includes” shall mean “includes, without limitation,”. Unless the context requires otherwise any definition of or reference to any agreement, instrument, other document or order herein shall be construed as referring to such agreement, instrument, other document or order as amended, restated, amended and restated, or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, amendments and restatements or other modifications set forth herein).

Section 1.05      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.06      DIP Agent; Required DIP Lenders. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents: (a) any notice required to be delivered by any Credit Party to the DIP Agent shall also be required to be delivered to the Required DIP Lenders in accordance with Section 9.02 and (b) whether or not expressly set forth in any provision of this Agreement or any other Loan Document, the DIP Agent shall not grant any consent or waiver or take other actions or refrain from taking actions under the Loan Documents without the consent of the Required DIP Lenders (it being acknowledged and agreed by the DIP Lenders and the DIP Agent that the Credit Parties may rely on, without further inquiry, any written consent, written waiver, written document or written instruction provided by the DIP Agent to any of the Credit Parties hereunder).

Section 1.07      Jersey Terms. In each Loan Document, where it relates to a person, at any relevant time: (i) incorporated (or dissolved) under the Companies (Jersey) Law 1991; (ii) established, constituted or formed in Jersey; (iii) which carries on, or has carried on, business in Jersey; or (iv) that has immovable property at such time in Jersey, a reference to:

(a)            a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, “bankruptcy” (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991 and any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991;

(b)            a “liquidator”, “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other person performing the same function of each of the foregoing;

(c)            “Security” or a “security interest” includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or the SIJL and any related legislation; and

(d)            any equivalent or analogous procedure or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or step being taken in connection with an application for a declaration of en désastre being made in respect of any Property of such person (or the making of such declaration).

Article II
AMOUNT AND TERMS OF THE DIP LOANS

Section 2.01      The DIP Loans. On the terms and subject to the conditions contained in this Agreement and the DIP Order, each DIP Lender severally agrees to make term loans to any Borrower on or following the Effective Date in an aggregate principal amount that will not result in (a) such DIP Lender’s DIP Loans to exceed such DIP Lender’s Commitments and (b) the total DIP Loans to exceed the total Commitments. The DIP Loans shall (i) be made at any time and from time to time on any Business Day during the period from the Effective Date until the Maturity Date, (ii) be denominated in Dollars or, at the request of the applicable Borrower and the option of the applicable DIP Lenders, Euro or Sterling, (iii) on the Effective Date following the entry of the DIP Order, not cause the principal amount of all DIP Loans then outstanding to exceed $200,000,000, and (iv) be made in an aggregate amount not less than $25,000,000 (and in integral multiples of $5,000,000 in excess thereof) or such lesser amount equal to the remaining undrawn Commitments. Any amounts paid or prepaid in respect of the DIP Loans may not be reborrowed.

Section 2.02      Making the DIP Loans.

(a)            Notice of Borrowings. Each Borrowing shall be made on notice, given not later than noon (New York City time) five Business Days prior to the date of the proposed Borrowing, by the Lead Borrower to the DIP Agent with a copy to the Required DIP Lenders, which shall give to each DIP Lender prompt notice thereof by facsimile or in accordance with Section 9.02. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be given in accordance with Section 9.02, in substantially the form of Exhibit A, identifying therein the requested Borrowing and the (i) date of such Borrowing, (ii) aggregate amount of such Borrowing, (iii) the applicable Specified Account(s) into which such Borrowing shall be funded (it being acknowledged and agreed that all Borrowings shall be funded into a one or more Specified Accounts) and (iii) requested Currency of such Borrowing. Each Notice of Borrowing shall be irrevocable and binding on the Borrowers.

(b)            Funding of Borrowings. Each DIP Lender shall, before noon (New York City time) on the date of such Borrowing, make available to the DIP Agent at its Payment Office, in same day funds, such DIP Lender’s Ratable Portion of such Borrowing. After the DIP Agent’s receipt of such funds and upon satisfaction or waiver of the applicable conditions set forth in Article III, the DIP Agent will make such funds available as set forth in the Notice of Borrowing.

(c)            Notes. Each DIP Lender, at its option, may request a Note of the Borrowers payable to the order of such DIP Lender, evidencing the indebtedness of the Borrowers to such DIP Lender resulting from DIP Loans owing by the Borrowers to such DIP Lender, in substantially the form of Exhibit B hereto.

Section 2.03      Fees.

(a)            Undrawn Commitment Fee. The Borrowers agree to pay to the DIP Agent for the account of each DIP Lender an undrawn commitment fee (“Undrawn Commitment Fee”) equal to 1.00% per annum on the average daily unused amount of such DIP Lender’s Commitment during the period from the Effective Date in the case of each DIP Lender listed on the signature pages hereof and from the effective date specified in the Assignment and Acceptance pursuant to which it became a DIP Lender in the case of each other DIP Lender until the date on which such DIP Lender’s Commitment terminates. Accrued Undrawn Commitment Fees shall be payable in kind by adding the amount thereof to the outstanding principal amount of the DIP Loans (which shall then accrue interest) of each DIP Lender monthly in arrears on or before the last day of each calendar month after the Effective Date (commencing month ending September 30, 2020) and on the Maturity Date. The Undrawn Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Anything herein to the contrary notwithstanding, during such period as a DIP Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any amount of the Undrawn Commitment Fee accruing during such period pursuant to this Section 2.03(a) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

(b)            Upfront Fee Credit. The Lead Borrower paid in full in cash an upfront fee to the DIP Lenders in an amount equal to 4% of the total Commitments or $20,000,000 on the date of execution of the Commitment Letter. The DIP Lenders hereby agree that the Borrowers will receive a credit for a portion of such upfront fee as the Restructuring Support Agreement was entered into by the Lead Borrower and the DIP Lenders as of the Petition Date, in an amount equal to 0.75% of the total Commitments or $3,750,000, which amount shall be credited against any interest, fees or expenses (other than professional fees and expenses) payable to the DIP Lenders under the Loan Documents (including, for the avoidance of doubt, any interest, fees or expenses that are permitted to be paid in kind under this Agreement). The fees incurred by the Borrowers pursuant to Section 2.03(a) and Section 2.03(b) will be treated by the DIP Lenders and the Borrowers as original issue discount for U.S. federal income tax purposes.

(c)            Agent Fees. The Borrowers shall pay to the DIP Agent the fees and expenses required to be paid to it in accordance with the terms of the Fee Letter, this Agreement and the other Loan Documents.

Section 2.04      Repayment. The Borrowers shall repay to each DIP Lender the then-unpaid principal of all of the DIP Loans owing to such DIP Lender on the Maturity Date.

Section 2.05      Interest.

(a)            Accrual of Interest. All DIP Loans shall bear interest on the unpaid principal amount thereof from the date such DIP Loans are made until paid in full, except as provided in clause (d) below, at a rate per annum equal to the Interest Rate.

(b)          Interest Rates and Payment Dates.      Except as otherwise provided in this Section 2.05, all outstanding DIP Loans shall bear interest for each day such DIP Loans shall be outstanding and such accrued and unpaid interest thereof shall be payable in arrears on each Interest Payment Date at a rate equal to 8.00% per annum (the “PIK Interest Rate”), which interest shall be paid on the applicable Interest Payment Date by adding the accrued and unpaid interest on the DIP Loans to the principal amount of the outstanding DIP Loans (which shall then accrue interest). Notwithstanding and without duplication of the foregoing, at the Borrowers’ written election (which may be via electronic mail) to the DIP Agent (such election, a “Cash Election Notice”), not later than noon (New York City time) at least two Business Days prior to the applicable Interest Payment Date, the Borrowers may elect to pay all (but not less than all) of the accrued and unpaid interest due and payable on the DIP Loans on the applicable Interest Payment Date, in cash, at a rate equal to 7.00% per annum (the “Cash Interest Rate” and together with the PIK Interest Rate, the “Interest Rate”); provided, that if the Interest Payment Date shall be the Stated Maturity Date, the Borrowers shall be deemed to have elected to pay all of the accrued and unpaid interest on the aggregate outstanding DIP Loans in cash at the Cash Interest Rate. Upon the occurrence and continuance of an Event of Default, the DIP Loans shall automatically bear interest at a rate per annum that is the rate that would otherwise be applicable thereto plus 2.0% (the “Default Rate”) from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment) in cash; provided, that interest incurred at the Default Rate otherwise due hereunder, notwithstanding anything else contained herein, shall be paid in cash on the applicable Interest Payment Date.

Section 2.06          Prepayments.

(a)          Optional. The Borrowers may, at any time upon at least three Business Days’ notice and on any Interest Payment Date, prepay in full or in part, without premium or penalty, the DIP Loans; provided that each such partial prepayment shall be in a minimum aggregate amount of $10,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the then outstanding principal amount of the DIP Loans).

(b)          Mandatory. Subject to the DIP Order:

(i)            If at any time (including concurrently with or immediately after giving effect to any reduction of Commitments pursuant to Section 2.11) the aggregate amount of all DIP Loans exceeds the aggregate Commitments under this Agreement, or the amount of DIP Loans of any DIP Lender exceeds such DIP Lender’s aggregate Commitments (including in each case after giving effect to any reduction of Commitments pursuant to Section 2.11), the Borrowers shall promptly and in any case (within one Business Day) prepay without premium or penalty, the principal amount of the DIP Loans ratably among the DIP Lenders in accordance with their respective Commitments in an aggregate principal amount sufficient to cause the aggregate amount of all DIP Loans to be less than or equal to the aggregate Commitments and the aggregate amount of the DIP Loans of any DIP Lender to be less than or equal to such DIP Lender’s aggregate Commitments (including after giving effect to any reduction of Commitments pursuant to Section 2.11).

(ii)            Not later than the third Business Day following the date of receipt by any Borrower or any Guarantor of any Net Cash Proceeds from any Specified Asset Sales, the Borrowers shall prepay the DIP Loans then outstanding in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may, on or prior to the date of the required prepayment, subject to the following sentence, deliver to the DIP Agent, a Proceeds Certificate certifying that the Borrowers intend to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of (x) if such Net Cash Proceeds are received by any Borrower or any Guarantor from Disposition of any Owned Rig, any Loan Party or (y) otherwise, any Credit Party (other than, in the case of each of (x) or (y), an Excluded Guarantor or, until such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand) on or prior to the date that is 180 days after receipt of such Net Cash Proceeds, and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Borrowers shall not be required to make such prepayment to the extent of the amount intended to be so reinvested as set forth in the Proceeds Certificate; provided, further, (i) to the extent that any such Net Cash Proceeds shall be reinvested, rather than applied to prepayment as set forth in this clause (ii), and were received by an Excluded Guarantor, such Excluded Guarantor shall dividend, distribute or otherwise transfer such Net Cash Proceeds to a Credit Party that is not an Excluded Guarantor as promptly as reasonably practicable, except to the extent that any such dividend, distribution or transfer (x) would be prohibited by any Applicable Laws, rules or regulations, but only to the extent of such prohibition, (y) would have a material adverse tax impact (determined in consultation with the Required DIP Lenders), but only with respect to amount subject to such impact or (z) would have a material loss due to currency conversion requirements that cannot be avoided by such Credit Party’s exercise of its commercially reasonable efforts (determined in consultation with the Required DIP Lenders) and (ii) any such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the DIP Loans as provided above promptly upon the expiration of such period; provided that the Borrowers shall not be required to prepay the DIP Loans if the aggregate Net Cash Proceeds from any such Specified Asset Sale is equal to or less than $500,000 (provided, however, that the foregoing $500,000 per Specified Asset Sales exclusion from prepayment shall not apply once the aggregate amount so excluded is $5,000,000 (but no prepayment (other than with respect to any Owned Rig) shall be due with respect to a Specified Asset Sales the extent the Net Cash Proceeds from any such Specified Asset Sale is equal to or less than $250,000)).

(iii)           Not later than the third Business Day following the date of receipt by any Borrower or any Guarantor of any Net Cash Proceeds from the incurrence of Debt not constituting Permitted Debt, the Borrowers shall prepay the DIP Loans then outstanding in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)          Not later than the third Business Day following the date of receipt by any Borrower or any Guarantor of any Net Cash Proceeds in respect of any Insurance/Condemnation Event or Total Loss, the Borrowers shall prepay the DIP Loans then outstanding in an aggregate amount equal to 100% of such Net Cash Proceeds to the extent such Net Cash Proceeds are not (A) otherwise required to be transferred or turned over to an Affiliate of any Borrower or any Guarantor, or any other third-party in connection with a previously binding contractual obligation that was not entered in contemplation of receipt of such Net Cash Proceeds; and (B) in respect of or related to the BOP Event; provided that, such so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers may, on or prior to the date of the required prepayment, subject to the following sentence, deliver to the DIP Agent, a Proceeds Certificate certifying that the Borrowers intend to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of (x) if such Net Cash Proceeds are received by any Borrower or any Guarantor from an Insurance/Condemnation Event or Total Loss in connection with any Owned Rig, any Loan Party or (y) otherwise, any Credit Party (other than, in the case of each of (x) or (y), an Excluded Guarantor or, until such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand) (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) on or prior to the date that is 180 days after receipt of such Net Cash Proceeds, and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Borrowers shall not be required to make such prepayment to the extent of the amount intended to be so reinvested as set forth in the Proceeds Certificate; provided, further, (i) to the extent that any such Net Cash Proceeds shall be reinvested, rather than applied to prepayment as set forth in this clause (iv), and were received by an Excluded Guarantor, such Excluded Guarantor shall dividend, distribute or otherwise transfer such Net Cash Proceeds to a Credit Party that is not an Excluded Guarantor as promptly as reasonably practicable, except to the extent that any such dividend, distribution or transfer (x) would be prohibited by any Applicable Laws, rules or regulations, but only to the extent of such prohibition, (y) would have a material adverse tax impact determined in consultation with the Required DIP Lenders, but only with respect to amount subject to such impact or (z) would have a material loss due to currency conversion requirements that cannot be avoided by such Credit Party’s exercise of its commercially reasonable efforts (determined in consultation with the Required DIP Lenders) and (ii) any such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the DIP Loans as provided above promptly upon the expiration of such period; provided that the Borrowers shall not be required to prepay the DIP Loans if the aggregate Net Cash Proceeds from any such Insurance/Condemnation Event or Total Loss is equal to or less than $500,000 (provided however that the foregoing $500,000 per Insurance/Condemnation Event or Total Loss exclusion from prepayment shall not apply once the aggregate amount so excluded is $5,000,000 (but no prepayment (other than with respect to any Owned Rig) shall be due to the extent the Net Cash Proceeds from any Insurance/Condemnation Event or Total Loss is equal to or less than $100,000)).

(v)           Not later than the third Business Day following the date of receipt by any Borrower or any Guarantor, excluding any amounts that are permitted to be withheld or otherwise cannot be Distributed to a Borrower or a Guarantor in accordance with Section 5.15(b), of any Net Cash Proceeds from any Disposition of:

(A)           the (1) Equity Interests in Rowan Rex or ARO or (2) the assets or Property of Rowan Rex (it being acknowledged and agreed that any repayment of any amounts due under any “Shareholder Instruments” as defined in the ARO JV Agreement by offset against liabilities shall not constitute Disposition of an asset of Rowan Rex) or ARO, the Borrowers shall, in each case, prepay the DIP Loans then outstanding in an aggregate amount equal to 100% of such Net Cash Proceeds; and

(B)            the (1) Equity Interests in any Joint Venture (other than ARO), (2) the assets or Property of any Joint Venture (other than ARO) or (3) any Owned Rig not constituting Collateral, the Borrowers shall, in each case, prepay the DIP Loans then outstanding in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that with respect to any such Dispositions described in this Section 2.06(b)(v)(B), the Borrowers shall not be required to prepay the DIP Loans in respect of such Disposition until the aggregate Net Cash Proceeds from all such Dispositions (or series of related Dispositions) equal $10,000,000 (but 100% of proceeds in excess of $10,000,000 shall be required to be prepaid) (provided however that the foregoing exclusion shall not apply to any single Disposition (or series of related Dispositions) resulting in greater than $3,000,000 in Net Cash Proceeds, as to which 100% of such Net Cash Proceeds of such Dispositions (or series of related Dispositions) shall be required to be prepaid (but no prepayment (other than with respect to any Owned Rig) shall be due to the extent the Net Cash Proceeds from any such Disposition (or series of related Dispositions) is less than or equal to $250,000)). By way of example, 100% of Net Cash Proceeds of any Disposition that result in greater than $3,000,000 in Net Cash Proceeds shall be required to prepay the DIP Loans and for any Disposition (resulting in less than $3,000,000 in Net Cash Proceeds), 100% of Net Cash proceeds for all such Dispositions in excess of $10,000,000 in the aggregate shall be required to prepay the DIP Loans (but no prepayment (other than with respect to any Owned Rig) shall be due to the extent the Net Cash Proceeds from any such Disposition is less than or equal to $250,000).

(c)           No Premium or Penalty. Prepayments permitted or required under this Section 2.06 shall be without premium or penalty.

Section 2.07           Increased Costs; Capital Adequacy, Etc.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any DIP Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any DIP Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or DIP Loans made by such DIP Lender or participation therein;

and the result of the foregoing shall be to increase the cost to any Recipient of making, funding or maintaining any DIP Loan (or of maintaining its obligation to make any such DIP Loan), or to reduce the amount of any sum received or receivable by such Recipient hereunder (whether of principal, interest, or any other amount), then the Borrowers shall from time to time, upon demand by such Recipient (with a copy of such demand to the DIP Agent), pay to the DIP Agent for the account of such Recipient, as the case may be, such additional amount or amounts sufficient to compensate such Recipient, as the case may be, without duplication of any amounts paid under Section 2.07(b), for such additional costs incurred or reduction suffered for such increased cost unless such DIP Lender shall have withdrawn its demand for additional compensation for such increased cost pursuant to Section 2.12(c); provided that such DIP Lender is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such DIP Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements. Such Recipient shall provide to the Lead Borrower a certificate setting forth the amounts to be paid by the Borrowers in accordance with (iii).

(b)            Capital Requirements. If any DIP Lender shall have determined that any Change in Law affecting such DIP Lender or such DIP Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such DIP Lender’s capital or on the capital of such DIP Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such DIP Lender or the DIP Loans made by such DIP Lender to a level below that which such DIP Lender or such DIP Lender’s holding company could have achieved but for such Change in Law (taking into consideration such DIP Lender’s policies and the policies of such DIP Lender’s holding company with respect to capital adequacy), such DIP Lender shall have the right to give prompt written notice and demand for payment of such additional amount or amounts as will compensate such DIP Lender or such DIP Lender’s holding company for any reduction actually suffered to the Borrowers with a copy to the DIP Agent (which notice and demand shall show in reasonable detail a description of the basis for such claim of compensation and the calculation of such additional amount or amounts as shall be required to compensate such DIP Lender or such DIP Lender’s holding company for any reduction actually suffered, which such amounts shall be conclusive and binding absent manifest error), although the failure to give any such notice shall not, unless such notice fails to set forth the information required above or is not delivered within the time period set forth in clause (e) below, release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.07(b); provided that such DIP Lender is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such DIP Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements. Subject to Section 2.12, the Borrowers shall pay such additional amount or amounts set forth in such notice.

(c)            Delay in Requests. No DIP Lender shall be entitled to recover increased costs pursuant to this Section 2.07, incurred or accruing more than 180 days prior to the date on which such DIP Lender sent to the applicable Borrower a written notice and demand for payment as specified in this Section 2.07 (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(d)          Applicability. This Section 2.07 does not apply to any increased cost or reduction in a rate of return as described in this Section 2.07 to the extent such increased cost or reduction in a rate of return is:

(i)             attributable to the breach by the relevant DIP Lender or its Affiliates of any law or regulation or the terms of any Loan Document;

(ii)            attributable to the application of or compliance with the International Convergence of Capital Measurement Standards published by the Basel Committee on Banking Supervision in June 2004 (but excluding any amendment arising out of Basel III) (“Basel II”) or any law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, DIP Lender or any of its Affiliates); or

(iii)           attributable to the application of or compliance with Basel III or CRD IV or any law or regulation which implements or applies Basel III or CRD IV, except to the extent the relevant DIP Lender confirms to the DIP Agent and the Lead Borrower that it is seeking to recover such payment or recovery to a similar extent from its other comparable borrowers generally where the facilities extended to such borrowers include a right for the DIP Lender to recover such costs, where:

(A)           “Basel III” means:

(1)            the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(2)            the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(3)            any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

(B)            “CRD IV” means:

(1)            Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and

(2)            Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

Section 2.08      Payments and Computations.

(a)            Payment Procedures. The Borrowers shall make each payment under any Loan Document not later than noon on the day when due in Dollars to the DIP Agent at its Payment Office in same day funds. The DIP Agent will as soon as practicable thereafter cause to be distributed like funds relating to the payment of principal, interest, or fees (other than amounts payable pursuant to Section 2.07, Section 2.09, Section 2.12 or Section 9.04) to the DIP Lenders, and like funds relating to the payment of any other amount payable to any DIP Lender, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.06(c), from and after the effective date specified in such Assignment and Acceptance, the DIP Agent shall make all payments hereunder and under the Notes (if any) in respect of the interest assigned thereby to the DIP Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. At the time of each payment of any principal of or interest on any Borrowing to the DIP Agent, the Borrowers shall notify the DIP Agent of the Borrowing to which such payment shall apply. In the absence of such notice, the DIP Agent may specify the Borrowing to which such payment shall apply. All of the Obligations of the Credit Parties under the Loan Documents shall be absolute and unconditional, and all payments to be made by the Credit Parties under the Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff.

(b)            Computations of Interest. (i) All computations of interest and of fees shall be made by the DIP Agent on the basis of the actual number of days elapsed (in each case calculated to include the first day but exclude the last day) over a year of 360 days. Each determination by the DIP Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)            Non-Business Day Payments. Whenever any payment hereunder or under the Notes (if any) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d)            Borrowers’ Default. Unless the DIP Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the DIP Lender hereunder that the Borrowers will not make such payment in full, the DIP Agent may assume that the Borrowers have made such payment in full to the DIP Agent on such date and the DIP Agent may, in reliance upon such assumption, cause to be distributed to each DIP Lender on such due date an amount equal to the amount then due such DIP Lender. If and to the extent the Borrowers shall not have so made such payment in full to the DIP Agent, each DIP Lender shall repay to the DIP Agent forthwith on demand such amount distributed to such DIP Lender together with interest thereon, for each day from the date such amount is distributed to such DIP Lender until the date such DIP Lender repays such amount to the DIP Agent, at the Federal Funds Rate.

Section 2.09      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of the Borrowers hereunder, under the Notes (if any) or any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any of the Borrowers or the applicable withholding agent shall be required by Applicable Law (as determined in good faith by the Lead Borrower or the applicable withholding agent) to deduct any Taxes from or in respect of any sum payable hereunder to any Recipient, then the Borrowers or the DIP Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as may be necessary so that after making all required deductions or withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.09) such Recipient receives an amount equal to the sum it would have received had no such deductions been made.

(b)            Payment of Other Taxes by the Borrowers. In addition, the Borrowers agree to timely pay all Other Taxes to the relevant Governmental Authority, or if the DIP Agent elects, to timely reimburse it for the payment of any Other Taxes.

(c)            Indemnification by the Borrowers. The Borrowers will indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including any Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, any liability (including penalties, interest and expenses) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a DIP Lender (with a copy to the DIP Agent), or by the DIP Agent on its own behalf or on behalf of a DIP Lender, shall be conclusive absent manifest error.

(d)            Indemnification by the DIP Lenders. Each DIP Lender shall severally indemnify the DIP Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such DIP Lender (but only to the extent that the Borrowers have not already indemnified the DIP Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such DIP Lender’s failure to comply with Section 9.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such DIP Lender, in each case, that are payable or paid by the DIP Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any DIP Lender by the DIP Agent shall be conclusive absent manifest error. Each DIP Lender hereby authorizes the DIP Agent to set off and apply any and all amounts at any time owing to such DIP Lender under any Loan Document or otherwise payable by the DIP Agent to the DIP Lenders from any other source against any amount due to the DIP Agent under this Section 2.09(d).

(e)            Evidence of Payments; Treatment of Certain Refunds. As soon as practicable after the date of any payment of Taxes by or at the direction of any of the Borrowers to a Governmental Authority pursuant to this Section, the Borrowers will furnish to the DIP Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof, if the relevant governmental authority provides a receipt, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the DIP Agent. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)             Status of DIP Lenders. Any DIP Lender that is legally entitled to an exemption from, a reduction of, or a refund of Indemnified Taxes with respect to payments made under any Loan Document shall use commercially reasonable efforts to deliver to the Lead Borrower and the DIP Agent, within 60 days of receiving a reasonable request by the Lead Borrower or the DIP Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the DIP Agent (and, unless required to be created or provided by the DIP Lender, provided to the relevant DIP Lender by the Lead Borrower or the DIP Agent at the time of the request in the English language) as will permit such payments to be made without, or with a reduced rate of, the relevant Indemnified Taxes or to permit the DIP Lender to receive a refund of such Taxes. In addition, any DIP Lender, if reasonably requested by the Lead Borrower or the DIP Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Lead Borrower or the DIP Agent as will enable the Borrowers or the DIP Agent to determine whether or not such DIP Lender is subject to withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of any such documentation shall not be required if in such applicable DIP Lender’s reasonable judgment such completion, execution or submission is reasonably expected to subject such DIP Lender to any material unreimbursed cost or expense or is reasonably expected to materially prejudice the legal or commercial position of such DIP Lender.

(g)          Notification of Changes. Any Borrower shall, promptly upon becoming aware that it must make a UK withholding or deduction (or that there is any change in the rate or the basis of such UK withholding or deduction), notify the DIP Agent accordingly. Similarly, a DIP Lender shall notify the DIP Agent promptly on becoming aware that any information concerning the relevant DIP Lender given to the Borrowers, the DIP Agent, or any relevant Governmental Authority pursuant to Section 2.09(f) above in relation to the DIP Lender’s status for withholding Tax purposes is or becomes incorrect. If the DIP Agent receives such notification from a DIP Lender it shall notify the Lead Borrower.

(h)          Value Added Tax.

(i)            All amounts expressed to be payable under a Loan Document by any party to a DIP Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, and accordingly, if VAT is or becomes chargeable on any supply made by any DIP Lender to any party under a Loan Document and such DIP Lender is required to account to the relevant tax authority for the VAT, that party must pay to such DIP Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such DIP Lender must promptly provide an appropriate VAT invoice to that party).

(ii)           If VAT is or becomes chargeable on any supply made by any DIP Lender or the DIP Agent (the “Supplier”) to any other DIP Lender or the DIP Agent (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)           (where the Supplier is the person required to account to the relevant Tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Section 2.09(h)(ii)(A)  applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant Tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)            (where the Recipient is the person required to account to the relevant Tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Tax authority in respect of that VAT.

(iii)          Where a Loan Document requires any party to reimburse or indemnify a DIP Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such DIP Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such DIP Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Tax authority.

(iv)          Any reference in this Section 2.09(h) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at such time or the relevant representative member (or head) of such group or unity (or fiscal unity) at such time (as the case may be) (the term “representative member” to have the same meaning as in the UK Value Added Tax Act 1994 or the corresponding meaning outside the UK).

(v)           In relation to any supply made by a DIP Lender or the DIP Agent to any party under any Loan Document, if reasonably requested by such DIP Lender or DIP Agent, that party shall promptly provide such DIP Lender or DIP Agent with details of that party’s VAT registration and other such information as is reasonably requested in connection with such DIP Lender’s or DIP Agent’s VAT reporting requirements in relation to such supply.

(vi)          Mitigation Obligations. If any Borrower is required to pay any Indemnified Taxes to any DIP Lender or any Governmental Authority for the account of any DIP Lender pursuant to this Section 2.09, then such DIP Lender shall (at the request of the Borrower) cooperate in good faith with the Borrowers in considering whether the DIP Lender could take any commercially reasonable actions to eliminate or reduce the payment of any Indemnified Taxes (in addition to its obligations relating to procedural formalities set out in Section 2.09(f) above) and, to the extent such DIP Lender so concludes, it will undertake such additional actions. Whether any such additional actions are commercially reasonable shall be determined by the DIP Lender. If a DIP Lender decides to take any such actions, the relevant Borrower agrees to pay all reasonable costs and expenses incurred by the relevant DIP Lender in connection with such actions.

(i)            Survival of Obligations. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.09 shall survive the payment in full of principal and interest hereunder and under the Notes.

(j)            Applicable Law. For purposes of this Section 2.09, the term “Applicable Law” includes FATCA.

Section 2.10      Sharing of Payments, Etc.

(a)            If any DIP Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the DIP Loans made by it (other than pursuant to Section 2.07, Section 2.09, Section 2.12, Section 2.14, Section 9.04, or Section 9.06) in excess of its ratable share of payments on account of the DIP Loans obtained by all the DIP Lenders, such DIP Lender shall forthwith notify the DIP Agent of such fact and purchase (for cash at face value) from the other DIP Lender participations in the DIP Loans made by them as shall be necessary to cause such purchasing DIP Lender to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing DIP Lender, such purchase from each DIP Lender shall be rescinded and such DIP Lender shall repay to the purchasing DIP Lender the purchase price to the extent of its ratable share (according to the proportion of (i) the amount of the participation purchased from such DIP Lender as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such DIP Lender’s ratable share (according to the proportion of (i) the amount of such DIP Lender’s required repayment to (ii) the total amount so recovered from the purchasing DIP Lender) of any interest or other amount paid or payable by the purchasing DIP Lender in respect of the total amount so recovered.

(b)            The Borrowers agree that any DIP Lender so purchasing a participation from another DIP Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such DIP Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 2.11      Ratable Reduction or Termination of the Commitments; Effect of Termination.

(a)            The Borrowers shall have the right, upon at least two Business Days’ notice to the DIP Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the DIP Lenders, provided that each partial reduction shall be in the aggregate amount of at least $10,000,000 or any whole multiple of $1,000,000 in excess thereof. Commitments terminated or reduced pursuant to the preceding sentence may not be reinstated.

(b)            Upon and at all times after any Commitment of any DIP Lender is terminated in whole pursuant to any provision of this Agreement, such Commitment shall be zero and such DIP Lender shall have no further obligation to make any DIP Loans.

Section 2.12      Replacement of DIP Lender; Additional Right to Terminate Commitments.

(a)            Generally. In the event that (i) any DIP Lender demands payment pursuant to Section 2.07 or Section 2.09, (ii)  any DIP Lender becomes a Defaulting Lender or (iii) any DIP Lender refuses to consent to any proposed amendment, modification, waiver or consent with respect to any provision hereof that requires the unanimous approval of all DIP Lenders, or the approval of each of the DIP Lenders affected thereby (in each case in accordance with Section 9.01), and the consent of the Required DIP Lenders shall have been obtained with respect to such amendment, modification, waiver or consent (such DIP Lender, a “Non-Consenting DIP Lender”), the Borrowers shall have the right, to either (x) replace such DIP Lender in accordance with the procedure set forth in Section 2.12(b) or (y) if no Event of Default or Default then exists, terminate such DIP Lender’s Commitment in accordance with the procedure set forth in Section 2.12(c); provided that no such replacement or termination shall be effected without, in the case of a replacement pursuant to Section 2.09(b), the prior written consent of the Required DIP Lenders (each such consent not to be unreasonably withheld, delayed or conditioned, but any withholding of consent by the Required DIP Lenders based on any good faith concern of the Required DIP Lenders regarding the creditworthiness of the replacement DIP Lender shall be deemed a reasonable withholding of consent).

(b)          Replacement of DIP Lenders. If the Borrowers determine to replace a DIP Lender pursuant to this Section 2.12(b), then the Borrowers may, at their sole expense and effort, upon notice to such DIP Lender and the DIP Agent, require such DIP Lender to assign and delegate (provided that the failure by any such DIP Lender that is a Defaulting Lender to execute an Assignment and Acceptance shall not render such assignment invalid), without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights (other than its existing rights to payments pursuant to Section 2.07 or Section 2.09) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another DIP Lender, if a DIP Lender accepts such assignment); provided that:

(i)            the Borrowers shall have paid to the DIP Agent the assignment fee (if any) specified in Section 9.06;

(ii)            the Borrowers shall have received the prior written consent of the DIP Agent (and, if a Commitment is being assigned, the DIP Lender), which consent shall not unreasonably be withheld, delayed or conditioned;

(iii)           such DIP Lender shall have received payment of an amount equal to the outstanding principal of its DIP Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iv)           in the case of any payments required to be made pursuant to Section 2.07, such assignment will result in a reduction in such compensation or payments;

(v)            such assignment does not conflict with Applicable Law; and

(vi)           in the case of any assignment resulting from a DIP Lender becoming a Non-Consenting DIP Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A DIP Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such DIP Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(c)            Termination of DIP Lender’s Commitment. In the event that the Borrowers determine to terminate a DIP Lender’s Commitment pursuant to this Section 2.12(c), the Borrowers shall have the right to terminate such DIP Lender’s Commitment and shall give notice to such DIP Lender of the Borrowers’ election to terminate (a copy of such notice to be sent to the DIP Agent), and such termination shall become effective on the date specified in such notice (which shall be 15 days after the date of such notice, provided that if the 15th day after the date of such notice is not a Business Day, the date specified in such notice shall be the first Business Day next succeeding such 15th day) unless such DIP Lender withdraws its demand or notice for increased costs or additional amounts (if such a demand or notice is the basis for the proposed termination). On the date of the termination of the Commitment of any DIP Lender pursuant to this Section 2.12(c), the Borrowers shall pay all amounts owed by the Borrowers to such DIP Lender under this Agreement and under the Note payable to such DIP Lender (if any) (including principal of and interest on the DIP Loans owed to such DIP Lender, accrued fees payable to such DIP Lender and amounts specified in such DIP Lender’s notice and demand (if any) delivered pursuant to Section 2.07 with respect to the period prior to such termination) and such DIP Lender shall thereupon cease to be a “DIP Lender” hereunder for all purposes and its Commitment shall be deemed terminated, except that such DIP Lender’s rights under Section 2.07 and Section 9.04 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “DIP Lender” hereunder.

Section 2.13      Certificates of DIP Lenders. Without limitation of the requirements of Section 2.07(b), any DIP Lender demanding or giving notice of amounts due to such DIP Lender under this Article II shall, as part of each demand or notice for payment required under this Article II, deliver to the Borrowers (with a copy to the DIP Agent) a certificate setting forth in reasonable detail the amount and basis of the increased costs or additional amounts payable to such DIP Lender hereunder, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

Section 2.14      Defaulting Lenders. If a DIP Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to such Defaulting Lender:

(a)            Defaulting Lender Waterfall. Any amount paid by the Borrowers or otherwise received by the DIP Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the DIP Agent in a segregated non-interest bearing account until (subject to Section 8.10) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the DIP Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the DIP Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to any DIP Lender under this Agreement, ratably among them in accordance with such amounts owed, third to the payment of post-default interest and then current interest due and payable to the DIP Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and sixth after the termination of the commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b)           Termination of Defaulting Lender Commitment. The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the DIP Agent (which will as soon as practicable notify the DIP Lender thereof), and in such event the provisions of (a) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the DIP Agent, or the non-defaulting DIP Lenders may have against such Defaulting Lender.

Section 2.15      Additional Borrowers; Relationship Among Borrowers; Joint and Several Liability.

(a)           At the Lead Borrower’s election, the Lead Borrower may cause one or more of its wholly and directly owned Subsidiaries that is formed in a Permitted Borrower Jurisdiction and is a Debtor to become a Borrower under this agreement by executing and delivering to the DIP Agent

(i)            a Borrower Counterpart, pursuant to which such Subsidiary shall be deemed to be a “Borrower” hereunder;

(ii)           (A) a joinder to the U.S. Pledge and Security Agreement, (B) a joinder to the U.S. Guaranty, (C) if such Borrower is organized in England and Wales, a joinder to the UK Debenture and (D) any other Loan Documents (or one or more joinders thereto) required under the Collateral Principles to be entered into by a Borrower, in each case, prior to or concurrently with such Subsidiary becoming a Borrower hereunder, substantially in the form of Loan Documents previously delivered to the DIP Agent and the DIP Lenders by other Borrowers or Material Subsidiaries organized in the same jurisdiction, (x) pursuant to which such Subsidiary agrees to be bound by the terms and provisions of any document delivered (or required to be delivered) to the DIP Agent and the DIP Lenders pursuant to this Section 2.15 and (y) and which, in each case, shall be effective to create a valid and, subject to the Collateral Principles, perfected security interest in the Collateral granted by such Borrower in favor of the DIP Agent, for the benefit of the Secured Parties, under such Loan Documents; and

(iii)          (A) the items identified in Section 3.01(b) with respect to each such Subsidiary, (B) legal opinions with respect to such Subsidiary’s entry into this Agreement and the other Loan Documents or joinders, dated as of the date such Subsidiary becomes a Borrower hereunder and addressed to the DIP Agent and the DIP Lenders and (C) if such Subsidiary is not organized under the laws of a State of the United States of America, evidence of appointment by such Subsidiary of the Process Agent as its domestic process agent.

(b)          All obligations among one or more Borrowers under this Agreement shall be joint and several. Each Borrower (other than the Lead Borrower) hereby irrevocably appoints the Lead Borrower as its agent for giving and receiving notices in connection with this Agreement and each other Loan Document. Any notice which might otherwise be valid or effective only if given by some or all Borrowers, or by any Borrower acting singly, shall be valid and effective if given only by the Lead Borrower, whether or not such other Borrower joints therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Lead Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

(c)            Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the DIP Agent and the DIP Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the DIP Order, the Obligations of each of the Borrowers under the provisions of this Section 2.15(c) constitute the irrevocable, absolute and unconditional liability of each of the Borrowers, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Borrower under this Agreement or any other Loan Document (collectively, the “Other Borrower Obligations”), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than a defense of indefeasible payment in full in cash and performance and full discharge hereunder or thereunder (other than contingent indemnification obligations as to which no claim has been made) and the expiration and termination of the Commitments of the DIP Lenders under this Agreement and the other Loan Documents), it being the intent of this Section 2.15 and this Agreement that the obligations of each Borrower under this Agreement shall be absolute and unconditional under any and all circumstances (other than indefeasible payment in full in cash and performance and full discharge hereunder or thereunder (other than contingent indemnification obligations as to which no claim has been made) and the expiration and termination of the Commitments of the DIP Lenders under this Agreement and the other Loan Documents). It is expressly agreed that the DIP Agent and/or the Required DIP Lenders may, at the times and otherwise in accordance with the Loan Documents, including the DIP Order, make demand for payment on or bring suit against any Borrower and/or any other party liable for all or any portion of the Obligations, jointly or severally, or any one or more of such parties or less than all parties and may compound with any Borrowers and any other guarantors or sureties of the Obligations for such sums or on such terms as the DIP Agent and/or the Required DIP Lenders may see fit and release any of such parties from all further liability to the DIP Agent and the DIP Lenders hereunder and may release any Collateral which now or hereafter may stand as security for the Obligations or any portion thereof without thereby impairing the rights of the DIP Agent and the DIP Lenders in any respect to demand, sue for, and collect the balance of the Obligations from any of such parties not so released. The provisions of this Section 2.15(c) shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. Any Indebtedness of any Credit Party permitted pursuant to clause (d) of the term Permitted Debt shall be subordinated to such Credit Party’s Obligations until the indefeasible payment and satisfaction in full in cash of all Obligations and the expiration and termination of the Commitments of the DIP Lenders under this Agreement and as more fully set forth in the U.S. Guaranty and the DIP Order.

(d)            Each Borrower hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Obligations (other than contingent indemnification obligations as to which no claim has been made) and the expiration and termination of the Commitments of the DIP Lenders under this Agreement and the other Loan Documents it shall not assert any claim and shall not exercise any right or remedy, direct or indirect, whether by subrogation or otherwise, against any other Borrower or any other Guarantor of any of the Obligations or any security for any of the Obligations (including in respect of any claims against any Borrower by reason of payments made hereunder, which shall be subordinate to any Obligations then or subsequently owed by such Borrower to the DIP Agent and the DIP Lenders).

Section 2.16     No use of proceeds in Switzerland. Each Borrower and each other Debtor shall ensure that at any time during the term of this Agreement no proceeds of any DIP Loan shall be on-lent or made otherwise available, directly or indirectly, to any Swiss Subsidiary, or, will otherwise be used or made available, directly or indirectly in each case in a manner which would constitute a "use of proceeds in Switzerland" (Mittelverwendung in der Schweiz) resulting in a reclassification of the Agreement in a bond or debenture as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained (in consultation with Required DIP Lenders’ tax counsel) confirming that such use of proceeds is permitted without payments under any Loan Document becoming subject to Swiss Withholding Tax.

Section 2.17     Minimum Interest Rate (Switzerland). The rates of interest provided in this Agreement are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in Section 2.05 or in other Sections of this Agreement, if any, is not and will not become subject to Swiss Withholding Tax and is not expected to become subject to Swiss Withholding Tax. This notwithstanding, if a Tax deduction is required by law in respect of any interest payable by any Credit Party under a Loan Document and should it be unlawful for any Swiss Subsidiary to comply with paragraph (a) of Section 2.09 for any reason, where this would otherwise be required by the terms of paragraph (a) of Section 2.09 then (i) the applicable interest rate in relation to such interest payment shall be the interest rate which would have applied to that interest payment as provided for by Section 2.05 divided by one minus the rate at which the relevant Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of one) and (ii) such Credit Party shall (A) pay the relevant interest at the adjusted rate in accordance with the preceding paragraph (i) and (B) make the Tax deduction on the interest so recalculated, and all references to a rate of interest under the Loan Documents shall be construed accordingly. Notwithstanding anything in this Section 2.17, the DIP Lenders’ rights under any other provision of this Agreement relating to Taxes shall remain in full force and effect.

Article III
CONDITIONS

Section 3.01     Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the other Loan Documents (other than the Fee Letter) are subject to the satisfaction of the following (the day when all such conditions have been satisfied or waived is herein referred to as the “Effective Date”):

(a)           Loan Documents. The DIP Agent shall have received the following with respect to the Lead Borrower and each Guarantor as of the Effective Date that is not an Excluded Guarantor:

(i)             this Agreement executed by the Lead Borrower, each DIP Lender and the DIP Agent;

(ii)            the U.S. Guaranty, executed by such Guarantors;

(iii)           the U.S. Pledge and Security Agreement, executed by such Guarantors;

(iv)           the Notes (if any) payable to the order of the DIP Lenders that requested Notes prior to the Effective Date, respectively, executed by the Lead Borrower;

(v)            the Mortgages set forth on Schedule D;

(vi)           the UK Debenture (England and Wales); and

(vii)          the Vessel Security Agreement.

(b)           Certificates of Authority. The DIP Agent shall have received a certificate of a Responsible Person of the Lead Borrower and each Guarantor as of the Effective Date that is not an Excluded Guarantor:

(i)            certifying that attached thereto is a true and complete copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of such Person as of the Effective Date;

(ii)            certifying that the certificate or articles of incorporation or other formation documents of such Credit Party have not been amended since the date of the last amendment thereto furnished pursuant clause (i) above;

(iii)           attaching a certificate as to the good standing (if applicable in such jurisdiction) of such Person;

(iv)          certifying that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of such Person, and where legally required, the shareholders of such Person, in each case authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party as of the Effective Date and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and

(v)            certifying as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Person.

(c)           Legal Opinions. The DIP Agent shall have received the customary opinions of Kirkland & Ellis LLP, United States counsel for the Debtors, Seward & Kissel LLP, Marshall Islands and Liberian counsel for the Debtors Akin Gump Strauss Hauer & Feld LLP, English counsel for the DIP Agent and local counsel legal opinions in each other applicable jurisdiction, from Debtors’ counsel or DIP Lenders’ counsel in such jurisdictions, according to the customary practice for such jurisdiction, in substance reasonably acceptable to the DIP Agent and the Required DIP Lenders addressing customary matters including, due authorization, capacity, consents, execution and delivery, status and incorporation, good standing (or the equivalent thereof, if any, in applicable foreign jurisdictions), legal validity, no conflicts with organizational documents or applicable law, no registration or filings, the enforceability of all Loan Documents entered into as of the Effective Date, and, where customary and applicable to the relevant entities, 1940 Act, Regulation T, U and X, margin stock, the creation of security interests outside of the United States as of the Effective Date, and enforcement of judgments.

(d)           “First Day Orders” and “Second Day Orders”. All “first day orders” entered in the Chapter 11 Cases on or about the time of commencement of the Chapter 11 Cases and all “second day orders” (if applicable) entered in the Chapter 11 Cases on or about the time of the second day hearing, shall be reasonably satisfactory in form and substance to the Required DIP Lenders.

(e)           DIP Order. The Bankruptcy Court shall have entered an order satisfactory to the DIP Agent and the Required DIP Lenders, which shall approve the DIP Facility, provide that the Obligations constitute Superpriority Claims and approve the granting to the DIP Agent Liens securing the DIP Facility with the priority specified herein, and provide that any Subsidiary of any Borrower that becomes a Debtor shall be bound by the terms of such order and the Loan Documents, which DIP Order shall not have been reversed, modified, amended, appealed, stayed or vacated, except with respect to any amendments or modifications that have been consented to by the Required DIP Lenders.

(f)            Cash Management Order. The Bankruptcy Court shall have entered the Cash Management Order (which shall be in form and substance reasonably satisfactory to the DIP Agent and the Required DIP Lenders), which Cash Management Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed.

(g)           Security Interest. Subject to the entry of the DIP Order and to the Collateral Principles, the security interests created in favor of the DIP Agent for the benefit of the Secured Parties under the Collateral Documents required to be delivered on or prior to the Effective Date constitute first priority perfected security interests (subject only to Prepetition Permitted Liens and any recording, registrations, filings or notices which may be required in connection with the UK Debenture or the U.S. Pledge and Security Agreement) in the Collateral referred to therein to the extent that the creation, perfection or priority, as applicable, is governed by the laws of the United States, any State thereof or any other jurisdiction under whose laws the Borrowers and the Material Subsidiaries are required to take action as of the Effective Date pursuant to the Collateral Principles.

(h)           Lien Searches. The DIP Agent shall have received the results of a recent Lien and judgment search in the relevant jurisdictions in the United States for the Lead Borrower and each Guarantor.

(i)            Initial Approved Budget and Business Plan. The DIP Agent shall have received a DIP Budget, dated as of a date not more than five Business Days prior to the Effective Date and covering the period beginning as of the week in which the Effective Date occurs through the week commencing 13 weeks thereafter; which shall be reasonably acceptable to the Required DIP Lenders (the “Initial Approved Budget”), dated as of a date not more than five Business Days prior to the Effective Date, and a business plan of the Lead Borrower reflecting projected income statements, capital expenditures, and assets for the next four fiscal quarters following the fiscal quarter during which the Effective Date occurs, reflecting such statements, expenditures and assets on quarterly basis (the “Business Plan”), to the DIP Agent, which shall be in form and substance reasonably satisfactory to the Required DIP Lenders (it being acknowledged and agreed that the Business Plan received by the DIP Agent on or about August 10, 2020 satisfies this condition in respect of the Business Plan);

(j)            Effective Date. (i) The Effective Date shall have occurred on or prior to September 30, 2020 and (ii) the Lead Borrower shall have not terminated the Commitment Letter and the Upfront Fee (as defined in the Commitment Letter) shall not be subject to any challenge or motion to or other application;

(k)           Material Litigation. As of the Petition Date, except as set forth on Schedule 3.01(k), there exists no Material Litigation.

(l)            Restrictions. Other than the DIP Order, there shall not exist any law, regulation, ruling, judgment, order, injunction or other restraint that prohibits, restricts or imposes a materially adverse condition on the DIP Facility or the exercise by the DIP Agent at the written direction of the Required DIP Lenders of its rights as a secured party with respect to any Owned Rig that constitutes Collateral and a material portion of the other Collateral.

(m)          No Trustee Appointment. No trustee, examiner, or receiver having expanded powers (beyond those set forth under section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed or designated with respect to any of the Debtors, their businesses, properties or assets.

(n)           Representations and Warranties. The representations and warranties under the Loan Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” or similar qualifier, true and correct in all respects) (other than such representation and warranty that by its terms refers to a specified earlier date, in which case such representation and warranty shall be true and correct in all material respects or all respects, as applicable, as of such earlier date).

(o)           No Default or Event of Default. No event has occurred and is continuing, or would result from such DIP Loan or the Borrowing of which such DIP Loan is a part or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both.

(p)           Documentary evidence that each Owned Rig:

(i)             is registered in the name of the relevant owner under the flag as listed on Schedule 4.15 without encumbrances other than Permitted Rig Liens; and;

(ii)            which is not in a laid-up status with its Approved Classification Society, maintains the Approved Classification with the Approved Classification Society free of all overdue recommendations and conditions of the Approved Classification Society; and;

(q)           with respect to any Owned Rig which is required to comply with the ISM Code and ISPS Code, copies of each such Owned Rig’s Safety Management Certificate and ISSC and the Document of Compliance related thereto.

(r)            Know Your Customer; USA Patriot Act. To the extent requested at least 10 Business Days prior to the Effective Date, the Lead Borrower shall have delivered the documentation and other information to each DIP Lender that are required by regulatory authorities under applicable “know your customer”, beneficial ownership and anti-money laundering rules and regulations, including the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001), at least three Business Days prior to the Effective Date.

(s)           Closing Certificate. The DIP Agent and the DIP Lenders shall have received a certificate from the chief financial officer of the Lead Borrower, directed to the DIP Agent and the DIP Lenders, certifying to compliance with the requirements of the truth of clauses (n) and (o) above.

Section 3.02     Conditions Precedent to All DIP Loans. The obligation of each DIP Lender to make DIP Loans (including on the Effective Date) pursuant to the terms and conditions of this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties. The representations and warranties under the Loan Documents shall be true and correct in all material respects (or in the case of representations and warranties with a “materiality” or similar qualifier, true and correct in all respects) immediately prior to, and after giving effect to, such funding (other than any such representation and warranty that by its terms refers to a specified earlier date, in which case such representation and warranty shall be true and correct in all material respects or all respects, as applicable, as of such earlier date);

(b)           Notice of Borrowing. The DIP Agent shall have received a Notice of Borrowing from the Borrowers (without duplication of the requirements set forth in Section 2.02(a), no later than five Business Days prior to the date of the requested Borrowing).

(c)           No Default or Event of Default. No event has occurred and is continuing, or would result from such DIP Loan or the Borrowing of which such DIP Loan is a part or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both; and

(d)           DIP Order. The DIP Order shall have been entered and be in full force and effect and shall not have been vacated, reversed, modified, amended, appealed or stayed in any respect, other than, with respect to any amendments or modifications, to the extent consented to by the Required DIP Lenders.

Section 3.03     Determinations Under Section 3.02. For purposes of determining compliance with the conditions specified in Section 3.02, each DIP Lender shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under Section 3.02 to be consented to or approved by or acceptable or satisfactory to DIP Lender or the DIP Agent, unless both (i) an officer of the DIP Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such DIP Lender prior to such DIP Loan specifying its objection thereto and (ii) such DIP Lender shall not have made available to the DIP Agent any portion of such DIP Loan.

Article IV
REPRESENTATIONS AND WARRANTIES

Each Borrower makes each of the following representations and warranties on behalf of itself and its applicable Subsidiaries referred to in such representations and warranties:

Section 4.01     Organization; Powers; Consents and Approvals. The Lead Borrower is a public limited company validly formed and validly existing under the laws of England and Wales. Each other Guarantor is duly organized, incorporated or validly formed, validly existing and (if applicable) in good standing in each case under the laws of its jurisdiction of incorporation or formation. Each Borrower and each Material Subsidiary has all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted and to enter into and perform its obligations under the Loan Documents to which it is a party and no Jersey Loan Party is conducting or has conducted any unauthorised financial services business for the purposes of the Financial Services (Jersey) Law 1998. Subject to any restrictions arising on account of such Material Subsidiary’s status as a Debtor under the Bankruptcy Code, each Material Subsidiary has all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted, except to the extent the failure to have such governmental licenses, authorizations, consents and approvals, could not reasonably be expected to have a Material Adverse Change, and to enter into and perform its obligations under the Loan Documents to which it is a party, if applicable.

Section 4.02     Authorization; No Approvals; No Conflicts. Subject to any restriction arising on account of any Debtor’s status as a Debtor under the Bankruptcy Code, any English Proceeding or any restriction on the Debtors as a result of any required approvals of the Bankruptcy Court, the execution, delivery and performance by each Borrower and each Guarantor of each Loan Document to which it is a party (a) are within each Borrower and each Guarantor’s powers, have been duly authorized by all necessary action of each Borrower and each Guarantor, (b) require, in respect of each Borrower and each Guarantor, no action by or in respect of (subject to the DIP Order), or filing with, any governmental body (other than such ordinary course of business filings or other filings in from time to time that may be required to comply with the express requirements of the Loan Documents), agency or official, (c) do not contravene, or constitute a default under, (i) any provision of law or regulation applicable to each Borrower and each Guarantor, (ii) Regulation T, U or X issued by the Federal Reserve Board, (iii) its Bylaws, Memorandum and Articles of Association, Articles of Incorporation, or other organizational or governing documents (in each case, to the extent enforceable after the Petition Date) including, without limitation, in respect of any Jersey Loan Party, any consents issued by the Jersey Financial Services Commission, (iv) any Material Contract or (v) any judgment, injunction, order, decree or agreement binding (in each case, to the extent enforceable after the Petition Date) upon such Borrower or such Guarantor except in a manner that could not reasonably be expected to have a Material Adverse Change, or (d) do not result in the creation or imposition of any Lien (other than a Lien created in connection with this Agreement or any other Loan Document or other Liens approved by order of the Bankruptcy Court) on any asset of each Borrower and each Guarantor or any of their Subsidiaries.

Section 4.03     Due Execution and Delivery; Enforceability. Subject to entry of the DIP Order, this Agreement, each Note, and each other Loan Document to which each Borrower and each Guarantor is a party have been duly executed and delivered by each Borrower and each Guarantor and constitute legal, valid and binding obligations of each Borrower and each Guarantor enforceable against each Borrower and each Guarantor in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04     Financial Statements; No Material Adverse Change.

(a)           The audited balance sheet of the Lead Borrower as of December 31, 2019, duly certified by the chief executive officer or the chief financial officer of the Lead Borrower fairly presents in all material respects the financial condition of the Lead Borrower as of such date and such balance sheet was prepared in accordance with GAAP, except as specifically noted therein.

(b)           The unaudited balance sheet of the Lead Borrower as of June 30, 2020 and the related unaudited statements of income and cash flows for the period from January 1, 2020 through June 30, 2020, certified by a financial or accounting officer of the Lead Borrower fairly present in all material respects, in conformity with GAAP except as otherwise expressly noted therein, the financial position of the Lead Borrower as of such date and its results of operations and changes in financial position for such period, subject to changes resulting from audit and normal year-end adjustments.

(c)           Since December 31, 2019, there has been no Material Adverse Change.

Section 4.05     Litigation. Other than any English Proceeding or as disclosed in Schedule 3.01(k), there has been no Material Litigation pending against any Credit Party or any Subsidiary of a Credit Party, or to the knowledge of any Credit Party threatened against such Credit Party or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Change or affect the legality, validity or enforceability of the Loan Documents.

Section 4.06     ERISA. No Termination Event or Non-U.S. Plan Event has occurred or is reasonably expected to occur that could reasonably be expected to cause a Material Adverse Change. Neither any Credit Party nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability exists that could reasonably be expected to cause a Material Adverse Change.

Section 4.07     Sanctions; Anti-Terrorism Laws; Anti-Money Laundering Laws; Anti-Corruption Laws.

(a)           No part of the proceeds of the DIP Loans will be used to fund any operations in, finance any investments or activities in or with, or make any payments to, a Sanctioned Person in any manner that would result in any violation by any Person (including any DIP Lender or the DIP Agent) of the Trading with the Enemy Act of 1917 (50 U.S.C. app. §§ 1-44), as amended, or the statutes, regulations, rules, and executive orders administered by OFAC, or any other sanctions program administered by (x) the United States of America or the United Kingdom or (y) to the extent any such sanctions program does not contradict applicable legislation of the United States of America or the United Kingdom including without limitation applicable sanctions, embargoes, or anti-boycott regulations, the European Union or the United Nations.

(b)           Neither the Borrowers nor any Subsidiary, nor to the knowledge of the Borrowers, any director, officer, or employee of the Borrowers or any Subsidiary (i) is, or will become, or is controlled by, a Sanctioned Person or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Sanctioned Person that would result in any violation of the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-07) or the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), as amended, or the statutes, regulations, rules, and executive orders administered by OFAC, or any other sanctions program administered by (x) the United States of America or the United Kingdom or (y) to the extent any such sanctions program does not contradict applicable legislation of the United States of America or the United Kingdom including without limitation applicable sanctions, embargoes, or anti-boycott regulations, the European Union or the United Nations.

(c)           Each Borrower and its Subsidiaries is in compliance with any laws or regulations applicable to it relating to money laundering or terrorist financing including, without limitation the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted, except to the extent that failure to comply with such laws or regulations could not reasonably be expected to have a Material Adverse Change.

(d)           Each Borrower and each of its Subsidiaries has conducted its business in compliance with all applicable anti-corruption laws, including without limitation the UK Bribery Act and the FCPA, except to the extent that failure to comply with such laws could not reasonably be expected to have a Material Adverse Change. No any part of the proceeds of the DIP Loans has been or will be used, directly or knowingly indirectly, in violation of the FCPA, the UK Bribery Act, or any other applicable anti-corruption law, including for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.

(e)           Except as otherwise disclosed in the Lead Borrower’s Form 10-K filed with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2019, neither any Borrower nor any of its Subsidiaries is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offense or alleged offense under any anti-corruption, anti-terrorism or anti-money laundering laws in which there is a reasonable possibility of an adverse decision which could reasonably be expected to have a Material Adverse Change or affect the legality, validity or enforceability of the Loan Documents, and no such investigation, inquiry or proceeding is pending or, to the knowledge of any Credit Party, has been threatened.

Sanctions-related representations and warranties contained in this Section 4.07 shall only be given by the Borrowers and their Subsidiaries and apply for the benefit of a DIP Lender or DIP Agent to the extent that such representations and warranties would not result in any violation of, or conflict with EU Regulation (EC) 2771/96 and implementing legislation of any Member State of the EU or the UK.

Section 4.08     Taxes. Except to the extent prohibited by the Bankruptcy Code and not otherwise authorized by the Bankruptcy Court, the Borrowers and the Guarantors have filed all Federal, material state and other material Tax returns (or their equivalent), which to the knowledge of such Credit Party, are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all Taxes due pursuant to such returns (or their equivalent) or pursuant to any assessment received by any Credit Party or any Material Subsidiary, other than (a) those Taxes contested in good faith by appropriate proceedings or (b) those Taxes the non-payment of which could not reasonably be expected to have a Material Adverse Change. The charges, accruals and reserves on the books of the Credit Parties and their Material Subsidiaries in respect of Taxes are, in the opinion of the Borrowers, adequate to the extent required by GAAP, and no tax liabilities in excess of the amount so provided are anticipated that would reasonably be expected to result in a Material Adverse Change. No deduction or withholding in respect of Taxes imposed by or for the account of the United Kingdom or, to the knowledge of any Borrower, any other jurisdiction in which any Borrower is incorporated or tax resident or through which a payment to any Recipient will be made, is required to be made from any payment to a Recipient by or on account of any Borrower hereunder, under the Notes (if any) or any other Loan Document. Each Jersey Loan Party is an “international services entity” within the meaning of the Goods and Services Tax (Jersey) Law 2007 and charged to income tax in Jersey at a rate of zero per cent. under the Income Tax (Jersey) Law 1961.

Section 4.09     Investment Company Act. Neither any Borrower nor any Guarantor is required to be registered as an “investment company”, nor is it a company “controlled” by an “investment company”, as those terms are defined in the Investment Company Act of 1940, as amended.

Section 4.10     Margin Regulations. Neither any Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board). Margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprises less than 25% of the assets (including any Equity Interests held in treasury) of the Borrowers and their Subsidiaries, taken as a whole.

Section 4.11     No Event of Default. No Event of Default has occurred and is outstanding.

Section 4.12     Compliance with Laws; Environmental Laws. Each Borrower and each of the Subsidiaries have been and are in compliance in all respects with all Applicable Laws, rules, regulations, orders and decrees applicable to it or to its Property, including all applicable Environmental Laws, except to the extent that failure to comply with such laws could not reasonably be expected to have a Material Adverse Change or as otherwise permitted by an order of the Bankruptcy Court. There is (a) no outstanding written allegation received by any Borrower or any of its Subsidiaries from government officials or other third parties that any Borrower or any of its Subsidiaries or any of their respective Properties is now, or at any time prior to the Effective Date was, in violation of any applicable Environmental Law, (b) no administrative or judicial proceeding pending against any of the Borrowers or any of their Subsidiaries, including with respect to any of their respective Properties pursuant to any Environmental Law, and (c) no written Environmental Claim outstanding against any of the Borrowers or any of their Subsidiaries relating to any of their respective Properties, businesses or operations which was asserted pursuant to any Environmental Law, that, in the case of all matters described in clauses (a), (b), or (c) above in the aggregate, could reasonably be expected to have a Material Adverse Change.

Section 4.13     Insurance; Title to Properties. The Borrowers and their Material Subsidiaries (a) have good, valid and indefeasible title to their respective material Properties and to all material Property reflected by the balance sheet referred to in Section 4.04(a) as being owned by the Borrowers and their Material Subsidiaries, in each case free and clear of all Liens except Permitted Liens and (b) maintain insurance in compliance with Section 5.04.

Section 4.14     Accuracy of Information. As of the Effective Date, all information prepared or furnished by or on behalf of any Credit Party and delivered to the DIP Lenders in writing in connection with the Commitment Letter, this Agreement or the consummation of the transactions contemplated hereunder or thereunder (in each case, taken as a whole), other than any information of a general economic or industry specific nature, did not, as of the time of delivery of such information, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading, other than information of a general economic or industry nature; provided, however, that, to the extent any such information was based upon, or constituted, a forecast or projection, such Credit Party represents only, in respect of such projection or forecast, that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

Section 4.15     Owned Rigs. As of the Effective Date, Schedule 4.15 contains an accurate list of all Owned Rigs and each Owned Rig is owned by a Loan Party (other than a Loan Party that is formed in an Excluded Jurisdiction and Ensco Thailand). As of the Effective Date, the Loan Parties are qualified to own each Owned Rig owned by such person under the laws of the jurisdiction where such Owned Rig is registered as of the Effective Date and no Loan Party operates any Owned Rig in any jurisdiction in which it is not qualified to operate such Owned Rig, as applicable.

Section 4.16     Pari Passu Obligations. Subject to Section 5.18, the obligations of the Borrowers under this Agreement and the other Loan Documents to which it is a party rank and will rank at least pari passu in priority of payment and in all other respects with all other Debt of the Borrowers.

Section 4.17     Beneficial Ownership Certificate. As of the Effective Date, the information included in any Beneficial Ownership Certification delivered by or on behalf of the Borrowers to a DIP Lender on or before the Effective Date is true and correct in all respects.

Section 4.18     Prepetition Permitted Liens. As of the Effective Date, no Liens, other than Prepetition Permitted Liens, encumber any asset of the Credit Parties constituting Collateral.

Section 4.19     Rowan Rex.Neither Rowan Rex nor any of its Affiliates are in material breach of or have defaulted in performance of any material covenants under the ARO JV Agreement (other than as may arise in connection with the filing of the Chapter 11 Cases or any English Proceeding).

Section 4.20     Ownership of Subsidiaries. Set forth on Schedule 4.20 is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Lead Borrower. The owner and percentage of ownership of each Subsidiary as of the Effective Date is set forth on such schedule.

Article V
AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that so long as any DIP Loans shall remain unpaid or any Obligation shall remain outstanding or any DIP Lender shall have any Commitment hereunder, such Borrower will (and will cause its applicable Subsidiaries referred to in the following covenants), unless the Required DIP Lenders shall otherwise consent in writing:

Section 5.01     Reporting Requirements. Furnish each of the following to the DIP Agent (which in the case of clause (k) of this Section 5.01, may be satisfied by delivery thereof to the financial or legal advisors to the DIP Lenders):

(a)           as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Lead Borrower, the Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such quarter and the Consolidated statements of earnings and cash flows of the Lead Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified by the chief financial officer (or the equivalent) of the Lead Borrower as having been prepared in accordance with GAAP, subject, however, to year-end audit adjustments and accompanied by customary management discussion and analysis, together with a compliance certificate of such officer, in substantially the form of Exhibit C hereto; provided that the requirements of this Section 5.01(a) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing the Borrower’s Form 10-Q for such fiscal quarter with the Securities and Exchange Commission, and such financial statements shall be deemed to have been delivered to the DIP Agent under this Section 5.01(a) on the date such Form 10-Q has been posted on either (1) the Borrower’s website or (2) the Securities and Exchange Commission website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the Securities and Exchange Commission thereto;

(b)           as soon as available and in any event not later than 120 days after the end of each fiscal year of the Lead Borrower (unless as a result of or in connection with circumstances related to the COVID-19 pandemic, such period is extended beyond 120 days pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines, in which case such deadline will be extended to such later date beyond 120 days as set forth in the extension granted by the SEC), copies of the audited Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such fiscal year and audited Consolidated statements of earnings and cash flows of the Lead Borrower and its Subsidiaries for such fiscal year, all reported on by KPMG LLP or other independent certified public accountants of recognized national standing acceptable to the Required DIP Lenders and accompanied by a customary management’s discussion and analysis, together with a compliance certificate of the chief financial officer (or the equivalent) of the Lead Borrower, in substantially the form of Exhibit C hereto; provided that the requirements of this Section 5.01(b) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing the Borrower’s Form 10-K for such fiscal year with the Securities and Exchange Commission, and such financial statements shall be deemed to have been delivered to the DIP Agent under this Section 5.01(b) on the date such Form 10-K has been posted on the Securities and Exchange Commission website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the Securities and Exchange Commission thereto;

(c)           promptly after the sending or filing thereof, copies of all reports which the Lead Borrower sends to its shareholders as such, and copies of all reports and registration statements which the Lead Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission, or with any national securities exchange; provided that the requirements of this Section 5.01(c) shall be deemed satisfied by publicly filing such documents with the Securities and Exchange Commission, and such documents shall be deemed to have been delivered to the DIP Agent under this Section 5.01(c) on the date such documents have been posted on either (i) the Borrower’s website or (ii) the Securities and Exchange Commission website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the Securities and Exchange Commission thereto;

(d)           promptly after any Responsible Person or the general counsel of the Lead Borrower obtains knowledge thereof, a copy of any written notice, complaint, request for information under any Environmental Law, summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of any Borrower or any of its present or former Subsidiaries in connection with Hazardous Materials or any Environment Law if the amount involved could reasonably be expected to result in a liability of the Borrowers and their Subsidiary in excess of $25,000,000 in the aggregate, or concerning the filing of an environmental Lien upon property of the Borrowers and their Subsidiaries with a value in excess of $25,000,000 in the aggregate, wherever located;

(e)           promptly after any Responsible Person or the general counsel of any Borrower or any Subsidiary obtains knowledge thereof, notice of:

(i)             any material violation of, noncompliance with, or remedial obligations under, any Environmental Law;

(ii)            any material release or threatened material release of Hazardous Materials affecting or migrating from any property owned, leased or operated by any of the Borrowers or any of their Subsidiaries (including but not limited to any Rig) in material violation of, or which could reasonably be expected to give rise to material liability under any Environmental Law;

(iii)           any (1) Insurance/Condemnation Event (resulting in proceeds in excess of $500,000) or a Total Loss, (2) any individual Specified Asset Sale resulting in proceeds in excess of $500,000 or (3) any Requisition;

(iv)          the institution of any litigation which could reasonably be expected to cause a Material Adverse Change;

(v)           any condition or event which could reasonably be expected to cause a Material Adverse Change; and

(vi)          any material requirement or recommendation made in relation to an Owned Rig by any insurer or Approved Classification Society or by any competent authority which is not complied with in accordance with reasonable commercial practices;

which notice shall specify the nature and period of existence thereof and specify the notice given or action taken by such Person and the nature of any such claimed default, event or condition

(f)            as soon as possible and in any event within five Business Days after a Responsible Person of any Borrower having obtained knowledge thereof, notice of the occurrence of any Event of Default or any Default, in each case continuing on the date of such notice, and a statement of the chief executive officer, chief financial officer, or treasurer (or their equivalent) of the Lead Borrower setting forth details of such Event of Default or Default and the action which the Borrowers have taken and propose to take with respect thereto;

(g)           promptly, and in any event (i) within 30 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Covered Plan for which an Insufficiency in excess of $25,000,000 exists, has occurred and (ii) within 10 Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any other Termination Event for which an Insufficiency in excess of $25,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief executive officer, chief financial officer, chief accounting officer, or treasurer of the Lead Borrower describing such Termination Event and the action, if any, which the Borrowers or such ERISA Affiliate proposes to take with respect thereto;

(h)           promptly, and in any event within 10 Business Days after any Borrowers or any ERISA Affiliate knows or has reason to know of the occurrence of any Non-U.S. Plan Event with respect to which liability to the Borrowers or any ERISA Affiliate in excess of $25,000,000 exists or reasonably could be expected to occur, a statement of the chief executive officer, chief financial officer, chief accounting officer, or treasurer of the Lead Borrower describing such Non-U.S. Plan Event and the action, if any, which the Borrowers or such ERISA Affiliate propose to take with respect thereto;

(i)            promptly, and in any event within five Business Days after receipt thereof by the Borrowers or any ERISA Affiliate, copies of each notice received by the Borrowers or any ERISA Affiliate from the PBGC stating its intention to terminate any Covered Plan for which an Insufficiency in excess of $25,000,000 exists or to have a trustee appointed to administer any Covered Plan for which an Insufficiency in excess of $25,000,000 exists;

(j)            promptly, and in any event within five Business Days after receipt thereof by the Borrowers or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrowers or any ERISA Affiliate indicating liability in excess of $25,000,000 incurred or expected to be incurred by the Borrowers or any ERISA Affiliate in connection with (i) the imposition of a Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA;

(k)            promptly after the occurrence of any event which would cause Borrower or an ERISA Affiliate to create or suffer any Funding Liabilities which could reasonably be expected to cause a Material Adverse Change, notice thereof;

(l)            no later than the last Business Day of every four-week period, commencing on the last Business Day of the fourth week beginning after the week in which the Effective Date occurs, a DIP Budget, covering the subsequent consecutive 13 weeks, beginning with the week in which such DIP Budget is delivered (each such subsequent DIP Budget delivered after the Initial Approved Budget, a “Budget Update”) in form and substance consistent with the Initial Approved Budget, and otherwise approved by the Required DIP Lenders, which approval may be granted by electronic mail from the financial or legal advisors to the DIP Lenders (it being acknowledged and agreed that if the Required DIP Lenders do not object to any such Budget Update within five days of delivery thereof in accordance with this clause (l), the Budget Update shall be deemed to be approved by the Required DIP Lenders) (any Budget Update approved (or deemed approved), an “Approved Budget Update”); provided, that if a Budget Update is not approved (or deemed approved) by the Required DIP Lenders, the Approved Budget in effect immediately prior to the delivery of the most recent Budget Update shall continue to govern for purposes of the Budget Variance Report and each of the Borrowers, the DIP Agent, and the Required DIP Lenders (and their respective counsels and advisors) shall work together in good faith to establish a Budget Update that is an Approved Budget Update for the same 13-week period (any such Approved Budget Update, together with the Initial Approved Budget, the “Approved Budget” in respect of the periods covered thereby). The Borrowers may deliver an updated Initial Approved Budget on the last Business Day of the week during which the Effective Date occurs, which updated Initial Approved Budget shall, following such delivery, be the “Initial Approved Budget” for all purposes under this Agreement, if the Effective Date occurs on a Monday or a Tuesday.

(m)           no later than the last Business Day of every two-week period, commencing on the last Business Day of the second week beginning after the week in which the Effective Date occurs (such that, for the avoidance of doubt, beginning with the second such report, a report is delivered during the same week in which a Budget Update has been or will be delivered), a budget variance report (each, a “Budget Variance Report”) for the immediately preceding four-week period (or such other period, with respect to the first and second Budget Variance Reports, beginning on the Effective Date and ending on the Saturday last ended prior to the date the first and second Budget Variance Reports, as applicable, is delivered) (i) showing for such Test Period actual total disbursements on a weekly and cumulative basis and in the same form as the Approved Budget, (ii) noting therein cumulative variances from projected disbursements set forth for such Test Period in the Approved Budget in effect during such Test Period (which shall be, for the avoidance of doubt, the Approved Budget delivered in the first week of such Test Period in accordance with clause (k) above) and (iii) explaining all material variances (meaning variances in excess of 10% in actual disbursements unless the Dollar amount corresponding to such percentage variance is less than $1,000,000) in reasonable detail for such Test Period;

(n)           concurrently with the delivery of a Budget Variance Report on a Test Date, the Borrowers shall deliver to the DIP Agent a certification of compliance with the financial covenant set forth in Section 6.01 for such Test Date, certified by a Responsible Person of the Lead Borrower, and in substantially the form of Exhibit D hereto or such other form reasonably satisfactory to the advisors to the DIP Agent and the Required DIP Lenders; provided, however that the amount of any Investments in and contributions to non-Guarantor Subsidiaries, Excluded Guarantors and Joint Ventures, made in accordance with sub-clauses (x) and (y) of clause (b) of the definition of “Permitted Investments” shall be deemed to be Permitted Variances and, to the extent not set forth in the Approved Budget, shall not be included in the calculation of variances to determine compliance with the financial covenant set forth in Section 6.01; and

(o)           If requested by DIP Agent, the Borrowers shall participate in telephonic conference calls with the DIP Agent and the DIP Lenders (at a time and date mutually agreed upon by the Borrowers, the DIP Agent and the Required DIP Lenders) to discuss and analyze cash flow and the related financial forecast of the Credit Parties, the financial condition, liquidity and results of operations of each of the Credit Parties and the status of the Chapter 11 Cases; provided that (i) such conference calls shall not be more frequent than one conference call per calendar month; (ii) unless otherwise consented to by the Borrowers, the conference call shall not occur earlier than 3 Business Days following DIP Agent’s request therefor; and (iii) the parties respective professional advisors may attend such calls; provided, further, that notwithstanding the foregoing, the requirement set forth in this Section 5.01 may be satisfied with an earnings call held for the benefit of the Lead Borrower’s securities holders that is open to the DIP Lender.

Documents required to be delivered pursuant to this Section 5.01 hereof, may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet and to which each Lender and the DIP Agent have access; or (2) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the DIP Agent have access (whether a commercial, third-party website or whether sponsored by the DIP Agent); provided that: (1) the Lead Borrower shall deliver paper copies of such documents to any DIP Lender that requests the Lead Borrower to deliver such paper copies to such DIP Lender until a written request to cease delivering paper copies is given by the DIP Agent or such DIP Lender and (2) the Lead Borrower shall notify (which may be by facsimile or electronic mail) the DIP Agent and each DIP Lender of the posting of any such documents and provide to the DIP Agent and the DIP Lenders by electronic mail electronic versions (i.e., soft copies) of such documents.

Further, without limiting its requirement to make other disclosures required by law, the Lead Borrower shall continue to file all reports required under the Exchange Act, including, without limitation, reports under Forms 10-K, 10-Q and 8-K.

Section 5.02     Compliance with Laws, Payment of Taxes, Material Obligations. Except to the extent prohibited by the Bankruptcy Code and not otherwise authorized by the Bankruptcy Court, subject to the DIP Order, comply, and cause all Subsidiaries to comply, with all Applicable Laws, rules, regulations and orders ((including, without limitation, Environmental Laws, ERISA, the ISM Code (as applicable) and the ISPS Code (as applicable)) to the extent noncompliance therewith would have a Material Adverse Change, such compliance to include the paying before the same become delinquent of all material Taxes, assessments and governmental charges imposed upon it or upon its property in accordance with the Approved Budget (subject to Permitted Variance); provided, that the payment of Taxes shall be in accordance with the Approved Budget and any such payment not provided for in the Approved Budget then in effect shall constitute a variance, except to the extent contested in good faith or to the extent adequate reserves are maintained by any of the Borrowers or any of their Subsidiaries in respect thereof in accordance with GAAP; provided, further, that the Debtors may also pay tax assessments and governmental charges that were unforeseen as determined by the Debtors in their reasonable business judgment based on prior past practice, regardless of whether such amounts have been provided for in the Approved Budget then in effect (provided that any such payment not provided for in the Approved Budget then in effect shall constitute a variance to such applicable Approved Budget), in each case except to the extent contested in good faith and with respect to which adequate reserves are maintained.

Section 5.03     Use of Proceeds.

(a)           Use the proceeds of the DIP Loans to (i) provide working capital to the Borrowers and their Subsidiaries and for other general corporate purposes, in each case, as provided for in the then applicable Approved Budget (subject to the Permitted Variance), (ii) pay interest, fees, costs and expenses related to the DIP Facility (including the fees, costs, disbursements and expenses of the DIP Agent and the DIP Lenders and their counsel and financial advisors, consultants and other professionals), (iii) pay the fees, costs and expenses of the estate professionals retained in the Chapter 11 Cases and approved by the Bankruptcy Court as provided for in the then applicable Approved Budget, (iv) make all permitted payments of costs of administration of the Chapter 11 Cases (including funding the Carve-Out), (v) pay such prepetition expenses as are consistent with the Approved Budget (subject to the Permitted Variance) and approved by the Bankruptcy Court, (vi) to fund the reasonable activities, costs and fees in respect of any English Proceeding, including those of any administrators appointed thereby (including by funding into a bank account held by the administrators such amounts required by the administrators to undertake this role), and (vii) make any other payments permitted by the then applicable Approved Budget.

(b)           Each Borrower and each other Debtor shall ensure that at any time during the term of this Agreement no proceeds of any DIP Loan shall be on-lent or made otherwise available, directly or indirectly, to any Swiss Subsidiary, or, will otherwise be used or made available, directly or indirectly in each case in a manner which would constitute a "use of proceeds in Switzerland" (Mittelverwendung in der Schweiz) resulting in a reclassification of the Agreement in a bond or debenture as interpreted by the Swiss Federal Tax Administration for purposes of Swiss Withholding Tax, unless and until a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained (in consultation with Required DIP Lenders’ tax counsel) confirming that such use of proceeds is permitted without payments under any Loan Document becoming subject to Swiss Withholding Tax.

Section 5.04     Maintenance of Insurance. Maintain and cause its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Borrowers or such Subsidiary, and that reflects customary industry practices for companies engaged in similar businesses and owning similar properties as the Borrowers or such Subsidiary as such customary industry practices change from time to time, with additional coverage as may be required by Governmental Requirements from time to time, including without limitation in connection with deepwater operations; provided that:

(a)           Such insurance must include, without limitation, (i) protection and indemnity coverage (or equivalent) which shall include both primary and excess liability coverage (which primary and excess liability coverage shall insure against losses from any pollution condition, if available at a reasonable cost), (ii) standard marine war risk (including piracy, terrorism and confiscation) insurances, and (iii) hull and machinery coverage for all material Owned Rig assets, which hull and machinery coverage shall provide for insured values in the aggregate of not less than the aggregate net book value of all such material Owned Rig assets as reported in the most recent financial statements delivered under Section 5.01(a) or Section 5.01(b); provided, however that nothing in this Section 5.04 shall apply to any Owned Rig that is leased to ARO, or any Owned Rig that is separately insured in any jurisdiction due to local regulation or customer requirements, so long as the aggregate of other insured values are not less than the aggregate net book value of all such other material owned Rig assets as reported in the most recent financial statements delivered under Section 5.01(a) and Section 5.01(b).

(b)           self-insurance by the Borrowers or any Subsidiary shall not be deemed a violation of this Section 5.04 so long as such self-insurance is reasonable and prudent considering the Borrower’s and its Subsidiaries’ business, properties and loss history, applicable Governmental Requirements, and applicable customary industry practices (including without limitation those in connection with deepwater operations), in each case as they change from time to time;

(c)           any Borrower may maintain its Subsidiaries’ insurance on behalf of them; and

(d)           use its commercially reasonable efforts to, within 60 days (subject to extensions agreed upon by the Required DIP Lenders (consent not to be unreasonably withheld, delayed or conditioned)) of the Effective Date: (i) unless otherwise waived by the Required Lenders, cause all such insurance with respect to Collateral to name the DIP Agent as mortgagee and, as applicable, security trustee (in the case of hull and machinery and real property insurance) or additional insured or assured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance and hull and machinery insurance), as applicable and (ii) deliver to the DIP Agent certificates evidencing insurance and corresponding loss payee and/or additional insured endorsements as described in clause (i); provided that in each case such insurances shall provide that the DIP Agent shall have no obligation or liability with respect to premiums, calls or any other contributions.

Section 5.05     Preservation of Corporate Existence, Etc. Except as permitted in Section 6.04, preserve and maintain its, and cause its Subsidiaries to preserve and maintain their, legal existence, rights (charter, if applicable, and statutory) and franchises and qualify and remain qualified as a foreign corporation or other entity in each jurisdiction in which qualification is legally required; provided that this Section 5.05 shall not require (a) the Borrowers or any Subsidiary to preserve any right or franchise if the Borrowers or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrowers or such Subsidiary, and that the loss thereof is not disadvantageous in any material respect to the DIP Lenders or (b) Subsidiaries that are not Guarantors to preserve their legal existence if the failure to preserve the same could not reasonably be expected to materially affect the interests of the DIP Lenders under the Loan Documents or affect the rights and interests of any of them in the Collateral.

Section 5.06     Visitation Rights. At any reasonable time and from time to time as often as reasonably requested, after five Business Days’ notice or, in the case of a visit to an Owned Rig, 10 Business Days’ notice, permit the DIP Agent or any of the DIP Lenders or any agents or representatives thereof, (a) to examine the records and books of account of the Borrowers and any of the Subsidiaries, at the principal office of the Borrowers during normal business hours, (b) to visit, survey and inspect the properties (including any Owned Rig) of the Borrowers and any of the Subsidiaries, (c) to make copies of such records and books, and (d) to discuss the affairs, finances, and accounts of the Borrowers and any of the Subsidiaries with, and be advised as to the same by, any of their respective accountants, advisers, officers or directors; provided that (i) any such visit to an Owned Rig shall be subject to the prior approval of any customer of the Borrowers or such Subsidiary that has contractual rights to such Owned Rig, but the Borrowers and their Subsidiaries will use commercially reasonable efforts to obtain such approval, and (ii) any party visiting an Owned Rig shall execute a Mutual Hold Harmless Agreement in form and substance acceptable to the Borrowers, the DIP Agent, and, if applicable, any such customer prior to such visit. Such examinations, visits, inspections, copies, and discussions shall be made or held at the expense of the Borrowers.

Section 5.07     Maintenance of Properties Etc. Maintain and preserve (i) good and defensible title held by the Loan Parties in the Owned Rigs, (ii) in good working order and condition, but subject to reasonable wear and tear in the ordinary course of business, all properties (except in the case of an Owned Rig that is undergoing repairs or maintenance or is in a laid-up status due to it being stacked) necessary to the business of the Loan Parties and their Material Subsidiaries and from time to time make or cause to be made all appropriate repairs, renewals, and replacements thereof to the extent and in the manner useful and customary for companies in similar businesses, in each case except to the extent that failure to do so would not materially impair the operation of the Credit Parties’ and their Material Subsidiaries’ business, (iii) for each Owned Rig which is not in a laid-up status with its Approved Classification Society, the Approved Classification for each such Owned Rig with its Approved Classification Society and (iv) all material licenses, permits, and rights to any intellectual property necessary in the conduct of its business except to the extent that failure to do so would not materially impair the operation of the Credit Parties’ and their Material Subsidiaries’ business.

Section 5.08     Operation of Business. Operate, and cause each Subsidiary to operate, its business and properties prudently in all material respects.

Section 5.09     Books and Records. Maintain, and cause each of the Material Subsidiaries to maintain, adequate books and records in accordance with sound business practices and GAAP.

Section 5.10     Addition of Guarantors; Material Subsidiaries.

(a)           If at any time on or after the Effective Date, (x) any Subsidiary that is not already a Guarantor satisfies the definition of “Guarantor” or (y) any Borrower elects for any Subsidiary to become a Guarantor under the Loan Documents (it being acknowledged and agreed that the Borrowers may not elect for any Subsidiary that is organized in an Excluded Jurisdiction to become a Guarantor pursuant to this clause (y)), cause such Subsidiary to become a Guarantor within thirty (30) days of such Subsidiary satisfying the definition of “Guarantor” (in the case of clause (x)) or, concurrently with such election (in the case of clause (y)), by:

(i)            updating Section 3.01(a) to add such Subsidiary to the list of Guarantors;

(ii)            if such Subsidiary is not organized in an Excluded Jurisdiction, delivering to the DIP Agent a duly executed guaranty in the form of the U.S. Guaranty (or a supplement thereto) and, if such Guarantor is a Material Subsidiary, a local law governed Guaranty, or a supplement to an existing local law governed Guaranty, in each case previously delivered to the DIP Agent under the Loan Documents by an entity organized in the same jurisdiction (if so previously delivered) as such Subsidiary is organized or in such other form as is acceptable to the Required DIP Lenders;

(iii)           if such Subsidiary is not organized in an Excluded Jurisdiction, delivering to the DIP Agent the Loan Documents required to be entered into by Guarantors that are not Excluded Guarantors pursuant to each of Section 3.01(a), and Section 3.01(b), and the Collateral Principles; and

(iv)           if such Guarantor is obligated to deliver Loan Documents pursuant to clauses (ii) and (iii) above, delivering to the DIP Agent (A) the items identified in Section 3.01(a), Section 3.01(b), and Section 3.01(h) and with respect to such Subsidiary; (B) legal opinions with respect to such Subsidiary’s entry into the Loan Documents (or joinders thereto) delivered pursuant to clauses (ii) and (iii) above, dated as of the date thereof, and addressed to the DIP Agent and the DIP Lenders, having substantially the same coverage as the opinion(s) previously delivered under this Agreement by an entity organized in the same jurisdiction as such Subsidiary is organized; and (C) if such Subsidiary is not organized under the laws of a State of the United States of America, evidence of appointment by such Subsidiary of the Process Agent as its domestic process agent.

(b)          If at any time after the Effective Date, (x) any Guarantor (other than Pride Forasol S.A.S.), that is not already a Material Subsidiary satisfies the definition of “Material Subsidiary” other than as a result of satisfying the criteria set forth in clause (a)(v) of the definition of Material Subsidiary due to receiving intercompany receivables or promissory notes or like receivables permitted under Section 6.11) (it being acknowledged and agreed that neither Pride Foramer S.A.S. nor ENSCO Holland B.V. shall be deemed to be “Material Subsidiaries” as of the Effective Date regardless of whether they satisfy the criteria set forth in clause (a)(v) of the definition of Material Subsidiary, but thereafter shall be subject to this Section 5.10(b)) and/or (y) Pride Forasol S.A.S. becomes the equityholder of an owner of a Rig or satisfies the criteria set forth in clauses (a)(ii), (iii) or (iv) of the definition of Material Subsidiary, then in each case of clauses (x) and (y), cause such Material Subsidiary to deliver to the DIP Agent and the DIP Lenders, in accordance with the delivery periods required in the Collateral Principles (as if the “Effective Date” is the date on which on which such Guarantor satisfies the definition of “Material Subsidiary”) (subject to extensions to be reasonably agreed to by the Required DIP Lenders’ counsel (with consent for extensions not to be unreasonably withheld, delayed or conditioned)); provided, however, that such Material Subsidiary shall use its commercially reasonable efforts to deliver within thirty (30) days of such Guarantor satisfying the definition of “Material Subsidiary”:

(i)             the Loan Documents (or one or more joinders thereto) required to be delivered by any Material Subsidiary under each of Section 3.01(a), Section 3.01(b) and the Collateral Principles, substantially in the form of Loan Documents previously delivered to the DIP Agent and the DIP Lenders by other Material Subsidiaries formed and organized in the same jurisdiction as such Material Subsidiary is organized, or, if no other Material Subsidiaries have been formed and organized in the applicable jurisdiction, in such form as is reasonably satisfactory to the DIP Agent and the Required DIP Lenders, (i) pursuant to which such Person agrees to be bound by the terms and provisions thereof and (ii) in each case that are effective to create a valid and perfected security interest, with the priority required in the DIP Order, in Collateral owned by such Subsidiary in favor of the DIP Agent and referred to therein, for the benefit of the Secured Parties; and

(ii)            (A) the items identified in Section 3.01(b) with respect to such Subsidiary; (B) legal opinions with respect to such Subsidiary’s entry into the Collateral Documents (or joinders thereto) delivered pursuant to clause (i) above, dated as of the date thereof, and addressed to the DIP Agent and the DIP Lenders, having substantially the same coverage as the opinion(s) delivered pursuant to Section 3.01(b) with respect to entry into any such Collateral Documents (or joinders thereto); and (C) if such Subsidiary is not organized under the laws of a State of the United States of America, evidence of appointment by such Subsidiary of the Process Agent as its domestic process agent.

(c)           If any Guarantor that is required to deliver Loan Documents pursuant to Section 5.10(b) is organized in an Excluded Jurisdiction, or the Borrower’s elect to remove an Excluded Jurisdiction from Schedule B, cause Schedule B to be updated (without the consent of any other party hereto) by delivering a copy thereof to the DIP Agent and the DIP Lenders, which reflects deletion of such Excluded Jurisdiction from Schedule B. Notwithstanding anything else to the contrary in any Loan Agreement, if any other Guarantors that are organized in any Excluded Jurisdiction that is deleted from Schedule B pursuant to this Section 5.10(c), such Guarantors shall deliver Loan Documents or joinders thereto as described in Section 5.10(b) and in accordance with the time periods set forth therein.

(d)           No Loan Party will effect any change in such Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) that would result in such Loan Party being organized in any Excluded Jurisdiction without the Required DIP Lenders’ prior written consent.

Section 5.11      Further Assurances. Subject to the Collateral Principles and the DIP Order, at any time and from time to time, at the Borrower’s expense, promptly execute and deliver, and cause each Guarantor to execute and deliver, to the DIP Agent such further instruments and documents, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office and take such further action, as may be required by law or as the DIP Agent or the Required DIP Lenders may from time to time reasonably request, in order to further carry out the intent and purpose of the Loan Documents.

Section 5.12      Post-Closing Covenants. The Borrowers shall, and shall cause each applicable Subsidiary to, satisfy each requirement set forth on Schedule E and/or Schedule 5.12 or before the date set forth on such Schedules (or such later date as the Required DIP Lenders may agree in their sole discretion), which for the avoidance of doubt shall include delivery of local law Guaranties, duly executed and delivered by each Material Subsidiary as of the Effective Date, within ninety (90) days’ of the Effective Date.

Section 5.13       KYC and Beneficial Ownership Regulation. Promptly following any reasonable request therefor, provide information and documentation reasonably requested by the DIP Agent or any DIP Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Beneficial Ownership Regulation, or other applicable anti-money laundering laws.

Section 5.14       Cash Management. Maintain, and cause its Subsidiaries to maintain, their existing cash management system, subject to the DIP Order, the Cash Management Order, the Approved Budget and the Carve-Out; provided, that if the Lead Borrower elects to cause one or more of its wholly and directly owned Subsidiaries to become a Borrower pursuant to Section 2.15, the Lead Borrower may also elect to have one of such Borrowers replace the Lead Borrower as the primary cash management entity under the Lead Borrower’s cash management system and may, without the consent of the DIP Agent or any DIP Lender, modify the Cash Management Order solely for the purpose of replacing the Lead Borrower’s name with such Borrower’s name as the primary cash management entity, so long as the Lead Borrower provides the Required DIP Lenders with a draft of the proposed modification to the Cash Management Order (or subsequent order modifying the Cash Management Order) at least three (3) Business Days prior to filing such modification or order with the Bankruptcy Court.

Section 5.15       Anti-Corruption Laws; Anti-Money Laundering Laws.

(a)           Comply, and cause its Subsidiaries to comply, with all applicable anti-corruption laws, including without limitation the UK Bribery Act and the FCPA, any applicable Sanctions and any applicable laws or regulations relating to money laundering or terrorist financing, including, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

(b)          Implement and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees, agents and Affiliates (in the case of Affiliates, to the extent such Affiliate is providing services in respect of the Borrower or any of its Subsidiaries) with all applicable anti-corruption laws and anti-money laundering laws and applicable Sanctions.

Sanctions-related covenants contained in this Section 5.15 shall only be given by the Borrowers and their Subsidiaries and apply for the benefit of a DIP Lender or DIP Agent to the extent that such representations and warranties would not result in any violation of, or conflict with EU Regulation (EC) 2771/96 and implementing legislation of any Member State of the EU or the UK.

Section 5.16      Rowan Rex. Following receipt of, without duplication, (i) any dividend or other distribution from ARO and (ii) any payment (whether of principal, interest or otherwise) under any “Shareholder Instrument” (as defined in the ARO JV Agreement), cause, and procure the Credit Parties to cause, Rowan Rex and any of its parent entities to further dividend or distribute (or apply to repayment of an intercompany loan) such dividend, distribution or payment to a Loan Party (other than (i) a Loan Party that is formed in an Excluded Jurisdiction or (ii) until such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand), excluding an amount equal to general and administrative expenses required by Rowan Rex to operate its business as it is operated as of the Effective Date (including amounts for Taxes, if any, payable by Rowan Rex, ARO or any of their respective Subsidiaries); provided, however, that notwithstanding anything herein to the contrary, Rowan Rex will not be required to make any distribution to any Borrower or any other Credit Party to the extent that such distribution (x) would be prohibited by any Applicable Laws, rules or regulations, but only to the extent of such prohibition, or (y) would have a material adverse tax impact but only with respect to amount subject to such impact, in which case such amounts shall be deposited in a Specified Account that is subject to a control agreement.

Section 5.17       Public Filings. Without limiting any requirement to make other disclosures required by applicable law, continue to file all reports under the Exchange Act, including, without limitation, reports under Forms 10-K, 10-Q and 8-K.

Section 5.18       Bankruptcy-Related Matters.

(a)          Comply with, and cause each of the Debtors to comply with, the Bankruptcy Code, the DIP Order and other court orders in all material respects;

(b)          Deliver to the DIP Agent and the DIP Lender Professionals as soon as reasonably practicable in advance of filing with the Bankruptcy Court, drafts of the DIP Order, any chapter 11 plan, and any disclosure statement related to such plan and delivery of drafts of all other material Bankruptcy Court filings to counsel of the DIP Agent and the DIP Lender Professionals with commercially reasonable time to review and comment, including, but not limited to the “first day motions/orders” (other than retention applications), and if applicable, “second day motions/orders”, any motions to establish a bar date, any motions to approve bidding procedures for or to approve a sale of substantially all of the assets of the Loan Parties, any motions to extend exclusivity, any motions to approve a disclosure statement and seeking confirmation of a chapter 11 plan, and any motions to approve deadlines and procedures related to the solicitation of votes on a chapter 11 plan; and

(c)          Contest, if requested by the Required DIP Lenders, any motion seeking entry of an order, and entry of an order, that is materially adverse to the interests of the DIP Agent and the DIP Lenders or their respective rights and remedies in any of the Chapter 11 Cases.

Section 5.19      Waiver of Jersey Law Customary Rights.

(a)          Any right which at any time any Jersey Loan Party may have under the existing or future laws of Jersey whether by virtue of the droit de discussion or otherwise to require that recourse be had to the assets of any other person before any claim is enforced against such Jersey Loan Party in respect of the obligations assumed by such Jersey Loan Party under or in connection with any Loan Document is hereby waived or shall be waived by such Jersey Loan Party under any applicable Loan Document.

(b)          Any right which at any time any Jersey Loan Party may have under the existing or future laws of Jersey whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity given in or in connection with any Loan Document be divided or apportioned with any other person or reduced in any manner whatsoever is hereby waived or shall be waived by such Jersey Loan Party under any applicable Loan Document.

Article VI
NEGATIVE COVENANTS

So long as any DIP Loans shall remain unpaid or Obligation shall remain outstanding or any DIP Lender shall have any Commitment hereunder, the Borrowers shall not (and will not permit its applicable Subsidiaries referred to in the following covenants), at any time:

Section 6.01       Financial Covenant. Permit on any Test Date, the actual total cash disbursements (excluding professional fees and other items consistent with the Initial Approved Budget) for the applicable Test Period to exceed the sum of the aggregate amount forecasted therefor (excluding professional fees and other items consistent with the Initial Approved Budget) in the Approved Budget as in effect for such Test Period, by more than 15% of such forecasted amount (such 15% variance being referred to herein as the “Permitted Variance”); provided, however that the amount of any Investments in and contributions to non-Guarantor Subsidiaries and Joint Ventures, made in accordance with sub-clauses (x) and (y) of clause (b) of the definition of “Permitted Investments” shall be deemed to be Permitted Variances and, to the extent not set forth in the DIP Budget, shall not be included in the calculation of variances to determine compliance with this Section 6.01. For the avoidance of doubt, the Approved Budget in effect for the first week of any Test Period shall be the Approved Budget delivered in such week in accordance with Section 5.01(l).

Section 6.02       Liens. Create, assume, incur or suffer to exist, or allow any Subsidiary to create, assume, incur or suffer to exist, any Lien on or in respect of any Property of any Borrower or any Subsidiary, or assign or otherwise convey, or allow any Subsidiary to assign or otherwise convey, any right to receive income, other than (a) Permitted Liens and (b) assignments or conveyances of a right to receive income between any Borrower and any Guarantor that is not an Excluded Guarantor or between Guarantors that are not Excluded Guarantors, in each case, in the ordinary course of business, consistent with past practice or for a legitimate business purpose; provided that no assignment shall be made by a Material Subsidiary to a Subsidiary that (x) is not a Material Subsidiary and/or (y) is organized in an Excluded Jurisdiction or (z) prior to such time when Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, is Ensco Thailand.

Section 6.03       Debt. Create, incur, assume, guarantee, otherwise become liable for or suffer to exist, or permit any Subsidiary to create, incur, assume, guarantee, otherwise become liable for or suffer to exist, any Debt other than Permitted Debt.

Section 6.04       Mergers; Acquisitions. Other than as authorized by the Bankruptcy Court and consented to by the Required DIP Lenders:

(a)          merge or consolidate with any Person (provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into Valaris so long as Valaris is the surviving company, (ii) any Subsidiary may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no Person other than a Borrower or a Subsidiary of a Borrower receives any consideration (provided that (x) if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party (other than a Loan Party that is formed in an Excluded Jurisdiction) and (y) no Excluded Guarantor shall merge into an entity that is organized in an Excluded Jurisdiction and/or, into, prior to such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand), (iii) any Subsidiary may merge with another Person in a transaction constituting an Asset Sale permitted hereunder, and (iv) any Person (other than a Borrower) may merge or consolidate with or into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, (w) if any party to such merger or consolidation is a Borrower, is a Borrower, (w) if any party to such merger or consolidation is a Guarantor, is a Guarantor, (x) if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party (other than (i) a Loan Party that is formed in an Excluded Jurisdiction and/or (ii) prior to such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand), (y) no Subsidiary shall merge into (i) an entity that is organized in an Excluded Jurisdiction or (ii) prior to such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand and (z) no Excluded Guarantor shall merge into (i) an entity that is organized in an Excluded Jurisdiction or (ii) into Ensco Thailand, until such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty));

(b)         acquire or create any Subsidiary unless, after giving effect to such acquisition or creation, (i) the Borrowers is in compliance with Section 5.10 and (ii) the Investment in such Subsidiary is permitted under Section 6.10; and

(c)          after the Effective Date, acquire, create, form or organize, or, except to the extent contemplated by Section 5.10(b) and Section 5.10(c) permit to exist, any Subsidiary that is a Material Subsidiary in an Excluded Jurisdiction.

Section 6.05       Asset Sales. Dispose (whether in one transaction or in a series of transactions), or permit any Subsidiary to Dispose (whether in one transaction or in a series of transactions), of any Property to any Person, except:

(a)           Dispositions of the Rigs set forth on Schedule 6.05(a);

(b)           Dispositions of any Rig, together with associated equipment, in one or more related transactions, to joint ventures or non-affiliated third parties in connection with a new charter party agreement or drilling contract to comply with local jurisdictional requirements; provided that such Rig is sold at fair market value (as determined by the Borrowers acting reasonably) and at least 75% of the consideration is paid in cash (or in the case of a sale to a joint venture, a promissory note in favor of a Loan Party (other than (i) a Loan Party that is formed in an Excluded Jurisdiction or (ii) prior to such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand));

(c)           Dispositions of inventory (other than, for the avoidance of doubt, any Rig) in the ordinary course of business (including, for the avoidance of doubt, Dispositions of inventory to any Subsidiary);

(d)           Dispositions of assets or Property that is obsolete, worn-out or no longer used or usable in the ordinary course of business of the Borrowers and their Subsidiaries;

(e)            any assignment, contribution, transfer or other Disposition of ENSCO Offshore Company’s ownership interest in ENSCO Global Investments LP to any Loan Party (other than (i) any Excluded Guarantor, or (ii) prior to such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand); provided that such Disposition is for fair market value (as determined by ENSCO Offshore Company, acting reasonably) and for cash consideration or a promissory note;

(f)            Dispositions of any assets or Property to any Borrower or Guarantor that is not an Excluded Guarantor; and

(g)           Dispositions authorized by the Bankruptcy Court and consented to by the Required DIP Lenders;

(h)           any Subsidiary that is not a Guarantor may Dispose of assets to any Borrower or any Guarantor;

(i)            any Subsidiary that is not a Guarantor may Dispose of assets to any Subsidiary that is not a Guarantor;

(j)            Permitted Investments and Restricted Payments permitted by Section 6.11 and Section 6.10, respectively, in each case to the extent constituting Dispositions;

(k)           any Disposition of assets resulting from any Insurance/Condemnation Event or a Total Loss;

(l)            grants of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business;

(m)          leases of real or personal property in the ordinary course of business including the chartering or leasing of the Rigs;

(n)           any other Dispositions of assets or Property (in each case, other than Rigs) that are not otherwise permitted by any other clause of this Section 6.05; provided that the aggregate fair market value of any assets or Property Disposed of in reliance on this clause (n) shall not exceed $20,000,000 individually or $50,000,000 in the aggregate since the Effective Date; provided, further, that if, following the sale of any asset from any Borrower or any Guarantor that is not an Excluded Guarantor to a Subsidiary that is not a Borrower or a Guarantor that is not an Excluded Guarantor pursuant to this clause (n), such asset is subsequently transferred back to any Borrower or any Guarantor that is not an Excluded Guarantor (or, prior to such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand), an amount equal to the fair market value of such asset at the time it is subsequently transferred, shall be added back to the remaining amount available for Dispositions pursuant to this Section 6.05(n) (it being understood that such amount shall not in any case increase the overall caps set forth in the previous proviso).

Section 6.06      Affiliate Transactions. Make, or permit any Subsidiary to make, directly or indirectly, any material Investment in any Affiliate, any transfer, sale, lease or other Disposition of any material Property to any Affiliate, any purchase or acquisition of any material Property from an Affiliate or any other material arrangement or transaction directly or indirectly with or for the benefit of an Affiliate (including guaranties and assumptions of obligations of an Affiliate); provided that the following shall not be prohibited hereby: (a) any arrangement or other transaction with an Affiliate which are on terms and conditions (taken as a whole for any particular transaction) as favorable to the Borrowers or such Subsidiary as those which could be obtained in a comparable arm’s length transaction with a Person not an Affiliate; (b) arrangements entered in the ordinary course of business with officers of the Borrowers; (c) customary fees paid to members of the Board of Directors of the Borrowers; (d) any and all transactions to be undertaken between the Borrowers and any Guarantor(s) (other than any Excluded Guarantor or, prior to the date on which it becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand) or between Guarantors (other than any Excluded Guarantor or, prior to the date on which it becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand); (e) any and all transactions between Subsidiaries that are not Guarantors; and (f) any arrangement or other transaction between the Lead Borrower and any of its Subsidiaries or between Subsidiaries that is in effect as of the Effective Date and any renewal, replacement or extension thereof on substantially the same or better terms (for the Lead Borrower and/or the Subsidiaries, as applicable), taken as a whole and (g) transactions with Subsidiaries of the Lead Borrower permitted pursuant to Section 6.02, Section 6.03, Section 6.04, Section 6.05(c), Section 6.10 and Section 6.11.

Section 6.07       Business. Engage, or permit any of its Subsidiaries to engage, in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrowers and their Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrowers and their Subsidiaries on the Effective Date.

Section 6.08       Use of Proceeds; Margin Regulations. Use, or permit any of its Subsidiaries to use, the proceeds of any DIP Loan:

(a)          for any purpose other than as set forth in Section 5.03;

(b)          for any purpose that violates or results in a violation of any law or regulation or this Agreement;

(c)          for any purpose that violates Regulation T, U or X of the Federal Reserve Board;

(d)         to extend credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board);

(e)           for any purpose which would result in margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including any Equity Interests held in treasury) of the Borrowers and their Subsidiaries, taken as a whole; and

(f)            for any purpose which would violate any sanctions program administered by (x) the United States of America or the United Kingdom or (y) to the extent any such sanctions program does not contradict applicable legislation of the United States of America or the United Kingdom including without limitation applicable sanctions, embargoes, or anti-boycott regulations, the European Union or the United Nations.

Sanctions-related covenants contained in this Section 6.08 shall only be given by the Borrowers and their Subsidiaries and apply for the benefit of a DIP Lender or DIP Agent to the extent that such representations and warranties would not result in any violation of, or conflict with EU Regulation (EC) 2771/96 and implementing legislation of any Member State of the EU or the UK.

Section 6.09       Restrictions on Payment of Dividends, Negative Pledges, Etc. Enter into, or permit any of its Subsidiaries to enter into, any agreement that limits, prohibits, restricts or imposes any condition upon (x) the ability of any Subsidiary to pay dividends, make distributions, make loans and advances to, or to Dispose of any assets to, the Credit Parties or (y) the ability of any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the DIP Agent and the other Secured Parties to secure any of the Obligations, or, in each case, which requires the consent of any other Person in connection therewith; provided, however, notwithstanding the foregoing prohibition contained in this Section 6.09, a Subsidiary shall not be prohibited from entering into any of the following:

(a)          any agreement which restricts or limits the ability of any Subsidiary to pay dividends, make distributions, or make loans or advances to the Credit Parties if such Subsidiary party thereto is a non-wholly owned Subsidiary of the Borrowers and such agreement was existing at the time such Subsidiary was acquired by Borrower or one of its Subsidiaries, and was not created in contemplation of such acquisition, and the limitations therein apply only to the property or Equity Interests of such Subsidiary at the time of such acquisition (and accessions, improvements and replacements in respect of such property);

(b)          joint venture agreements with respect to a joint ownership arrangement restricting the distribution of assets or property of, or the payment of dividends by, or the making of loans or advances by, such Joint Venture, or any of such Person’s Subsidiaries, as long as such restrictions are in effect as of the Petition Date; or

(c)          limitations or restrictions contained in any Loan Document;

(d)          limitations or restrictions existing under or by reason of and required by Applicable Law;

(e)          limitations and restrictions contained in agreements relating to any sale of assets or Equity Interests permitted hereunder pending such sale; provided such limitations and restrictions apply only to the assets or Equity Interests being sold;

(f)           limitations or restrictions contained in contracts and agreements outstanding on the Effective Date (and not otherwise permitted under this Section 6.09) and identified on Schedule 6.09(f) and renewals, extensions, refinancings or replacements thereof; provided that the foregoing restrictions set forth in this Section 6.09 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction;

(g)         clause (y) of this Section 6.09 shall not apply to (i) restrictions or conditions imposed by any agreement relating to Permitted Debt that is secured by Permitted Liens if such restrictions or conditions apply only to the property or assets securing such Permitted Debt or (ii) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease; and

(h)         clause (y) of this Section 6.09 shall not apply to limitations or restrictions contained in drilling contracts, charterparty agreements or pool agreements entered into on or after the Effective Date (and not otherwise permitted under this Section 6.09); provided that (i) any such limitations or restrictions are consistent with past practices and no more restrictive on such Subsidiary with respect to the creation, incurrence or existence of Liens on any of its property or assets than the drilling contracts or charterparty agreements listed on Schedule 6.09(f) and (ii) the applicable Subsidiary uses its commercially reasonable efforts to exclude from such drilling contract, charter party agreement or pool agreement any such limitations or restrictions with respect to the creation, incurrence or existence of Liens on any of its property or assets.

Section 6.10       Restricted Payments; Debt Redemptions.

(a)          Declare or make, or permit any of its Subsidiaries to declare or make, directly or indirectly, any Restricted Payment with respect to the ordinary shares of the Lead Borrower, or incur any obligation (contingent or otherwise) to do so, except (i) that the Borrowers and the Guarantors may declare and make dividend payments or other distributions to any Borrower or any other Guarantor and (ii) the Restricted Payments in the ordinary course of business consistent with past practices for payroll, general overhead and administrative services, and Cash Management Services.

(b)          Redeem, cancel, prepay or repurchase or permit any of its Subsidiaries to redeem, cancel, prepay or repurchase (in each case, whether in whole or in part) any subordinated Debt, Prepetition Debt or and any other Debt existing on the Petition Date that is listed on Schedule 6.03.

(c)          of any of the Borrowers or any of their Subsidiaries except (i) in the case of Prepetition Debt, pursuant to the “first day” or other orders entered by the Bankruptcy Court in accordance with the Approved Budget and (ii) any ordinary course payments among the Borrowers and any of their Subsidiaries that are permitted under the Cash Management Order.

Section 6.11       Investments. Make, or permit any of its Subsidiaries to make, any Investments in any Person except Permitted Investments.

Section 6.12       Amendments to Certain Documents. Amend, modify or waive, or permit any of its Subsidiaries to amend, modify or waive, any of its rights under (a) its bylaws, articles of incorporation or similar organizational documents or (b) any instruments, agreements or other documents in respect of any material subordinated Debt, in each case except for any such amendments, modifications or waivers that could not reasonably be expected to materially adversely affect the interests of the DIP Lenders.

Section 6.13       Changes to Fiscal Year. Change its fiscal year (or financial year, as applicable) from the basis in effect on the Effective Date, other than with the consent of the DIP Agent and the Required DIP Lenders.

Section 6.14       Certain Bankruptcy Matters.

(a)          Propose, file, or otherwise support, or permit any of its Subsidiaries to propose, file or otherwise support, any chapter 11 plan that does not (i) contain releases in favor of the DIP Agent, the DIP Lenders and their respective Affiliates and advisors and (ii) except to the extent agreed to by the Debtors and any DIP Lender that will not be paid in full in cash on such effective date, provide for the indefeasible payment in full in cash and full discharge of the Credit Parties’ obligations under the DIP Facility on the effective date of any chapter 11 plan, but excluding payment of contingent indemnity obligations, which shall survive confirmation of such plan.

(b)         Create or permit to exist, or permit any of its Subsidiaries to create or permit to exist, any administrative expense or claim of the kind specified in, ordered pursuant to, or arising under or in connection with section 105, 326, 327, 328, 330, 331, 361, 362, 363, 364, 365, 503(b), 506(c), 507(a), 507(b), 546(c), 552, 726, 1113 or 1114 or any other provision of the Bankruptcy Code that is pari passu with or senior to the Obligations.

Section 6.15       Restrictions Regarding Rowan Rex and ARO.

Each Borrower and Green Turtle Limited (and any other Loan Party that owns equity interests in Rowan Offshore (Gibraltar) Limited) and Rowan Offshore (Gibraltar) Limited (and any other Loan Party that owns equity interests in Rowan Rex) shall procure that (a) Rowan Offshore (Gibraltar) Limited (and any other Loan Party that owns equity interests in Rowan Rex) and (b) Rowan Rex (and any successor Loan Party that owns a “Shareholder Instrument” (as defined in the ARO JV Agreement)) will not

(i)        sell any (x) assets directly owned by Rowan Rex (including any “Shareholder Instrument”) or (y) the equity interests in Rowan Rex, in each case, to any person other than a Loan Party (other than a Loan Party that is formed in an Excluded Jurisdiction and, prior to the date on which it becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand), unless the net proceeds of such sale received are used to prepay the Obligations;

(ii)       grant a security interest or Lien in any (x) assets of Rowan Rex (including any “Shareholder Instrument”) or (y) the equity interests in Rowan Rex, in each case, to any third party creditor or other Person that is not a successor Loan Party (other than a Loan Party that is formed in an Excluded Jurisdiction and, prior to the date on which it becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand) to Rowan Offshore (Gibraltar) Limited;

(iii)      sell the Equity Interest of ARO JV or any “Shareholder Instrument” to any person other than a Loan Party (other than a Loan Party that is formed in an Excluded Jurisdiction and, prior to the date on which it becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand) unless the net proceeds of such sale received are used to prepay the Obligations; and/or

(iv)      Rowan Rex shall not incur any indebtedness or other Debt outside the ordinary course of business.

Section 6.16      Commercial and Technical Management. No Material Subsidiary which owns an Owned Rig shall enter into an agreement for the provision of commercial and/or technical managements services by a third-party to such Material Subsidiary for its Owned Rig without the prior written consent of the Required DIP Lenders, such consent not to be unreasonably withheld.

Section 6.17       Negative Pledge. Create or permit to exist, or permit any Credit Party to create or permit to exist, a Lien on any Property (a) that constitutes Excluded Collateral pursuant to clause (R) of the Collateral Principles and/or (b) that constitutes Collateral but is not subject to a document which is required to be delivered as required by this Agreement and the Collateral Principles, except in the case of clause (b) for Permitted Liens (or in the case of Owned Rigs, Permitted Rig Liens).

Section 6.18       Accounts of Excluded Guarantors in Excluded Jurisdictions. Permit the Excluded Guarantors (as a whole) to hold more than $30,000,000 in the aggregate for more than ten (10) consecutive Business Days in deposit accounts or securities accounts established by the Excluded Guarantors in Excluded Jurisdictions (excluding for this purpose any Excluded Accounts and any such deposit accounts or securities accounts that are subject to a Control Agreement), without the prior consent of the Required DIP Lenders.

Article VII
EVENTS OF DEFAULT

Section 7.01       Events of Default. Each of the following events, upon expiration of any applicable cure period set forth in clauses (a) through (n) below, shall be an (“Event of Default”):

(a)          Any Borrower or any other Guarantor shall fail to pay when due any principal of, or interest on, any DIP Loan or any Borrower or any Guarantor shall fail to pay when due any other Obligation and such non-payment continues for three Business Days after the date such amount shall have become due and payable; or

(b)          Any representation or warranty made by any Borrower or any Guarantor or made by or on behalf of any Guarantor (or any of its respective officers, agents or representatives) (including representations and warranties deemed made pursuant to Section 3.02) under or in connection with any Loan Document to which it is a party shall prove to have been incorrect in any material respect (other than a representation or warranty that is subject to a materiality qualifier in the text thereof, which shall have been incorrect in any respect) when made or deemed made; or

(c)          Any Credit Party (i) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained in Section 5.01(f), Section 5.01(l), Section 5.01(m), Section 5.01(n), Section 5.01(o), Section 5.03, Section 5.05 (but only with respect to the preservation and maintenance of legal existence of any Loan Party), Section 5.10, Section 5.12 or Section 5.16, or Article VI; (ii) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained in Section 5.11, Section 5.04, 5.14, 5.15, or Section 5.18 and such failure shall remain unremedied for five (5) days after the earlier of (x) the date a Responsible Person of any Loan Party has actual knowledge of such failure and (y) the date written notice thereof shall have been given to any Loan Party by the DIP Agent at the request of any DIP Lender or any DIP Lenders; or (iii) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained herein or in any other Loan Document that is not covered by Section 7.01(a), Section 7.01(b) or clause (i) or clause (ii) of this Section 7.01(d) and such failure shall remain unremedied for 30 days after the earlier of (x) the date a Responsible Person of any Loan Party has actual knowledge of such failure and (y) the date written notice thereof shall have been given to any Loan Party by the DIP Agent at the request of any DIP Lender or any DIP Lenders; or

(d)           Any of the Borrowers or any of their Subsidiaries shall (i) fail to pay any principal of or premium or interest on any Debt which is outstanding in the principal amount of at least $40,000,000 in the aggregate, of the Borrowers or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any Debt which is outstanding in the principal amount of at least $40,000,000 or permit or suffer any other event to occur or condition to exist under any agreement or instrument relating to any such Debt, and such default or other event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate, or to permit the acceleration of, the maturity of such Debt or require such Debt to be prepaid prior to the stated maturity thereof; provided that this clause (d) shall not apply to any Prepetition Debt or any other secured or unsecured Debt of a Debtor that arose prior to the Petition Date as to which remedial action by the holder of such Debt is subject to the automatic stay of the Bankruptcy Code imposed in the Chapter 11 Cases; or

(e)          Entry of any final non-appealable judgment, decree or order by a court of competent jurisdiction for the payment of money (in each case other than as a result of the commencement of the Chapter 11 Cases), the uninsured portion of which (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), is in excess of $40,000,000 against the Debtors, and either (x) such judgment shall remain unpaid or not have been vacated or the enforcement thereof stayed (by operation of law (including the automatic stay in the Chapter 11 Cases)), within 30 consecutive days after the entry thereof with respect to any such judgment rendered in the United States or 60 consecutive days after entry thereof with respect to any such judgment rendered outside of the United States or (y) enforcement proceedings shall have been commenced by any creditor upon such judgment; or

(f)          Any Termination Event or Non-U.S. Plan Event shall have occurred and, the sum (determined as of the date of occurrence of such Termination Event or such Non-U.S. Plan Event) of the liabilities to the PBGC or its equivalent under applicable customs or rules of relevant jurisdictions resulting from all such Termination Events and Non-U.S. Plan Event is equal to or greater than $75,000,000; or

(g)          Any Loan Party shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $75,000,000 or requires payments exceeding $25,000,000 in any year; or

(h)          Any Loan Party shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Effective Date by an amount exceeding $75,000,000 in the aggregate; or

(i)           A Change of Control occurs; or

(j)           Any event, including any Termination Event or Non-U.S. Plan Event occurs creating any Funding Liabilities which could reasonably be expected to have a Material Adverse Change and such event is not cured within 30 days from the occurrence of such event; or

(k)          This Agreement or any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of the Credit Agreement or any other Loan Document; or

(l)           The Collateral Documents (or any of them) shall for any reason fail or cease to create, subject to the Collateral Principles and the DIP Order, a valid, enforceable, non-avoidable, perfected, and to the extent automatically and fully perfected by the DIP Order, automatically and fully perfected Lien on any material Collateral purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be perfected or have the priority described herein and in the DIP Order or any Credit Party shall so state in writing; or

(m)         ARO shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against ARO seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property; or

(n)          Bankruptcy Court Matters. The occurrence of any of the following events:

(i)        the DIP Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment other than at the applicable hearing to approve such DIP Order, without the prior written consent of the Required DIP Lenders to the extent required under this Agreement, or any filing by the Debtors of a motion or other pleading seeking entry of such an order; or

(ii)       without the prior written consent of the DIP Agent (acting at the written direction of the Required DIP Lenders) and the Required DIP Lenders, entry of an order requiring the Debtors to make adequate protection payments with respect to (A) any Prepetition Debt or any other Debt existing on the Petition Date (other than the payment of professional fees and expenses in accordance with the Approved Budget)or (B) any other prepetition claims, except in each case as expressly provided for pursuant to “first day” or other orders entered upon pleadings by the Bankruptcy Court in form and substance reasonably satisfactory to the Required DIP Lenders; or

(iii)       entry of an order of the Bankruptcy Court granting any claim, other than as permitted under the Loan Documents, entitled to superpriority administrative expense claim status pari passu with or senior to the claims in favor of the DIP Lenders under the DIP Facility (other than the Carve-Out); or

(iv)       material breach by any Loan Party of the provisions of the DIP Order and such breach shall remain uncured for five days after the earlier of (x) the date a Responsible Person of any Loan Party has actual knowledge of such failure and (y) the date written notice thereof shall have been given to any Loan Party by the DIP Agent at the request of any DIP Lender; or

(v)       (A) entry of an order dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code without the prior written consent of the Required DIP Lenders (excluding the Chapter 11 Cases of the DS-13 and DS-14 Debtors); (B) a trustee, responsible officer or an examiner having expanded powers (beyond those set forth under section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code (other than a fee examiner) is appointed or elected in the Chapter 11 Cases, the Debtors apply for, consent to or acquiesce in, any such appointment, or the Bankruptcy Court shall have entered an order providing for such an appointment, in each case without the prior written consent of the Required DIP Lenders in their sole discretion; (C) without the consent of the Required DIP Lenders, the entry of an order in any of the Chapter 11 Cases seeking authority to obtain financing under section 364 of the Bankruptcy Code (other than the DIP Facility); or (D) the filing or support of any pleading by any Loan Party or Affiliate thereof seeking, or otherwise consenting to, any of the matters set forth in clauses (A) through (C) above; or

(vi)      the entry of an order in the Chapter 11 Cases charging any of the Collateral under section 506(c) of the Bankruptcy Code against the DIP Agent or the DIP Lenders or the commencement of other actions by any Loan Party or Affiliate thereof that challenges the rights and remedies of any of the DIP Agent or the DIP Lenders under the Loan Documents in any of the Chapter 11 Cases or in a manner inconsistent with the Loan Documents; or

(vii)     the DIP Order does not include a waiver, in form and substance satisfactory to the Required DIP Lenders in their sole and absolute discretion, of (A) the right of the Debtors to surcharge the Collateral under section 506(c) of the Bankruptcy Code; (B) the right of the Debtors to assert against the Liens securing the DIP Loans under the DIP Facility the “equities of the case” exception of section 552 of the Bankruptcy Code; and (C) the doctrine of marshalling; or

(viii)    the filing of a motion, pleading or proceeding by or on behalf of any of the Loan Parties or any other Subsidiary, which could reasonably be expected to result in a material impairment of the rights or interests of the DIP Lenders or a determination by a court of competent jurisdiction with respect to a motion, pleading or proceeding brought by another party that results in a material impairment of the rights or interests of the DIP Lenders; provided that such motion, pleading, or proceeding has not been withdrawn or adjourned within five days of such filing; or

(ix)       the entry of any order terminating any Debtors’ exclusive right to file a chapter 11 plan or the expiration of any Debtors’ exclusive right to file a chapter 11 plan; or

(x)        unless otherwise agreed by the Required DIP Lenders, the filing or support of any pleading by any Loan Party (or any Affiliate thereof) seeking, or otherwise consenting to, any relief, the granting of which could reasonably be expected to result in the occurrence of an Event of Default; or

(xi)      the entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against (i) any Owned Rig or (ii) any other material asset of the Debtors in excess of $40,000,000, individually, or to permit other actions that could reasonably be expected to result in a Material Adverse Change; provided, that the Debtors shall have five Business Days after the entry of such an order to obtain a court order vacating, staying, or otherwise obtaining relief from the Bankruptcy Court or another court to address any such court order; or

(xii)      the entry of an order in any of the Chapter 11 Cases denying or terminating the use of cash collateral by the Credit Parties;

provided that notwithstanding anything to the contrary contained herein, the occurrence of any of the foregoing events with respect to any Immaterial Subsidiary shall not constitute a Default or an Event of Default unless such occurrence is with respect to Immaterial Subsidiaries that, in the aggregate, (x) own assets (excluding intercompany investments, loans, advances or receivables) having a book value of greater than 10% of the book value of all assets of the Lead Borrower and its Consolidated Subsidiaries or (y) have annual revenue of greater than 10% of the annual revenue of the Lead Borrower and its Consolidated Subsidiaries, in each case as of the last day of the most recently ended fiscal year for which financial statements are available or required to be delivered.

Section 7.02       Remedies. Subject to the terms of the DIP Order, during the continuance of any Event of Default, (i) the Required DIP Lenders may, and the DIP Agent shall at the request of the Required DIP Lenders, in each case upon five Business Days’ prior written notice (the “Remedies Notice Period”) to the Lead Borrower, declare the obligation of each DIP Lender to make DIP Loans to be terminated, whereupon each such obligation and all of the Commitments shall forthwith terminate and (ii) the Required DIP Lenders may, and the DIP Agent shall at the request of the Required DIP Lenders, by notice to the Lead Borrower, declare the Obligations to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that the Obligations shall become automatically due and payable and all Commitments shall automatically terminate without any notice, presentment or demand upon the occurrence of an Event of Default under Section 7.01(n)(i) or Section 7.01(n)(v). During the Remedies Notice Period, the Debtors shall be permitted to use cash collateral (x) in the ordinary course of business, subject to the Approved Budget in accordance with the Loan Documents, and (y) for the funding of the Carve-Out. Notwithstanding anything contained herein, during the Remedies Notice Period, the Debtors, the unsecured creditors committee (if any) or any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court, but solely to present a case that no Default or Event of Default exists.

Section 7.03      Application of Funds.After the exercise of remedies provided for above (or after the Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the DIP Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the DIP Agent and the DIP Lenders) payable to the DIP Agent in its capacity as such;

Second, to payment of that portion of the Obligations (other than Obligations owed to Defaulting Lenders) constituting fees, indemnities, expenses and other amounts payable to the DIP Lenders (including fees, charges, and disbursements of counsel to the respective DIP Lender and amounts payable under Section 2.07), ratably among them in proportion to the respective amounts described in this clause Second owing to them;

Third, to payment of that portion of the Obligations (other than Obligations owed to Defaulting Lenders) constituting accrued and unpaid interest and fees on the Obligations, ratably among the DIP Lenders in proportion to the respective amounts described in this clause Third owing to them;

Fourth, to payment of that portion of the Obligations (other than Obligations owed to Defaulting Lenders) constituting unpaid principal of the DIP Loans, ratably among the DIP Lenders, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of the other Obligations (not covered by First to Fourth above) (other than Obligations owed to Defaulting Lenders), ratably among the Secured Parties, in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus, or as a court of competent jurisdiction may direct.

Article VIII
THE DIP AGENT AND THE DIP LENDERS

Section 8.01      Appointment and Authority.

(a)         Each DIP Lender hereby irrevocably appoints the DIP Agent to act on its behalf as the DIP Agent hereunder, respectively, and under the other Loan Documents and authorizes the DIP Agent to take such actions on its behalf and to exercise such powers as are delegated to the DIP Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the DIP Agent and the DIP Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b)          Each DIP Lender hereby appoints each other DIP Lender as its agent for the purpose of perfecting Liens, for the benefit of the DIP Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other Applicable Law can be perfected only by possession or control. Should any DIP Lender obtain possession or control of any such Collateral, such DIP Lender shall notify the DIP Agent thereof, and, promptly upon the DIP Agent’s request therefor shall deliver such Collateral to the DIP Agent or otherwise deal with such Collateral in accordance with the DIP Agent’s instructions. Each DIP Lender authorizes the DIP Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each DIP Lender agrees that no Secured Party (other than the DIP Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the DIP Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the DIP Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the DIP Agent on behalf of the Secured Parties.

(c)          Each DIP Lender irrevocably appoints, designates and authorizes the DIP Agent to act as security trustee (the “Security Trustee”) on its behalf with regard to (i)  the security, powers, rights, titles, benefits and interests (both present and future) to be constituted by and conferred on the Security Trustee in its capacity as “security trustee” under or pursuant to the mortgages (the “Rig Mortgages”) to be granted by certain Material Subsidiaries in favor of the Security Trustee in its capacity as “security trustee” covering the whole of each of the Owned Rigs, and the Vessel Security Agreement, (ii) the security, powers, rights, titles, benefits and interests (both present and future) to be constituted by and conferred on the Security Trustee in its capacity as “security trustee” under or pursuant to the Collateral Documents and/or the Guaranties to be granted by the Borrowers and the Guarantors in favor of the Security Trustee in its capacity as “security trustee”, (iii) all monies, property and other assets paid or transferred thereto or vested therein or in any agent thereof or received or recovered thereby or by any agent thereof pursuant to, or in connection with, the Rig Mortgages, the Collateral Documents, the Guaranties, and the Vessel Security Agreement, whether from the relevant Material Subsidiaries or any other Person, and (iv) all monies, investments, property or other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable thereby or by any agent thereof in respect of the same (or any part thereof).  The Security Trustee in its capacity as “security trustee” does hereby declare that it will hold the Rig Mortgages, the Collateral Documents, the Guaranties and any related security as trustee in trust for the benefit of the Secured Parties, from and after the execution thereof, and the Security Trustee in its capacity as “security trustee” hereby accepts such appointment and agrees to hold, receive, administer and enforce the Rig Mortgages, the Collateral Documents, the Guaranties and related security, which Rig Mortgages, Collateral Documents and related security shall constitute the corpus of the trust, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, but the Security Trustee in its capacity as “security trustee” shall have no obligations hereunder or under the Rig Mortgages or the Collateral Documents or the Guaranties, and related security except those obligations of the Security Trustee in its capacity as “security trustee” expressly set forth herein and therein.  The Security Trustee in its capacity as “security trustee” shall benefit from and be subject to all provisions hereof that are otherwise applicable to the DIP Agent, mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties.  The replacement of the DIP Agent pursuant to the provisions of this Article VIII also constitute the replacement of the Security Trustee in its capacity as “security trustee”.

Section 8.02       Agent Individually.

(a)          Each DIP Lender understands that the Person serving as DIP Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Each DIP Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information (other than information required to be delivered by the DIP Agent to the DIP Lenders pursuant to this Agreement) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the DIP Lender that are not members of the Agent’s Group. The DIP Agent nor any member of the Agent’s Group shall have no duty to disclose to any DIP Lender, or use on behalf of the DIP Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that the DIP Agent shall deliver or otherwise make available to each DIP Lender such documents as are expressly required and provide such notifications as are expressly required by any Loan Document to be transmitted by the DIP Agent to the DIP Lenders.

(b)          Each DIP Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the DIP Lenders (including the interests of the DIP Lenders hereunder and under the other Loan Documents). Each DIP Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as DIP Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any DIP Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary or equitable duties (including without limitation any duty of trust or confidence) owing by the DIP Agent or any member of the Agent’s Group to any DIP Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account, except that the DIP Agent shall perform all of its obligations that are expressly required by this Agreement or any other Loan Document to which it is a party.

Section 8.03       Duties of Agents; Exculpatory Provisions.

(a)          The DIP Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the DIP Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the DIP Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the DIP Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the DIP Agent or any of its Affiliates to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under the Bankruptcy Code or other debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or other debtor relief law.

(b)          The DIP Agent shall not be liable for any action taken or not taken by it (i) with the written consent or at the written direction of the Required DIP Lenders (or such other number or percentage of the DIP Lenders as shall be necessary, or as the DIP Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01) or (ii) in the absence of its own gross negligence or willful misconduct. The DIP Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless (x) in the case of a Default arising under Section 7.01(a), the DIP Agent has actual knowledge of such Default or (y) in the case of any Default other than Default arising under Section 7.01(a), until the Borrowers or any DIP Lender shall have given written notice to the DIP Agent describing such Default and such event or events.

(c)            None of the DIP Agent or any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v)  the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the DIP Agent.

(d)             Nothing in this Agreement or any other Loan Document shall require the DIP Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any DIP Lender and each DIP Lender confirms to the DIP Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the DIP Agent or any of its Related Parties.

Section 8.04       Reliance by Agents. The DIP Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The DIP Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a DIP Loan that by its terms must be fulfilled to the satisfaction of a DIP Lender, the DIP Agent may presume that such condition is satisfactory to such DIP Lender unless an officer of the DIP Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such DIP Lender prior to the making of such DIP Loan and in the case of a Borrowing, such DIP Lender shall not have made available to the DIP Agent such DIP Lender’s Ratable Portion of such Borrowing. The DIP Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05       Delegation of Duties. The DIP Agent may perform any and all of their respective duties and exercise their respective rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the DIP Agent. The DIP Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the DIP Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.05 (as though such sub-agents were the “DIP Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 8.06       Non-Reliance on Agents and DIP Lenders.

(a)         Each DIP Lender confirms to the DIP Agent, each DIP Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the DIP Agent, any DIP Lender or any of their respective Related Parties, of evaluating the merits and risks (including Tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making DIP Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making DIP Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b)          Each DIP Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the DIP Agent, the other DIP Lenders or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the DIP Agent, any other DIP Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i)        the financial condition, status and capitalization of the Borrowers and each other Credit Party;

(ii)       the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii)      determining compliance or non-compliance with any condition hereunder to the making of a DIP Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv)       the adequacy, accuracy and/or completeness of any information delivered by the DIP Agent, the DIP Lenders or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document; provided that this Section 8.06(b)(iv) shall not affect any express obligations of DIP Agent or any DIP Lender under this Agreement to provide notices or information.

Without limiting the indemnification obligations of the DIP Lenders, the DIP Agent (in its role as such and in its role as the Security Trustee) shall at the direction of the Required DIP Lenders (which can be through counsel): (w) appear in proceedings before the Bankruptcy Court and any other court; (x) execute and deliver Loan Documents and any other document or instrument; (y) file Loan Documents and any other document or instrument; and/or (z) execute and/or deliver notices to any Credit Party or any other Person, in respect of the Loan Documents and/or Collateral; in each case of clauses (w), (x), (y) and (z), including, without limitation, in connection with (1) obtaining, perfecting, preserving and maintaining liens and security interest in the Collateral in accordance with this Agreement and the DIP Order and (2) to document, obtain and enforce of rights and remedies under the Loan Documents.

Section 8.07       Indemnification. The DIP Lenders agree to indemnify the DIP Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them (or if no principal of the Notes is at the time outstanding or if any principal of the Notes is held by any Person which is not a DIP Lender, ratably according to the respective amounts of their Commitments then existing, or, if no such principal amounts are then outstanding (or if any principal of the Notes is held by any Person which is not a DIP Lender) and no Commitments are then existing, ratably according to the respective amounts of the Commitments existing immediately prior to the termination thereof), from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the DIP Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the DIP Agent under the Loan Documents (EXPRESSLY INCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY OR EXPENSE ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY OR EXPENSE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DIP AGENT). IT IS THE INTENT OF THE PARTIES HERETO THAT THE DIP AGENT SHALL, TO THE EXTENT PROVIDED IN THIS Section 8.07, BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE. Without limitation of the foregoing, each DIP Lender agrees to reimburse the DIP Agent promptly upon demand for such DIP Lender’s ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the DIP Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, or any of them, to the extent that the DIP Agent is not reimbursed for such expenses by the Borrowers.

Section 8.08       Resignation by the Agents; Removal of Agents.

(a)          The DIP Agent may at any time give notice of its resignation to the Borrowers and the DIP Lenders. Upon receipt of any such notice of resignation, the Required DIP Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a commercial bank or trust company, or an Affiliate of any such bank or trust company or, subject to the Lead Borrower’s approval (such approval not to be unreasonably withheld), another Person that engages in agency functions. If no such successor shall have been so appointed by the Required DIP Lenders and shall have accepted such appointment within 30 days after the retiring DIP Agent gives notice of its resignation (such 30-day period, the “Agent Appointment Period”), then the retiring DIP Agent may on behalf of the Required DIP Lenders, appoint a successor DIP Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring DIP Agent to appoint, on behalf of the Required DIP Lenders, a successor DIP Agent the retiring DIP Agent may at any time upon or after the end of the Agent Appointment Period notify the Borrowers and the Required DIP Lenders that no qualifying Person has accepted appointment as successor DIP Agent and the effective date of such retiring DIP Agent’s resignation, which effective date shall be no earlier than three Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor DIP Agent has been appointed and accepted such appointment, the retiring DIP Agent’s resignation shall nonetheless become effective and (i) the retiring DIP Agent shall be discharged from its duties and obligations as DIP Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the DIP Agent shall instead be made by or to each DIP Lender directly, until such time as the Required DIP Lenders appoint a successor DIP Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as DIP Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as DIP Agent of the retiring (or retired) DIP Agent, and the retiring DIP Agent shall be discharged from all of its duties and obligations as DIP Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor DIP Agent shall be substantially the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring DIP Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring DIP Agent its sub agents and its Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring DIP Agent was acting as DIP Agent.

(b)            Anything herein to the contrary notwithstanding, if at any time the Required DIP Lenders determine that the Person serving as DIP Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Required DIP Lenders may by notice to the Borrowers and such Person remove such Person as DIP Agent, and, in consultation with the Lead Borrower, appoint a replacement DIP Agent, which shall be a to appoint a successor, which shall be a commercial bank or trust company, or an Affiliate of any such bank or trust company or, subject to the Lead Borrower’s approval (such approval not to be unreasonably withheld), another Person that engages in agency functions.

Section 8.09       DIP Lender’s Reliance, Etc. None of the DIP Lenders nor any of their Related Parties shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limitation of the generality of the foregoing, each DIP Lender (i) may treat the payee of any Note as the holder thereof until it receives and executes an Assignment and Acceptance entered into by the DIP Lender that is payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.06, (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any DIP Lender and shall not be responsible to any DIP Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith on the part of the Borrowers or any other Person or to inspect the property (including the books and records) of the Borrowers or any other Person; (v) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed, given or sent by the proper party or parties except for liability determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its gross negligence or willful misconduct.

Section 8.10       Cure of Defaulting Lender. If the DIP Agent and the DIP Lenders agree in writing in their discretion that a DIP Lender is no longer a Defaulting Lender, the DIP Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14), such DIP Lender will, to the extent applicable, purchase at par such portion of outstanding DIP Loans of the other DIP Lender and/or make such other adjustments as the DIP Agent may determine to be necessary to cause the DIP Loans of the DIP Lender to be on a pro rata basis in accordance with their respective Commitments, whereupon such DIP Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Credit Extension of each DIP Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such DIP Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such DIP Lender’s having been a Defaulting Lender.

Section 8.11       DIP Agent. In its capacity as DIP Agent, the DIP Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each DIP Lender authorizes the DIP Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each DIP Lender agrees that no Secured Party (other than the DIP Agent, the DIP Agent or the Required DIP Lenders) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the DIP Agent and the Required DIP Lenders for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, subject to this Agreement and the DIP Order, the DIP Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents, necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the DIP Agent and the DIP Agent on behalf of the Secured Parties.

Section 8.12       Collateral Release Matters. The DIP Lenders hereby authorize the DIP Agent, at its option and in its discretion, to release any Lien granted to or held by the DIP Agent upon any Collateral (a) as described in Section 9.01(d); or (b) if approved, authorized or ratified in writing by the Required DIP Lenders, unless such release is required to be approved by all of the DIP Lenders hereunder; provided, however, that (i) the DIP Agent shall not be required to execute any such document on terms which, in the DIP Agent’s opinion, would expose the DIP Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon all interests retained by the Borrowers or any Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the DIP Agent of documents in connection with any such release shall be without recourse to or warranty by the DIP Agent.

Section 8.13       Agents May File Proofs of Claim. In case of the pendency of any proceeding with respect to any Debtor, Borrower or any other Guarantor under any federal, state or foreign bankruptcy, insolvency, receivership, administration, examinership or similar law now or hereafter in effect, the DIP Agent (irrespective of whether the principal of any DIP Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the DIP Agent shall have made any demand on the Borrowers) or the DIP Agent shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the DIP Loans and all other Obligations or Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the DIP Lenders and the DIP Agent allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, administrator, examiner, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each DIP Lender and each other Secured Party to make such payments to the DIP Agent and, in the event that the DIP Agent shall consent to the making of such payments directly to any DIP Lender or the other Secured Parties, to pay to the DIP Agent any amount due to it, in its capacity as the DIP Agent under the Loan Documents (including under Section 8.02 and Section 8.04).

Section 8.14       Swiss Collateral Documents. Without limiting any other rights of the DIP Agent under this Agreement, in relation to the Collateral Documents governed by the laws of Switzerland (the “Swiss Collateral Documents”):

(a)          the DIP Agent holds:

(i)        any Collateral constituted by such Swiss Collateral Document (but only in relation to an assignment or any other non-accessory (nicht akzessorische) Collateral);

(ii)       the benefit of this paragraph; and

(iii)      any proceeds of such Collateral,

as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties which have the benefit of such Collateral in accordance with this Agreement and the respective Swiss Collateral Documents;

(b)         each present and future Secured Party hereby authorizes the DIP Agent:

(i)        acting for itself, and in the name and for the account of such Secured Party, to accept as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) Collateral made or expressed to be made to such Secured Party in relation to the Swiss Collateral Documents, to hold, administer and, if necessary, enforce any such Collateral on behalf of each relevant Secured Party which has the benefit of such Collateral in accordance with the Loan Documents, including the DIP Order;

(ii)       to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Collateral Document which creates a pledge or any other Swiss law accessory (akzessorische) Collateral;

(iii)      to effect as its direct representative (direkter Stellvertreter) any release of a Collateral created under a Swiss Collateral Document in accordance with this Agreement; and

(iv)      to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the DIP Agent hereunder or under the relevant Swiss Collateral Document.

Article IX
MISCELLANEOUS

Section 9.01     Amendments, Etc.

(a)           Amendments Generally. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required DIP Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i)            no amendment, waiver or consent shall, unless in writing and signed by all the DIP Lenders affected thereby, do any of the following: (A) increase or extend any Commitment of any DIP Lender or subject any DIP Lender to any additional obligation, (B) forgive or reduce the pricing of, principal of, or rate of interest on, the DIP Loans or any fees or other amounts payable hereunder, and (C) postpone any date fixed for any payment of principal of, or interest on, the DIP Loans or any fees or other amounts payable hereunder (it being agreed that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment will not constitute a postponement under this clause (C)); provided, however, that only the consent of the Required DIP Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate;

(ii)           no amendment, waiver or consent shall, unless in writing and signed by all the DIP Lenders, do any of the following: (A) take any action which requires the signing of all the DIP Lenders pursuant to the terms of any Loan Document, (B) change the percentage of the Commitments or of the aggregate unpaid principal amount of the DIP Loans which shall be required for the DIP Lenders or any of them to take any action under any Loan Document, (C) amend this Section 9.01, (D) release any Guaranty (other than as set forth in Section 9.01(c)), (E) modify Section 2.10(a) or any provision of Section 2.11(a) that deals with the ratable treatment of the DIP Lenders, modify Section 7.03 or any other pro rata sharing provisions of any Loan Document, (F) release all or substantially all of the Collateral or (G) grants a pari passu or senior lien or claim or other interest on any material portion of the Collateral (or subordinate any Lien on any material portion of the Collateral);

(iii)           no amendment, waiver or consent shall, unless in writing and signed by the DIP Agent in addition to the DIP Lenders required above to take such action, affect the rights or duties of the DIP Agent under any Loan Document;

(iv)          the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto (and, in the event such modification (x) results in an increase in the amount of any fees and indemnities payable thereunder or (y) adversely affects the rights of any of the DIP Lenders, in each case, the Required DIP Lenders); and

(v)           notwithstanding anything herein to the contrary, if the Required DIP Lenders and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Required DIP Lenders and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement or such other Loan Document.

(vi)          notwithstanding anything herein to the contrary, extensions to time periods required for delivery of any Initial Approved Budget or Budget Update, as set forth in Section 5.01(k), may be granted by electronic mail from the Required DIP Lender’s counsel.

(vii)         notwithstanding anything herein to the contrary, other than any amendment or waiver governed by this Section 9.01 or in any other Loan Document, any consent required to be specified by the Required DIP Lenders hereunder or in any other Loan Document may be granted by DIP Lender Professional on behalf of the Required DIP Lenders, and such consent may be provided to the Borrowers by electronic mail from the Required DIP Lender’s counsel.

(b)           Defaulting Lenders. Anything herein to the contrary notwithstanding, during such period as a DIP Lender is a Defaulting Lender, to the fullest extent permitted by Applicable Law, such DIP Lender will not be entitled to vote in respect of amendments, waivers, determinations, consents, or notifications hereunder or under any other Loan Document, and the Commitment, outstanding DIP Loans, and other extensions of credit of such DIP Lender hereunder will not be taken into account in determining whether the Required DIP Lenders or all of the DIP Lenders, as required, have approved any such amendment, waiver, determination, consent, or notification (and the definition of “Required DIP Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment, waiver, determination, consent, or notification that would (i) increase or extend the term of the Commitment of such Defaulting Lender, (ii) extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, (iii) reduce the principal amount of any obligation owing to such Defaulting Lender, (iv) reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or (v)  alter the terms of this proviso, will require the consent of such Defaulting Lender. If a Defaulting Lender’s consent to an amendment, waiver, determination, consent, or notification is required pursuant to this Section 9.01 or any other provision in the Loan Documents, and such Defaulting Lender has failed to respond to a written request from the DIP Agent to approve such waiver, amendment, determination, consent, or notification for 30 days after such Defaulting Lender’s receipt of such request, such Defaulting Lender will be deemed to have approved such amendment, waiver, determination, consent, or notification.

(c)           Permitted Releases of Guarantors. Anything herein to the contrary notwithstanding, the DIP Lenders hereby irrevocably authorize the DIP Agent to release any Guarantor that becomes a Guarantor pursuant to and in accordance with the terms and conditions set forth in Section 5.10 upon (i) the indefeasible payment in full in cash and full discharge of the Obligations (other than contingent indemnification obligations as to which no claim has been received by any Loan Party), (ii) such Guarantor ceasing to be a Subsidiary as a result of any Disposition otherwise permitted under, and made in compliance with the terms of, this Agreement and the other Loan Documents or (iii) such Guarantor ceasing to exist as permitted by Section 6.04(a).

(d)           Release of Collateral.

(i)            Each DIP Lender hereby authorizes the DIP Agent to release any Liens granted to the DIP Agent by the Credit Parties on the Collateral (A) upon the indefeasible payment in full in cash and full discharge of the Obligations (other than contingent indemnification obligations as to which no claim has been made), or (B) pursuant to a Disposition of Property permitted under this Agreement or any other Loan Document subject to the DIP Lenders’ prior receipt of a Proceeds Certificate and satisfaction of the provisions of the following clause (ii).

(ii)           The DIP Agent agrees for the benefit of the Borrowers and the Guarantors that if the DIP Agent and the Required DIP Lenders at any time receive the following with respect to any release referred to in Section 9.01(d)(i)(B), at least ten (10) days prior to the proposed release: (i) an officer’s certificate stating that the conditions precedent in this Agreement and all other relevant Loan Documents, if any, relating to the release of the Collateral have been complied with, and a list of Property to be disposed, Net Cash Proceeds expected to be received in connection therewith and the specific provisions of the this Agreement that permit such Disposition; and (ii) the proposed instrument or instruments releasing such Lien as to such Property in recordable form, then, so long as the Required DIP Lenders do not deliver to the Borrowers and the DIP Agent within seven (7) days (such period of time, the “Objection Window”) after receipt of such notice a written objection (during which Objection Window the Borrowers shall comply with reasonable requests for information with respect to the applicable Disposition from the Required DIP Lenders), the DIP Agent shall promptly (and the DIP Lenders hereby authorize the DIP Agent to) execute and deliver (or otherwise authorize the filing of) such release and such instrument or instruments to the Borrowers or other applicable Guarantor and take such action and execute any such other documents as may be reasonably requested by the Lead Borrower and at the Lead Borrower’s expense in connection with the release. The DIP Lenders hereby authorize the DIP Agent to execute and deliver (or otherwise authorize the filing of) such release and such instrument or instruments in accordance with this Section 9.01(d) at any time after the Objection Window expires. In addition, the DIP Agent agrees to (and the DIP Lenders hereby authorize the DIP Agent to) take such actions as are reasonably requested by the Lead Borrower and at the Lead Borrower’s expense to terminate the Liens and security interests created by the Loan Documents upon the indefeasible payment in full in cash, and the full discharge of the Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of all Commitments.

Section 9.02     Notices, Etc.

(a)          All notices, demands, requests, consents and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail), and mailed, faxed, or delivered, if to the Borrowers and the other Credit Parties, at the address, facsimile number or email address set forth below:

Valaris plc

Treasury Department

Attn:      Treasurer

5847 San Felipe, Suite 3300

Houston, Texas 77057

Phone:      713-789-1400

E-mail: Darin.Gibbins@valaris.com

With a copy to:

Valaris plc

Attn: Michael T. McGuinty, Senior Vice President and General Counsel

110 Cannon Street

London, EC4N 6EU United Kingdom

E-mail: Michael.McGuinty@valaris.com

With a copy to (which copy shall not constitute notice hereunder):

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention: Samantha Good, P.C.; Kelann Stirling

Phone: (415) 439-1914

Facsimile: (415) 439-1500

E-mail: sgood@kirkland.com; kelann.stirling@kirkland.com

if to the DIP Agent, at its address, facsimile number or email address set forth below:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Geoffrey J, Lewis

Facsimile: (302) 421-9137

E-mail: GLewis@wsfsbank.com

With a copy to:

Pryor Cashman LLP

1 Times Square

New York, NY 10036-6569

Attention: Seth H. Lieberman, Esq.

Facsimile: (212) 798-6917

Phone: (212) 326-0819

E-mail: slieberman@pryorcashman.

if to the Required DIP Lenders, to the care of address and email address set forth below:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Thomas Moers Mayer, Stephen Zide and Nathaniel Allard

Email: tmayer@kramerlevin.com, szide@kramerlevin.com and nallard@kramerlevin.com.

(b)           All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mail, (iii) if an Approved Electronic Communication is to be delivered, by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.03 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) subject to the limitations or exclusions upon those forms of Communications that may not be transmitted by means of Approved Electronic Communications, and other than any notice given to the Borrowers of an assignment under Section 9.06(a) (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile), if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the DIP Agent pursuant to Article II or Article VIII shall not be effective until received by the DIP Agent.

(c)           Notwithstanding clauses (a) and (b) (unless the DIP Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the DIP Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the DIP Agent to the Lead Borrower. Nothing in this clause (c) shall prejudice the right of the DIP Agent or any DIP Lender to deliver any Approved Electronic Communication to any Credit Party in any manner authorized in this Agreement or to request that the Borrowers effect delivery in such manner.

Section 9.03     No Waiver; Remedies. No failure on the part of any DIP Lender or the DIP Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.04     Costs, Expenses and Indemnity.

(a)           Costs and Expenses. The Borrower shall pay, on a monthly basis (i) all reasonable and documented fees, costs, disbursements and expenses of the DIP Agent and the DIP Lenders in connection with the Chapter 11 Cases, the Debtors, the negotiation and implementation of any chapter 11 plan, and the English Proceeding (including for the preparation, negotiation, execution, documentation, delivery, administration and modification of the Commitment Letter, the Loan Documents, including, without limitation, such fees and expenses of the DIP Agent and the DIP Lenders with respect to the satisfaction of the matters referred to in Section 3.01 and Section 3.02, and any due diligence investigation, syndication expenses, travel expenses and fees, disbursements and irrecoverable value added taxes and other charges of counsel (including, without limitation, the reasonable and documented fees, costs, disbursements and expenses of the DIP Lender Professionals)), and (ii) all reasonable and documented legal and other fees, costs, disbursements and expenses of the DIP Agent and the DIP Lenders (including, without limitation, the reasonable and documented out-of-pocket fees, costs, disbursements and expenses of (u) Kramer Levin Naftalis & Frankel LLP, (v) Akin Gump LLP, (w) Porter Hedges LLP, (x) Watson Farley & Williams LLP, (y) to the extent the Required DIP Lenders deem necessary, one local counsel to the DIP Lenders and the DIP Agent, as a whole, in each relevant jurisdiction, and (z) to the extent the Required DIP Lenders deem necessary, in the case of an actual or perceived conflict of interest where the person affected by such conflict retains its own counsel, of another firm of counsel for such affected person in each relevant jurisdiction), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Commitment Letter, the Loan Documents or incurred in connection with any workout, restructuring or bankruptcy.

(b)          Indemnification. The Credit Parties shall indemnify the DIP Agent and the DIP Lenders and each of their respective affiliates and their affiliates’ respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, liabilities, actions, costs, expenses and disbursements (including irrecoverable value added taxes, reasonable and documented fees and out-of-pocket costs and expenses of the DIP Lender Professionals), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense or defending against, or participating in any such loss, damage, penalty, claim, demand, action, judgment, suit, liability or action or other proceeding or in connection therewith), in each case arising out of or in connection with or by reason of the Commitment Letter, the DIP Agent Fee Letter, this Agreement or the other Loan Documents or any of the transactions contemplated hereby or thereby, or the actual or proposed use of the proceeds DIP Facility (any of the foregoing, an “Action”), regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such Action is initiated by the Credit Parties’ equity holders, creditors or any other third party or any of its respective subsidiaries or affiliates), except solely with respect to an Indemnified Party, to the extent such liability, obligation, loss, damage, penalty, claim, demand, action, judgment, suit, cost, expense or disbursement (i) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or (ii) arises out of a dispute solely among Indemnified Parties and not arising out of any act or omission of any of the Borrowers or any of their Subsidiaries (other than any claims, damages, losses, liabilities and expenses against the DIP Agent in its capacity as such) or (iii) is an Excluded Tax or is recoverable value added taxes except to the extent such excluded tax or recoverable value added tax is payable solely as a result of the indemnified obligations hereunder; provided, however, the Borrowers shall have no obligation to indemnify any Indemnified Parties under the Loan Documents for any liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements in relation to any Noteholder Litigation.

Section 9.05     Right of Set-Off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the DIP Agent or the Required DIP Lenders to declare the Notes due and payable pursuant to the provisions of Section 7.01, the DIP Agent and each DIP Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the DIP Agent or such DIP Lender to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the Note held by the DIP Agent or such DIP Lender, irrespective of whether or not the DIP Agent or such DIP Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the DIP Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the DIP Agent and the DIP Lenders and (y) such Defaulting Lender will provide promptly to the DIP Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each of the DIP Agent and each DIP Lender agrees promptly to notify the DIP Agent after any such set-off and application made by the DIP Agent on behalf of such DIP Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the DIP Agent and each DIP Lender under this Section 9.05 are in addition to other rights and remedies (including other rights of set-off) which the DIP Agent and such DIP Lender may have.

Section 9.06     Assignments and Participations.

(a)           Assignments by DIP Lenders. Each DIP Lender may, in accordance with Applicable Law, assign to one or more DIP Lenders or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the DIP Loans owing to it and the Notes held by it); provided, however, that

(i)            each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement,

(ii)           except in the case of an assignment of all of a DIP Lender’s rights and obligations under this Agreement, and/or other than with respect to assignments to a current DIP Lender, Affiliates of a DIP Lender, an Approved Fund of a DIP Lender, the sum of the Commitment of the assigning DIP Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the least of (x) $5,000,000 (and in increments of $1,000,000 in excess thereof) (with such minimum amounts calculated as an aggregate for a DIP Lender and its Affiliates with respect to same day assignments by a group of affiliated DIP Lenders) or (y) such lesser amounts that the Lead Borrower may agree (with consent not to be unreasonably withheld, delayed or conditioned),

(iii)           each such assignment shall be to an Eligible Assignee and no assignment shall be made to any Disqualified Lender,

(iv)          written consent of the Borrowers and the DIP Agent is required (not to be unreasonably withheld or delayed) to such assignment if and only if such assignment is to a Person that is not another DIP Lender, any Affiliate of any DIP Lender or an Approved Fund; provided, that no such consent shall be required of the Borrowers if an Event of Default hereunder has occurred and is continuing; provided, however, that, the Borrowers shall be deemed to have consented to such assignment unless it shall object by written notice (which may be by electronic mail) to the DIP Agent and the DIP Lender requesting such consent within five Business Days after having received written notice of such assignment,

(v)           the parties to each such assignment shall execute and deliver to the DIP Agent, for recording by the DIP Agent in the Register, an Assignment and Acceptance, together with any Notes then held by such assigning DIP Lender and any Notes then held by such assignee and, except in the case of an assignment from a DIP Lender to its Affiliate, a processing and recordation fee of $3,500 payable to the DIP Agent, and

(vi)          no such assignment will be made to any Defaulting Lender or any of its subsidiaries, any Disqualified Lender, or any person who, upon becoming a DIP Lender hereunder, would constitute any of the foregoing Persons described in this clause (vi).

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a DIP Lender hereunder and (y) the DIP Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning DIP Lender’s rights and obligations under this Agreement, such DIP Lender shall cease to be a party hereto except that the rights under Section 2.07, Section 2.09 and Section 9.04 of such DIP Lender shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a party hereto). Any assignment or transfer by a DIP Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such DIP Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.06.

(b)          Agreements of Assignor and Assignee. By executing and delivering an Assignment and Acceptance, the DIP Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning DIP Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning DIP Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any other Person or the performance or observance by the Borrowers or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the DIP Agent, such assigning DIP Lender or any other DIP Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the DIP Agent to take such action as DIP Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the DIP Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a DIP Lender.

(c)           Register. The DIP Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the DIP Agent’s address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the DIP Lenders, and the Commitments of, and principal amounts (and stated interest, if any) of the DIP Loans owing to, each DIP Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the DIP Agent and the DIP Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a DIP Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any DIP Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Acceptance of Assignment by DIP Agent; Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning DIP Lender and an assignee representing that it is an Eligible Assignee, together with any Notes then held by such assigning DIP Lender and any Notes then held by such assignee, the DIP Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile) to the Lead Borrower. Within five Business Days after its receipt of such notice, an authorized officer of the Borrowers shall execute and deliver to the DIP Agent, in exchange for any surrendered Notes, a new Note payable to the order of such Eligible Assignee (if a new Note is requested by such Eligible Assignee) in an amount equal to its Commitment after giving effect to such Assignment and Acceptance and, if the assigning DIP Lender has retained a Commitment hereunder, a new Note payable to the order of the assigning DIP Lender (if a new Note is requested by the assigning DIP Lender) in an amount equal to the Commitment retained by it hereunder (such new Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, if any, shall be dated the effective date of such Assignment and Acceptance, shall be properly completed and shall otherwise be in substantially the form of Exhibit B).

(e)           Participations. Each DIP Lender, in accordance with Applicable Law, may sell participations to one or more DIP Lenders or other entities (other than the Borrowers or any of its Affiliates or any Disqualified Lender) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments, the DIP Loans owing to it and the Note held by it); provided that (i) such DIP Lender’s obligations under this Agreement (including its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such DIP Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such DIP Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrowers, the DIP Agent, and the other DIP Lenders shall continue to deal solely and directly with such DIP Lender in connection with such DIP Lender’s rights and obligations under this Agreement, (v) the terms of any such participation shall not include voting rights for the Participant other than for matters requiring consent of all DIP Lenders or all affected DIP Lenders as set forth in Section 9.01(a) hereof; provided, that each DIP Lender shall provide the Borrowers with written notice of any such participation as soon as reasonably practicable to the extent such participation grants to the Participant voting rights over matters requiring consent of all DIP Lenders or all affected DIP Lenders, and (vi) such DIP Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintains a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the DIP Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no DIP Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form for U.S. federal income Tax purposes or to the extent required pursuant to sub-clause (v) above. The entries in the Participant Register shall be conclusive absent manifest error, and such DIP Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Participant shall not be entitled to receive any greater payment under Section 2.07 and Section 2.09 than the applicable DIP Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the Borrowers’ prior written consent or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.09 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.09 as though it were a DIP Lender (it being understood that the Tax documentation required under Section 2.09 shall be delivered to the participating DIP Lender and the participating DIP Lender shall promptly provide a copy of such Tax documentation to the Lead Borrower).

(f)           Disclosure of Information. Any DIP Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers or any of their Affiliates furnished to such DIP Lender by or on behalf of the Borrowers or any of their Affiliates; provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with Section 9.09.

(g)           Certain Pledges and Assignments by DIP Lenders. Notwithstanding any other provision set forth in this Agreement, any DIP Lender may at any time (i) create a security interest in all or any portion of its rights under the Loan Documents (including the DIP Loans owing to it and the Notes held by it) including in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or any other central bank having jurisdiction over such DIP Lender and (ii) upon notice to the Borrowers and the DIP Agent, assign all or any portion of its rights and obligations under the Loan Documents to any of its Affiliates.

(h)           No Third Party Rights. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (e) of this Section 9.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the DIP Agent, and the DIP Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(i)           Defaulting Lenders. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder (including pursuant to Section 2.12), no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the DIP Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the DIP Agent, the applicable pro rata share of DIP Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the DIP Agent and each other DIP Lender (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all DIP Loans in accordance with its Ratable Portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.07     Governing Law; Entire Agreement. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York. This Agreement, the Notes, the other Loan Documents and any fee letter pertaining hereto accepted by the Borrowers constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

Section 9.08     Interest. It is the intention of the parties hereto that the DIP Agent and each DIP Lender shall conform strictly to usury laws applicable to it, if any. Accordingly, if the transactions with the DIP Agent or any DIP Lender contemplated hereby would be usurious under Applicable Law, if any, then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or any other agreement entered into in connection with this Agreement or the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under Applicable Law that is contracted for, taken, reserved, charged or received by the DIP Agent or any DIP Lender, as the case may be, under the Notes, this Agreement or under any other agreement entered into in connection with this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such Applicable Law and any excess shall be cancelled automatically and, if theretofore paid, shall at the option of the DIP Agent or such DIP Lender, as the case may be, be applied on the principal amount of the obligations owed to the DIP Agent or such DIP Lender, as the case may be, by the Credit Parties or refunded by the DIP Agent or such DIP Lender, as the case may be, to the applicable Credit Party, and (b) in the event that the maturity of any Note or other obligation payable to the DIP Agent or such DIP Lender, as the case may be, is accelerated or in the event of any permitted prepayment, then such consideration that constitutes interest under law applicable to the DIP Agent or such DIP Lender, as the case may be, may never include more than the maximum amount allowed by such Applicable Law and excess interest, if any, to the DIP Agent or such DIP Lender, as the case may be, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of the DIP Agent or such DIP Lender, as the case may be, be credited by the DIP Agent or such DIP Lender, as the case may be, on the principal amount of the obligations owed to the DIP Agent such DIP Lender, as the case may be, by the Credit Parties or refunded by the DIP Agent or such DIP Lender, as the case may be, to the applicable Credit Party.

Section 9.09     Confidentiality. Each of the DIP Agent and the DIP Lenders agrees to maintain the confidentiality of the Information (as defined below) that is marked “Non-Public Information” or “Confidential” and provided pursuant to an Approved Electronic Platform, except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) upon the request or demand of any Governmental Authority or any regulatory authority having jurisdiction over it, (d) in response to any order of any court or other Governmental Authority having jurisdiction over it or as may otherwise be required pursuant to any requirement of law or as requested by any self-regulatory body (in which case it shall (i) promptly notify the Borrowers in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose), (e) if legally compelled to do so in connection with any litigation or similar proceeding (in which case it shall (i) promptly notify the Borrowers in advance of disclosure, to the extent permitted by law and to the extent practicable, and (ii) so furnish only that portion of such information which it is legally required to disclose) (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 9.09, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (i) with the written consent of the Borrowers or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.09 or (y) becomes available to the DIP Agent, the DIP Lenders or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received directly from any of the Borrowers or any of their Subsidiaries or any of their advisors relating to any of the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the DIP Agent or any DIP Lender on a non-confidential basis prior to disclosure by any of the Borrowers or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.10     Treatment of Information.

(a)           Neither the DIP Agent nor any of its Related Parties shall, by making any Communications (including Non-Public Information) available to a DIP Lender, by participating in any conversations or other interactions with a DIP Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Non-Public Information nor shall the DIP Agent or any of its Related Parties be responsible or liable in any way for any decision a DIP Lender may make to limit or to not limit its access to Non-Public Information. In particular, none of the DIP Agent nor any of its Related Parties (i) shall have, and the DIP Agent on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a DIP Lender has or has not limited its access to Non-Public Information, such DIP Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such DIP Lender’s compliance with Applicable Laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or DIP Lender or any of their respective Related Parties arising out of or relating to the DIP Agent or any of its Related Parties providing or not providing Non-Public Information to any DIP Lender (except to the extent any such DIP Lender has notified the DIP Agent that it does not want to receive Non-Public Information and the relevant Communication has been identified as Non-Public Information).

(b)           Each Credit Party agrees that (i) all Communications it provides to the DIP Agent intended for delivery to the DIP Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” or “Non-Public Information” or “Confidential” which, at a minimum, shall mean that such word shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Credit Party shall be deemed to have authorized the DIP Agent and the DIP Lenders to treat such Communications as publicly available information and such Information shall not be confidential under this Agreement, (iii) by marking Communications “Non-Public Information” or “Confidential”, such Communications shall be deemed confidential under Section 9.09 of this Agreement, (iv) all Communications marked “PUBLIC” may be delivered to all DIP Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” (v) the DIP Agent shall be entitled to treat any Communications that are not marked “Non-Public Information” or “Confidential” as “PUBLIC” and may post such Communications to a portion of the Approved Electronic Platform designated as “Public Side Information”; and (vi) any Communications not marked “Non-Public Information” or “Confidential” and posted by the DIP Agent to a portion of the Approved Electronic Platform designated as “Public Side Information” shall be deemed not confidential under Section 9.09 of this Agreement. Neither the DIP Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Credit Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Credit Parties or their securities nor shall the DIP Agent or any of its Affiliates incur any liability to any Credit Party, any DIP Lender or any other Person for any action taken by the DIP Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Non-Public Information is provided to a DIP Lender that may not want to receive Non-Public Information.

(c)           Each DIP Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Non-Public Information. Accordingly, each DIP Lender agrees that it may at its option nominate at least one designee (which may be an employee or other representative) to receive Non-Public Information on its behalf and notify the Borrowers and the DIP Agent of such designee (including such designee’s contact information).

(d)           Each DIP Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Non-Public Information and that such Communications are available to all DIP Lenders generally. Each DIP Lender that elects not to receive access to Non-Public Information does so voluntarily and, by such election, acknowledges and agrees that the DIP Agent and other DIP Lenders may have access to Non-Public Information that is not available to such electing DIP Lender. None of the DIP Agent nor any DIP Lender with access to Non-Public Information shall disclose, or have any duty to disclose, such Non-Public Information to such electing DIP Lender without such electing DIP Lender’s consent or have any duty to use such Non-Public Information on behalf of such electing DIP Lender, and shall not be liable for the failure to so disclose or use, such Non-Public Information.

(e)          The Borrowers agree that any information that would have been disclosed or available to the public pursuant to the Lead Borrower’s previous practices (or any agreement, law, rule or regulation by which the Borrowers are bound) shall continue to be public information consistent with such previous practices; provided that each Approved Budget Update (and the information and detail set forth therein or referred to therein), shall not be marked Non-Public Information and shall be timely filed on the docket of the Chapter 11 Cases as soon as reasonably practicable, but in any event not later than three (3) days of approval thereof by the Required DIP Lenders.

(f)           To the extent that the Lead Borrower, the DIP Agent or the DIP Lenders determine that the Non-Public Information under this Agreement needs to be shared with DIP Lenders that have not elected to receive Non-Public Information under this Agreement, the Lead Borrower and the DIP Lenders (together with their professionals) will work in good faith to mutually agree on a separate agreement for the public disclosure of and a “cleansing process” for such Information.

Section 9.11     USA Patriot Act Notice. Each DIP Lender and the DIP Agent (for itself and not on behalf of any DIP Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such DIP Lender or the DIP Agent, as applicable, to identify such Credit Party in accordance with the Act.

Section 9.12     Judgment Currency. Principal, interest, reimbursement obligations, fees, and all other amounts payable under this Agreement and the other Loan Documents shall be payable in Dollars. Any amount received or recovered by the DIP Agent or any DIP Lender in respect of any sum expressed to be due to it from any Borrower or any Guarantor under this Agreement or any other Loan Documents in a currency other than Dollars in which such sum is so expressed to be due (whether as a result of, or of the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of any Credit Party or otherwise) shall only constitute a discharge to the Borrowers or any Guarantor to the extent of the amount of the Dollars that the DIP Agent or the applicable DIP Lender is able, in accordance with normal banking procedures, to purchase with the amount of the currency so received or recovered on the date of receipt of recover (or, if later, the first date on which such purchase is practicable). If the amount of the Dollars so purchased is less than the amount of the Dollars so expressed to be due, the Borrowers and each Guarantor shall indemnify the DIP Agent and each DIP Lender against any loss sustained by it as a result, including the cost of making any such purchase. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the DIP Agent or the applicable DIP Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower or any Guarantor in respect of any such sum due from it to the DIP Agent or the DIP Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the DIP Agent or the DIP Lenders of any sum adjudged to be so due in the Judgment Currency, the DIP Agent or the DIP Lenders may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the DIP Agent or the DIP Lenders from any Credit Party in Dollars, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the DIP Agent or the Person to whom such obligation was owing against such loss. If the amount of the Dollars so purchased is greater than the sum originally due to the DIP Agent or the DIP Lenders in Dollars, the DIP Agent and the DIP Lenders agree to return the amount of any excess to such Credit Party (or to any other Person who may be entities thereto under Applicable Law).

Section 9.13     Consent to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any other Loan Document shall be brought in the Bankruptcy Court, or to the extent that the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that each of the DIP Agent or DIP Lenders may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights under Loan Documents and/or the Collateral to the extent not prohibited by the Bankruptcy Court. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Nothing in this Agreement or in any other Loan Document shall affect any right that the DIP Agent or any DIP Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in any court of competent jurisdiction, including the jurisdictions of incorporation of any Credit Party not incorporated in the United States.

Section 9.14     Appointment of Process Agent. The Borrowers hereby appoint, and shall maintain the appointment of, CSC Corporation (the “Process Agent”), with an office on the Effective Date at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401, as its agent to receive on behalf of it service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail a copy of such process to the Borrowers in care of the Process Agent at the Process Agent’s above address, with a copy to the Lead Borrower, at its address specified herein, and the Borrowers hereby irrevocably authorizes and directs the Process Agent to receive and forward such service on its behalf. As an alternative method of service, the Borrowers also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein. The Borrowers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any DIP Lender or the DIP Agent to serve legal process in any other manner permitted by Applicable Law or affect the right of any DIP Lender, the DIP Agent to bring any suit, action or proceeding against any Borrower or its property in the courts of other jurisdictions.

Section 9.15     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.16     Waiver of Immunity.TO THE EXTENT THAT ANY BORROWER OR ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PERSON HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

Section 9.17     Waiver of Consequential Damages. WITHOUT LIMITING OR OTHERWISE MODIFYING THE BORROWERS’ OBLIGATIONS UNDER SECTION 9.04(B), EACH OF THE CREDIT PARTIES, THE DIP AGENT AND THE DIP LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN Section 9.13 ANY EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL CONSTITUTE A WAIVER BY THE DIP AGENT OR ANY DIP LENDER OF ANY RIGHT TO RECEIVE FULL PAYMENT OF ALL OBLIGATIONS OWED BY ANY BORROWER UNDER THE LOAN DOCUMENTS.

Section 9.18     Posting of Approved Electronic Communications.

(a)           Each of the DIP Lenders and each Credit Party agree that the DIP Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the DIP Lenders by posting such Approved Electronic Communications on Debt Domain or a substantially similar electronic platform chosen by the DIP Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)          Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the DIP Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the DIP Lenders and each Credit Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the DIP Lenders and each Credit Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)          THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE DIP AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)          Each of the DIP Lenders and each Credit Party agree that the DIP Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the DIP Agent’s generally-applicable document retention procedures and policies.

Section 9.19     Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.20     Domicile of Loans. Each DIP Lender may transfer and carry its loans at, to or for the account of any office, Subsidiary or Affiliate of such DIP Lender provided that no DIP Lender shall be relieved of its Commitment as a result thereof.

Section 9.21     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)           any Bail-in Action in relation to any such liability, including (without limitation);

(i)            a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interests) in respect of any such liability;

(ii)           a conversion of all, a part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)          a cancellation of any such liability; and

(b)           a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 9.22     Priority and Liens. All of the Liens on the Collateral shall be subject to the Carve-Out and, to the fullest extent permitted by Applicable Law, shall be effective and perfected upon entry of the DIP Order without the necessity of the execution or recordation of filings by the Debtors of security agreements, mortgages, account control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the DIP Agent of, or over, any Collateral, as set forth in the DIP Order. If the Required DIP Lenders, from time to time elect subject, in each case, to the DIP Order and the Collateral Principles, to prepare, file, register or publish any financing statements, mortgages, charges, account control agreements, notices of Lien or similar instruments in any jurisdiction or filing or registration office, or take possession of any Collateral, or take any other action to validate, render enforceable or perfect all or any portion of the DIP Agent’s Liens on the Collateral of the Debtors, (A) all such documents and actions shall be deemed to have been filed, registered, published or recorded or taken at the time and on the date that the DIP Order is entered, and (B) shall not negate or impair the validity or effectiveness of this Section 9.22 or of the perfection of any other Liens in favor of the DIP Agent, for the benefit of the DIP Lenders, on the Collateral.

Section 9.23     Certain Bankruptcy Matters. Except as otherwise permitted or contemplated by this Agreement, the DIP Order or the other Loan Documents, the Liens, Lien priorities, Superpriority Claims and other rights and remedies granted to the Debtors pursuant to this Agreement, the DIP Order or the other Loan Documents (specifically including, but not limited to, the existence, perfection, enforceability and priority of the Liens provided for herein and therein, and the Superpriority Claims provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by any Borrower or any other Credit Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by dismissal or conversion of the Chapter 11 Cases, or by any other act or omission whatsoever.

Section 9.24     Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)          As used in this Section 9.24, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)           “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)          “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv)         “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LEAD BORROWER:

VALARIS PLC

By:	/s/ Thomas Burke
Name:	Thomas Burke
Title:	Chief Executive Officer and President

DIP AGENT:

Wilmington savings fund society, fsb

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

DIP LENDERS:

ALL SIGNATURE PAGES FOR DIP LENDERS ARE ON FILE WITH THE DIP AGENT AND THE LEAD BORROWER

EXHIBIT A

NOTICE OF BORROWING

[Date]

Wilmington Savings Fund Society, FSB, as DIP Agent

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Geoffrey J. Lewis

Facsimile: (302) 421-9137

E-mail: GLewis@wsfsbank.com

Ladies and Gentlemen:

The undersigned, VALARIS PLC, an English public limited company (“Valaris” or the “Lead Borrower”) and [Name of Additional Borrower(s)],1 refer to the Senior Secured Superprioirty Debtor-in-Possession Credit Agreement, dated as of [September 24, 2020] (the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among the Lead Borrower, [Name of Additional Borrower] any other wholly owned Subsidiary of the Lead Borrower that becomes a Borrower in accordance with Section 2.15, the DIP Lenders from time to time parties thereto and Wilmington Savings Fund Society, FSB, as DIP Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)	The Borrowers are requesting the Proposed Borrowing.

(ii)	The Business Day of the Proposed Borrowing is ____________, ____.

(iii)	The aggregate amount of the Proposed Borrowing is $______________.

(iv)	[ADD WIRE INSTRUCTIONS FOR DIP LOAN PROCEEDS]

The undersigned Borrowers hereby certify that the following statements will be true on the date of the Proposed Borrowing:

(A)            the representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (or in the case of representations and warranties with a “materiality” or similar qualifier, true and correct in all respects), immediately prior to and after giving effect to the Proposed Borrowing (other than any representation and warranty that by its terms refers to a specified earlier date, in which case such representation and warranty was true and correct in all material respects or all respects, as applicable, as of such earlier date);

1 NTD: all Borrowers would sign the Notice of Borrowing.

A-1

(B)            no event has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both; and

(C)            The DIP Order has been entered and is in full force and effect and has not been vacated, reversed, modified, amended, appealed or stayed in any respect, other than, with respect to any amendments or modifications, to the extent consented to by the Required DIP Lenders.

Very truly yours,

VALARIS PLC

By:
Name:
Title:

[NAME OF ADDITIONAL BORROWER]

By:
Name:
Title:

cc:	Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
Attention: Seth H. Lieberman, Esq.
Facsimile: (212) 798-6917
Phone: (212) 326-0819
E-mail: slieberman@pryorcashman.

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Thomas Moers Mayer, Stephen Zide and Nathaniel Allard
Email: tmayer@kramerlevin.com, szide@kramerlevin.com and nallard@kramerlevin.com.

A-2

EXHIBIT B

PROMISSORY NOTE

U.S. $______________	Dated:___________

For value received, the undersigned, [each of] Valaris plc, an English public limited company[ and [●]] ([each, individually, [a // the]] “Borrower”[ and collectively, the “Borrowers”]), hereby promises to pay to the order of ________ (the “DIP Lender”), on the Maturity Date, the principal sum of ________ U.S. dollars (U.S. $________) (plus all capitalized interest, fees and costs thereon) or, if less, the aggregate unpaid principal amount of the DIP Loans (including all capitalized interest, fees and costs thereon) owing to the DIP Lender on the Maturity Date under the Credit Agreement (as defined below). Additionally, [each // the] Borrower promises to pay interest on the unpaid principal amount of each DIP Loan owing to the DIP Lender under the Credit Agreement from the date of such DIP Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This Promissory Note evidences the DIP Loans owed to the DIP Lender under that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of [September 24, 2020] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Valaris plc, as the Lead Borrower, any Subsidiary of Valaris plc that becomes a Borrower in accordance with Section 2.15 of the Credit Agreement, the several Lenders from time to time parties thereto and Wilmington Savings Fund Society, FSB, as DIP Agent. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Wilmington Savings Fund Society, FSB, as DIP Agent, at 500 Delaware Avenue, 11th Floor, Wilmington, DE 19801, in same day funds. Each DIP Loan owed to the DIP Lender by any Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the DIP Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note; provided that the failure of the DIP Lender to make any such recordation or endorsement shall not affect the obligations of any Borrower hereunder or under the Credit Agreement.

This Promissory Note is one of the Notes referred to in, and is subject to and is entitled to the benefits of, the Credit Agreement.

The Credit Agreement, among other things, (i) provides for the making of DIP Loans by the DIP Lender to the Borrower[s] from time to time in an aggregate principal amount not to exceed the amount first above mentioned, the indebtedness of the Borrower[s] resulting from each DIP Loan owing to the DIP Lender being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

B-1

This Promissory Note is secured and guaranteed as provided in the Credit Agreement and the Loan Documents. Reference is hereby made to the Credit Agreement and the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Promissory Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Promissory Note may, subject to Section 7.02 of the Credit Agreement, and shall, in the case of the occurrence of an Event of Default under Sections 7.01(n)(i) or 7.01(n)(v) of the Credit Agreement, be declared to be, forthwith due and payable, all as provided therein.

Subject to the Credit Agreement, all parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

[All obligations of the Borrowers under this Promissory Note shall be joint and several.]

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

B-2

VALARIS PLC

By:
Name:
Title:

B-3

DIP LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of DIP Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

B-4

EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE1

[date]

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Geoffrey J, Lewis

Facsimile: (302) 421-9137

With a copy to: GLewis@wsfsbank.com

Ladies and Gentlemen:

Reference is made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of [September 24, 2020] (the “Credit Agreement”; the capitalized terms defined therein being used herein as therein defined), among Valaris plc (the “Lead Borrower”), any Subsidiary of the Borrower that becomes a Borrower in accordance with Section 2.15 of the Credit Agreement and Wilmington Savings Fund Society, FSB, as DIP Agent and the DIP Lenders from time to time parties thereto.

The undersigned hereby certifies, in [his][her] capacity as the [________]2 of the Lead Borrower and not in [his][her] individual capacity, that [he][she] has no knowledge of any Defaults under the Credit Agreement which existed as of ____________, 20__3 or which exist as of the date of this certificate, [except for Default(s) under Section(s)  of the Credit Agreement, which [is][are] more fully described on a schedule attached hereto].

[The undersigned also certifies, in [his][her] capacity as the [_______] of the Lead Borrower and not in [his][her] individual capacity, that the accompanying Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of the quarter ended on ____________, 20__4 and the Consolidated statements of earnings and cash flows of the Lead Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of the quarter ended on ____________, 20__5, setting forth, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, in each case, are prepared in accordance with GAAP, subject, however, to year-end audit adjustments.]6

[1]	Delivery within (i) 60 days after the end of the first three fiscal quarters of each fiscal year and (ii) 120 days after the end of each fiscal year.
[2]	Signatory must be chief financial officer (or their equivalent) of the Lead Borrower.
[3]	Insert the last day of the fiscal quarter or fiscal year to which this Compliance Certificate relates.
[4]	Insert the last day of the fiscal quarter to which this Compliance Certificate relates.
[5]	Insert the last day of the fiscal quarter to which this Compliance Certificate relates.
[6]	Insert if this Compliance Certificate is being delivered at the end of first three quarters.

C-1

[The undersigned also certifies, in [his][her] capacity as the [_______] of the Lead Borrower and not in [his][her] individual capacity, that the accompanying audited Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of the fiscal year ended on ____________, 20__7 and the audited Consolidated statements of earnings and cash flows of the Lead Borrower and its Subsidiaries for the fiscal year ended on ____________, 20__8, all reported on by KPMG LLP or other independent certified public accountants of recognized national standing acceptable to the Required DIP, present fairly, in all material respects the Consolidated financial condition of the Lead Borrower as of ____________, 20__9, and the related results of operations for the fiscal year then ended.]10

[7]	Insert the last day of the fiscal year to which this Compliance Certificate relates.
[8]	Insert the last day of the fiscal year to which this Compliance Certificate relates.
[9]	Insert the last day of the fiscal quarter to which this Compliance Certificate relates.
[10]	Insert if this Compliance Certificate is being delivered at the end of the fiscal year.

C-2

Very truly yours,

VALARIS PLC

By:
Name:
Title[11]:

[11]	Signatory must be chief financial officer (or their equivalent) of the Lead Borrower.

C-3

Exhibit D

Budget Variance Certificate

[Date]

Variance Report Date: [________]

To:	Wilmington Savings Fund Society, FSB, as DIP Agent under the Credit Agreement (as defined below)

Ladies and Gentlemen:

Reference is made to that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of September [25], 2020 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement), by and among Valaris plc., an English public limited company, (the “Lead Borrower”), any Subsidiary of the Lead Borrower that becomes a borrower thereunder, Wilmington Savings Fund Society, FSB, as DIP Agent and the DIP Lenders party thereto from time to time. Pursuant to Section 5.01(n) of the Credit Agreement, the undersigned, solely in [his][her] capacity as an authorized officer of the Lead Borrower, and not in any individual capacity, and without assuming personal liability whatsoever, certifies as follows:

1.            Attached hereto as Schedule I is a variance report for the four-week period ending [____________]1.

2.            To my knowledge, in accordance with Section 6.01 of the Credit Agreement, the actual total cash disbursements (excluding professional fees and other items consistent with the Initial Approved Budget) for this Test Period do not exceed the sum of the aggregate amount forecasted (excluding professional fees and other items consistent with the Initial Approved Budget) in the Approved Budget as in effect for such Test Period, by more than 15% of such forecasted amount.

[Remainder of page intentionally left blank;

Signature page follows.]

[1]	The Budget Variance Report shall show (i) for such Test Period actual total disbursements on a weekly and cumulative basis and in the same form as the Approved Budget, (ii) and shall note cumulative variances from projected disbursements set forth for such Test Period in the Approved Budget in effect during such Test Period (which shall be, for the avoidance of doubt, the Approved Budget delivered in the first week of such Test Period in accordance with Section 5.01(k) of the Credit Agreement)

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as an authorized officer of the Borrower, and not in any individual capacity and without assuming personal liability whatsoever, has executed this certificate for and on behalf of the Lead Borrower and has caused this certificate to be delivered as of the date first written above.

LEAD BORROWER:

VALARIS PLC

By:
Name:
Title:

Signature Page to Budget Variance Certificate

Schedule I to Budget Variance Certificate

VARIANCE REPORT

See Attached.

EXHIBIT E

ASSIGNMENT AND ACCEPTANCE

Dated __________, ____

Reference is made to the Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of [September 24, 2020] (the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Valaris plc, as the Lead Borrower, any Subsidiary of Valaris plc that becomes a Borrower in accordance with Section 2.15 of the Credit Agreement, the DIP Lenders from time to time parties thereto and Wilmington Savings Fund Society, FSB, as DIP Agent.

_________________________ (the “Assignor”) and __________________ (the “Assignee”) agree as follows:

The Assignor hereby sells and assigns to the Assignee, without recourse, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee’s and Assignor’s respective Commitments and the respective amounts of the DIP Loans owing to the Assignee and Assignor will be as set forth in Section 2 of Schedule 1.

The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith, the perfection, existence, sufficiency or value of any Collateral, guaranty or insurance or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any other Person or the performance or observance by any Borrower or any other Person of any of its respective obligations under the Credit Agreement, any of the other Loan Documents or any other instrument or document furnished pursuant thereto or in connection therewith; and (iv) attaches the Note (if any) held by the Assignor and requests that the DIP Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment of the Assignee after giving effect to this Assignment and Acceptance or new Notes payable to the order of the Assignee in an amount equal to the Commitment of the Assignee after giving effect to this Assignment and Acceptance and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

The Assignee attaches the Note (if any) held by it and (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.04 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the DIP Agent, the DIP Lenders or the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, any of the other Loan Documents or any other instrument or document; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the DIP Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the DIP Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a DIP Lender.

Following the execution of this Assignment and Acceptance by the Assignor and the Assignee and the Lead Borrower (provided no Event of Default is continuing), this Assignment and Acceptance will be delivered to the DIP Agent for acceptance and recording by the DIP Agent. The effective date of this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance thereof by the DIP Agent, unless otherwise specified on Schedule 1 hereto.

Upon such acceptance and recording by the DIP Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a DIP Lender thereunder and under the other Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and under the other Loan Documents.

Upon such acceptance and recording by the DIP Agent, from and after the Effective Date, the DIP Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by facsimile shall be as effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Schedule 1
to
Assignment and Acceptance

Section 1.

Percentage interest assigned:	________%

Section 2.

Assignee’s Commitment before giving effect to this Assignment and Acceptance:	$________

Assignee’s outstanding principal of DIP Loans before giving effect to this Assignment and Acceptance	$________

Aggregate outstanding principal of DIP Loans assigned to the Assignee under this Assignment and Acceptance[1]:	$________

Assignee’s Commitment after giving effect to this Assignment and Acceptance:	$________

Assignee’s outstanding principal of DIP Loans after giving effect to this Assignment and Acceptance:	$________

Assignor’s remaining Commitment after giving effect to this Assignment and Acceptance:	$________

Assignor’s remaining outstanding principal of DIP Loans after giving effect to this Assignment and Acceptance:	$________

Principal amount of Note payable to the Assignee:	$________

Principal amount of Note payable to the Assignor:	$________

Section 3.

Effective Date[2]: _____________, 20___

1 To be not less than $5,000,000 (and in increments of $1,000,000 in excess thereof), except in the case of an assignment of all of Assignor’s rights and obligations under the Credit Agreement and/or other than with respect to assignments to a current DIP Lender, Affiliates of a DIP Lender, an Approved Fund of a DIP Lender, and/or same-daty assignments to a group of Approved Funds.

2 This date should be no earlier than the date [five Business Days] after the delivery of this Assignment and Acceptance to the DIP Agent.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:
Dated:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:
Dated:

Address for Notices:

[Address]

Approved as of ___________, 20___ :

[WILMINGTON SAVINGS FUND SOCIETY, FSB, as DIP Agent

By:
Name:
Title:

][3]

3 DIP Agent’s consent required only when the assignment is to a Person that is not another DIP Lender, any Affiliate of any DIP Lender or an Approved Fund.

AGREED AND CONSENTED TO:

[VALARIS PLC

By:
Name:
Title:	][4]

4 Lead Borrower’s consent required only when the assignment is to a Person that is not another DIP Lender, any Affiliate of any DIP Lender or an Approved Fund and no Event of Default exists for any assignment of a commitment or loan. Consent deemed given if the Borrowers do not object within 5 BDs after receiving written notice of any assignment.

EXHIBIT F

FORM OF PROCEEDS CERTIFICATE

[date]

Wilmington Savings Fund Society, FSB

500 Delaware Avenue, 11th Floor

Wilmington, Delaware 19801

Attention: Geoffrey J, Lewis

Facsimile: (302) 421-9137

With a copy to: GLewis@wsfsbank.com

NOTICE OF [SPECIFIED ASSET SALE][INSURANCE/CONDEMNATION EVENT] AND REINVESTMENT CERTIFICATE

Re:	Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of [September 24, 2020] (the “Credit Agreement”), by and among Valaris plc, as the Lead Borrower, any Subsidiary of Valaris plc that becomes a Borrower in accordance with Section 2.15 of the Credit Agreement, the DIP Lenders from time to time parties thereto and Wilmington Savings Fund Society, FSB, as DIP Agent.

Ladies and Gentlemen:

1[On [_________]2, [_____________]3 received, in respect of a Specified Asset Sale, Net Cash Proceeds in an aggregate amount of [_________]4. Pursuant to Section 2.06(b)(ii), the [Borrowers] hereby provide the following certifications to the DIP Agent:]

5[On [_________]6, [_____________]7 received, in respect of an Insurance/Condemnation Event or Total Loss, Net Cash Proceeds in an aggregate amount of [_________]8 . Pursuant to Section 2.06(b)(iv), the [Borrowers] hereby provide the following certifications to the DIP Agent:]

The undersigned [________] of the Lead Borrower in [his][her] official capacity and not in [his][her] individual capacity hereby certifies and covenants to the DIP Agent that:

[1]	Use if reinvestment is pursuant to Net Cash Proceeds received in accordance with 2.06(b)(ii) of the Credit Agreement.
[2]	Insert date of receipt of Net Cash Proceeds in accordance with 2.06(b)(ii) of the Credit Agreement.
[3]	Insert Borrower or Guarantor entity name.
[4]	Insert amount of Net Cash Proceeds received in respect of 2.06(b)(ii) of the Credit Agreement.
[5]	Use if reinvestment is pursuant to Net Cash Proceeds received in accordance with 2.06(b)(iv) of the Credit Agreement.
[6]	Insert date of receipt of Net Cash Proceeds in accordance with 2.06(b)(iv) of the Credit Agreement.
[7]	Insert Borrower or Guarantor entity name.
[8]	Insert amount of Net Cash Proceeds received in respect of 2.06(b)(iv) of the Credit Agreement.

F-1

(i)            the Borrowers intend to cause [________%][all] of the Net Cash Proceeds described herein to be reinvested in long-term assets that are used or useful in the business of [any Loan Party (other than an Excluded Guarantor or, [until such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand]9) on or prior to the date that is 180 days after receipt of such Net Cash Proceeds.]10 / [any Credit Party (other than an Excluded Guarantor or, [until such time as Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and the U.S. Guaranty, Ensco Thailand]11) on or prior to the date that is 180 days after receipt of such Net Cash Proceeds.]12

(ii)            as of the date hereof, no Default or Event of Default has occurred and is continuing.

[9]	To be included until Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and U.S. Guaranty.
[10]	Insert if such Net Cash Proceeds are received by any Borrower or any Guarantor from Disposition of any Owned Rig
[11]	To be included until Ensco Thailand becomes a party to the U.S. Pledge and Security Agreement and U.S. Guaranty.
[12]	Insert if such Net Cash Proceeds are received by any Borrower or any Guarantor but not from Disposition of any Owned Rig.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

F-2

The foregoing certifications are made and delivered as of the date first above written.

VALARIS PLC

By:
Name:
Title:
Dated:

F-3

EXHIBIT G

BORROWER COUNTERPART

This Borrower Counterpart (the “Borrower Counterpart”) is dated as of [_________, 20__] and is made by [_____________] (the “Additional Borrowers” with each being an “Additional Borrower”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement referred to below.

Recitals

Reference is made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of [September 24, 2020] (the “Credit Agreement”), by and among Valaris plc, as the Lead Borrower, any Subsidiary of Valaris plc that becomes a Borrower in accordance with Section 2.15 of the Credit Agreement, the DIP Lenders from time to time parties thereto and Wilmington Savings Fund Society, FSB, as DIP Agent.

The Lead Borrower desires to cause each Additional Borrower to become a Borrower under the Credit Agreement pursuant to Section 2.15 thereof.

NOW THEREFORE IT IS AGREED:

By executing and delivering this Borrower Counterpart, each Additional Borrower hereby agrees to become a party to the Credit Agreement as a Borrower thereunder with the same force and effect as if originally named therein as a Borrower and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Borrower thereunder. Each Additional Borrower hereby represents and warrants that each of the representations and warranties contained in Article IV of the Credit Agreement is true and correct in all material respects as to such Additional Borrower as of the date hereof (except such representations and warranties which expressly refer to an earlier date).

Each Additional Borrower hereby acknowledges and agrees that all obligations of the Borrowers under the Credit Agreement are joint and several. All communications and notices hereunder and under the Credit Agreement and each of the other Loan Documents shall be in writing and given as provided in Section 9.02 of the Credit Agreement. All such communications and notices to an Additional Borrower shall be given to it at the address set forth under its signature below.

This Borrower Counterpart may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Borrower Counterpart shall become effective when the DIP Agent shall have received counterparts of this Borrower Counterpart that, when taken together, bear the signatures of each Additional Borrower and the DIP Agent. Delivery of an executed signature page to this Borrower Counterpart by fax transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Borrower Counterpart.

G-1

This Borrower Counterpart shall be considered a Loan Document under the Credit Agreement. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

This BORROWER COUNTERPART shall be governed by, and construed and enforced in accordance with, the INTERNAL laws of the State of NEW YORK. Each Additional Borrower irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any action or proceeding brought by the DIP Agent or any DIP Lender arising out of or relating to this Borrower Counterpart or any other Loan Document, or for recognition or enforcement of any judgment thereof. Each Additional Borrower hereby irrevocably and unconditionally agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Additional Borrower agrees that any action or proceeding brought by the Lead Borrower or any of its Subsidiaries against the DIP Agent, any DIP Lender, or their Affiliates arising out of or relating to this Borrower Counterpart shall be brought exclusively in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof. Nothing in this Borrower Counterpart or in any other Loan Document shall affect any right that the DIP Agent or any DIP Lender may otherwise have to bring any action or proceeding relating to this Borrower Counterpart or any other Loan Document against each Additional Borrower or its properties in any court of competent jurisdiction, including the jurisdictions of incorporation of any Additional Borrower not incorporated in the United States. Each Additional Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in this paragraph. Each Additional Borrower hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

In case any one or more of the provisions contained in this Borrower Counterpart should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Credit Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Each Additional Borrower agrees to reimburse the DIP Agent for its reasonable out-of-pocket expenses in connection with this Borrower Counterpart, including the fees, disbursements and other charges of counsel for the DIP Agent.

THIS BORROWER COUNTERPART AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page follows.]

G-2

IN WITNESS WHEREOF, each of the undersigned has caused this Borrower Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of the date first set forth above.

ADDITIONAL BORROWERS:

[_______________________]

By:
Name:
Title:

Address:

G-3

Acknowledged:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as DIP Agent

By:
Name:
Title:

G-4

Each of the undersigned Guarantors (i) acknowledges this Borrower Counterpart and each of the terms and provisions contained herein, (ii) after giving effect to this Borrower Counterpart, ratifies, confirms and reaffirms the validity, enforceability and binding nature of the Guaranties to which it is a party and of all of the Obligations defined therein (including the Obligations of the Additional Borrowers assumed pursuant to this Borrower Counterpart), and (iii) acknowledges and agrees that each Guaranty to which it is party is, and shall continue to be, in full force and effect on, from and after the date hereof and that no defense, counterclaim, cross-complaint, right of set-off or other similar claim or right of any kind exists with respect to the validity or enforceability of such Guaranty or any of the obligations thereunder.

[INSERT SIGNATURE BLOCK FOR EACH GUARANTOR, AS APPLICABLE]

By:
Name:
Title:

G-5

EXHIBIT H

FORM OF GUARANTY

H-1

GUARANTY AGREEMENT

GUARANTY, dated as of September 25, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, this “Guaranty”), is made by each of the undersigned (together with any other guarantor that may become party hereto pursuant to Section 21 below, each, individually, a “Guarantor”, and collectively, the “Guarantors”) in favor of Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and security trustee on behalf of the Secured Parties (as defined in the Credit Agreement (defined below)) (in such capacities and together with its successors and permitted assigns, the “DIP Agent”), for the benefit of the Secured Parties.

Reference is made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among Valaris plc, an English public limited company as the lead borrower (the “Lead Borrower”) and each of the Subsidiaries of the Lead Borrower from time to time party thereto as borrowers (together with the Lead Borrower, the “Borrowers” and each a “Borrower”), the lenders from time to time party thereto (the “DIP Lenders”) and the DIP Agent. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

Each Guarantor is a direct or indirect Subsidiary of the Lead Borrower and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement and the other Loan Documents.

In connection with, as a condition precedent to, and as necessary consideration for the DIP Lenders’ entering into the Credit Agreement and advancing the DIP Loans, each Guarantor party hereto is required to enter into this Guaranty to guarantee the due payment and performance of all Obligations.

As an inducement to the DIP Agent, the DIP Lenders and the other Secured Parties to enter into the Credit Agreement, the other Loan Documents and extend credit to the Borrowers as set forth in the Credit Agreement, each Guarantor agrees as follows:

1.            Guaranty.

(a)           Each Guarantor unconditionally, jointly, and severally guarantees to the DIP Agent, the DIP Lenders and the other Secured Parties, (i) the punctual payment to the DIP Agent, the DIP Lenders and any other Secured Parties when due, whether upon maturity, by acceleration or otherwise, of all Obligations (now or hereafter existing) in Dollars and (ii) the full and prompt indefeasible payment in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of all Commitments, and performance of any and all Obligations now or hereafter owing by the Borrowers or any other Guarantor to the DIP Agent, the DIP Lenders and any other Secured Parties, including all future advances, whether direct, indirect, contingent or matured, whether incurred as endorser, guarantor, surety, maker or otherwise, and whether now existing or hereafter arising. Each Guarantor will also pay to the DIP Agent, as applicable, any and all expenses (including without limitation, reasonable and documented legal fees and expenses) incurred by the DIP Agent, any DIP Lender and/or any other Secured Party in enforcing its rights under this Guaranty or any other Loan Document in accordance with and to the extent provided in Section 9.04 of the Credit Agreement. This Guaranty is a guaranty of punctual payment and performance and not merely of collection.

(b)           Each Guarantor that is a Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that is not a Qualified ECP Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2 shall remain in full force and effect until the Guaranty Termination Date. Each Qualified ECP Guarantor intends that this Section 2 constitute, and this Section 2 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

For purposes of this clause 1(b):

“CFTC Hedging Obligation” means any Obligation in respect of any agreement, contract, confirmation or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Agreement” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

2.            Guaranty Absolute. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following: (i) any illegality, lack of validity or enforceability of any Obligation (other than a defense of indefeasible payment in full in cash (other than contingent indemnification obligations as to which no claim has been made) and termination of all Commitments), (ii) any amendment, restatement, amendment and restatement, modification, acceleration, waiver or consent under any Loan Document and/or departure from the terms of any Obligation of the Borrowers and the other Guarantors under any Loan Document, or any renewal or extension of the time or change of the manner or place of payment, including any increase in the Obligations resulting from any extension of additional credit or otherwise, (iii) any taking, exchange, substitution, release, non-perfection or impairment of any collateral securing payment of any Obligation, (iv) any change in the corporate existence, structure or ownership of the Borrowers, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrowers or their assets or any resulting release or discharge of any Obligation (other than a defense of indefeasible payment in full in cash (other than contingent indemnification obligations as to which no claim has been made) and termination of all Commitments), (v) the existence of any claim, set-off or other rights that any Borrower or such Guarantor may have at any time against the DIP Agent or any of its Affiliates, or against any DIP Lender or any of its Affiliates, in each case whether in connection herewith or any unrelated transactions; provided that nothing herein will prevent the assertion of any such claim or other rights by separate suit or compulsory counterclaim, (vi) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or the DIP Agent’s or any DIP Lender’s rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a currency other than Dollars for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives any Borrower of any asset or its use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), act of god, pandemic, terrorism, any other force majeure events insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty), (vii) any claim that any Guarantor’s obligations exceed or are more burdensome than those of the Borrowers; and (viii) any other circumstance (including, without limitation, any statute of limitations relating to any Borrower or any Guarantor) or any existence of or reliance on any representation by the DIP Agent and/or any DIP Lender that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Borrower or any Guarantor or any other guarantor or surety (other than a defense of indefeasible payment in full in cash (other than contingent indemnification obligations as to which no claim has been made) and termination of all Commitments (excluding or performance in full hereunder).

Without limiting the generality of the foregoing, each Guarantor guarantees that it shall pay the DIP Agent (or as otherwise directed by the Required DIP Lenders), as applicable, strictly in accordance with the express terms of the Loan Documents and the DIP Order, including in the amounts and in the currency expressly agreed to thereunder, irrespective of and without giving effect to any laws of the jurisdiction where any Borrower or any Guarantor is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where any Borrower or any Guarantor is principally located.

This Guaranty is in addition to and not in substitution for or discharge of any other guaranty held by the DIP Agent and/or any DIP Lender.

It is the intent of this Section 2 that each Guarantor’s obligations hereunder are and shall be absolute and unconditional under any and all circumstances.

3.            Waiver. Each Guarantor waives (i) promptness, diligence, notice of protest, marshalling, notice of acceptance, notice of dishonor and any other notice or demand of any kind or nature whatsoever with respect to any Obligation and this Guaranty, (ii) any requirement to, or right to require the DIP Agent or any DIP Lender to, exercise any right or take any action against the Borrowers or any collateral security or credit support, or pursue any other remedy in the DIP Agent or such DIP Lender’s power whatsoever, and (iii) any benefit of and any right to participate in any security now or hereafter held by the DIP Agent or any DIP Lender. Each Guarantor further covenants and agrees as follows:

(a)           Subject to the terms of the DIP Order and the Credit Agreement, the DIP Agent and the DIP Lenders are hereby expressly authorized to make, from time to time, without notice to any Guarantor, any extensions, renewals, sales, pledges, surrenders, compromises, settlements, releases, indulgences, alterations, substitutions, exchanges, amendments, modifications, or other dispositions of all or any part of the Obligations, either express or implied, or of any contracts or instruments evidencing any Obligations, or of any security or collateral securing the Obligations, and/or to take any security for or other sureties or guaranties upon any of the Obligations, and the liability of the Guarantors shall not be in any manner affected, diminished, or impaired thereby or by any lack of diligence, failure, neglect, or omission on the part of DIP Agent or any DIP Lender to make any demand or protest, to give any notice of dishonor or default, or to realize upon or protect any of the Obligations or any collateral or security therefor, or to exercise any Lien upon or right of appropriation or set-off of any monies, accounts, credits, or property of any Borrower or any Guarantor possessed by the DIP Agent or any DIP Lender towards the liquidation of the Obligations or by any application of payments or credits thereon.

(b)           Subject to the DIP Order and the Credit Agreement, the DIP Agent and the DIP Lenders shall have the exclusive right to determine how, when, and what application of payments and credits, if any, shall be made on the Obligations or any part thereof and shall be under no obligation, at any time, to first resort to, make any demand on, file claim against, or exhaust its remedies against the Borrowers or any other persons or entities or their properties or estates or to resort to or exhaust its remedies against any collateral, security, property, lien, or other rights whatsoever. Subject to the DIP Order, it is expressly agreed that if any Event of Default has occurred and is continuing, the DIP Agent and/or the Required DIP Lenders may at any time make demand for payment on or bring suit against Guarantor and/or any other party liable for all or any portion of the Obligations, jointly or severally, or any one or more of such parties or less than all parties and may compound with such Guarantor and any other guarantors or sureties of the Obligations for such sums or on such terms as the DIP Agent and/or the Required DIP Lenders may see fit and release any of such parties from all further liability to the DIP Agent and the DIP Lenders hereunder and may release any collateral which now or hereafter may stand as security for the Obligations or any portion thereof without thereby impairing the rights of the DIP Agent and the DIP Lenders in any respect to demand, sue for, and collect the balance of the Obligations from any of such parties not so released and that any claims against any Borrower and/or any other Guarantor accruing to such Guarantor by reason of payments made hereunder shall be subordinate to any Obligations then or subsequently owed by the Borrower and/or any other Guarantor to the DIP Agent and the DIP Lenders.

4.            Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by the DIP Agent or any DIP Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

5.            Guarantors Bound by Representations, Warranties and Covenants in Credit Agreement. Each Guarantor hereby represents and warrants that each of the representations and warranties applicable to it in Article IV of the Credit Agreement is true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) on and as of the date of this Guaranty, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they were true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date. Without limiting the generality of the Guarantors’ obligations under this Guaranty or any other Loan Document, each Guarantor further agrees to be bound by each of the covenants applicable to it in Article V or Article VI of the Credit Agreement.

6.            Taxes. Any and all payments by a Guarantor hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed on the DIP Agent’s or any DIP Lender’s net income by the jurisdiction under the laws of which the DIP Agent or such DIP Lender is organized or any political subdivision thereof or by the jurisdiction of any DIP Lender’s lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being “Taxes”). If a Guarantor is required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) the sum payable will be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6) each of the DIP Agent and each DIP Lender will receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor will make such deductions, and (iii) such Guarantor will pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law. In addition, each Guarantor will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Obligations (“Other Taxes”). Such Guarantor will promptly furnish to the DIP Agent or such DIP Lender the original or a certified copy of a receipt evidencing payment thereof. Each Guarantor will indemnify the DIP Agent and each DIP Lender for the full amount of Taxes or Other Taxes paid by the DIP Agent or such DIP Lender or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, within 30 days of the DIP Agent’s or such DIP Lender’s request therefor. Without prejudice to the survival of any other agreement contained herein, the Guarantors’ agreements and obligations contained in this Section 6 will survive the indefeasible payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of all Commitments, principal and interest hereunder or any other Loan Documents and any termination of this Guaranty.

Notwithstanding anything to the contrary contained herein or in any document or agreement evidencing an Obligation, the Guarantors, the DIP Agent (and each of their respective employees, representatives or other agents) may disclose to the U.S. Internal Revenue Service or any other government agency or regulatory body having jurisdiction over the parties, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing persons relating to such U.S. tax treatment and U.S. tax structure.

7.            Place and Currency of Payment. Each Guarantor agrees to make payment hereunder in Dollars at the Payment Office (or at such other location as the parties hereto may agree to in writing) in accordance with the Credit Agreement, each Guarantor agrees to make such payment of such Obligations in accordance with Section 14.

8.            Set-Off. Subject to the DIP Order and Section 7.02 of the Credit Agreement, upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.02 of the Credit Agreement to authorize the DIP Agent (or the Required DIP Lenders) to declare the Obligations due and payable pursuant to the provisions of such Section 7.02 of the Credit Agreement, each Guarantor hereby authorizes each of the DIP Agent and each DIP Lender at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the DIP Agent or such DIP Lender to or for such Guarantor’s credit or the account of such Guarantor against any and all of the Obligations of the Guarantors, irrespective of whether or not the DIP Agent or such DIP Lender shall have made any demand under this Guaranty. The DIP Agent or such DIP Lender shall promptly notify such Guarantor after any such set-off and application made by the DIP Agent on behalf of any DIP Lender; provided that the failure to give such notice will not affect the validity of such set-off and application. The DIP Agent’s and each DIP Lender’s rights under this Section 8 are in addition to other rights and remedies (including other rights of set-off) which the DIP Agent or such DIP Lender may have.

9.            Representation and Warranty. Subject to any restrictions arising on account of any Guarantor’s status as a Debtor under the Bankruptcy Code, each Guarantor has all requisite powers and all material governmental licenses, authorizations, consents and approvals required, in each case to carry on its business as now conducted and to enter into and perform its obligations under this Agreement.

10.          Continuing Guaranty; Assignments under the Credit Agreement. This is a continuing guaranty and applies to all Obligations whenever arising and is a guaranty of payment and performance. This Guaranty is irrevocable and shall (i) remain in full force and effect until the indefeasible payment in full in cash and full discharge of the Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of all Commitments (the “Guaranty Termination Date”), (ii) be binding on each Guarantor, its successors and assigns, subject to the prior release of any such Guarantor pursuant to the terms of the Credit Agreement and (iii) inure to the benefit of and be enforceable by the DIP Agent, the DIP Lenders and any other Secured Parties and, in each case, their respective successors and, in the case of assignments made in accordance with the Credit Agreement, their respective permitted assigns. Each DIP Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments, the DIP Loans owing to it and the Notes held by it) as set forth in Section 9.06 of the Credit Agreement, and the assignee of such rights and obligations shall thereupon become vested with all the benefits in respect thereof granted to such DIP Lender herein or otherwise, in each case as and to the extent provided in Section 9.06 of the Credit Agreement. Except as otherwise expressly permitted under the Credit Agreement, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Required DIP Lenders (such consent not to be unduly withheld, conditioned or delayed).

11.          Amendments, Etc. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except in accordance with Section 9.01 of the Credit Agreement. Notwithstanding the foregoing, pursuant to Section 21 this Guaranty shall be supplemented by each applicable Guaranty Supplement in the form attached hereto as Annex 1 (each, a “Supplement”), as set forth therein.

12.          Notices; Addresses. All notices, demands, requests, consents and other communications provided for herein shall be made in accordance with Section 9.02 of the Credit Agreement.

13.          Guarantors’ Credit Decision, Etc. Each Guarantor has, independently and without reliance on any representation or warranty by the DIP Agent or any DIP Lender and based on such documents and information as such Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty. Each Guarantor has adequate means to obtain from the Borrowers on a continuing basis information concerning the financial condition, operations and business of the Borrowers, and no Guarantor is relying on the DIP Agent or any DIP Lender to provide such information now or in the future. Each Guarantor expressly assumes all responsibilities to remain informed of the Borrowers’ financial condition and any circumstances affecting (i) the Borrowers’ ability to perform its obligations under the Loan Documents to which it is a party or (ii) any collateral securing all or any part of the Obligations. Each Guarantor acknowledges that it will receive substantial direct and indirect benefit from the extensions of credit contemplated by this Guaranty.

14.          Judgment Currency. If, for purposes of enforcing judgment in any court or for any other purpose hereunder or in connection herewith, it is necessary to convert a sum due hereunder in any currency into another currency, such conversion shall be carried out to the extent and in the manner provided in Section 9.12 of the Credit Agreement.

15.          Governing Law. This Guaranty and the rights and obligation of the parties hereto (including the submission to jurisdiction in Section 20) shall be governed by, and construed in accordance with, the internal laws of the State of New York and, to the extent applicable, the Bankruptcy Code, without regard to its conflicts of laws provisions that would result in the application of a different governing law.

16.          Joint and Several Liability of the Guarantors. Each Guarantor accepts joint and several liability hereunder for the Obligations of the Borrowers under the Credit Agreement in consideration for the DIP Lenders and the DIP Agent entering into the Credit Agreement, for the mutual benefit, directly and indirectly, of each Guarantor. If and to the extent that any Guarantor shall fail to make any payment with respect to any of the obligations hereunder as and when due, then the other Guarantors will make such payment with respect to such obligation.

17.          Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Guarantor or is received or collected on account of the Obligations from any Guarantor or its property:

(a)           In order to provide for just and equitable contribution among the Guarantors, each Guarantor agrees that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a “Contributing Guarantor”) shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 17 shall be subrogated to the rights of such Funding Guarantor to the extent of such payment. No Guarantor shall have any right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Obligations until after the Guaranty Termination Date, without the filing or commencement, by or against any Borrower or any other Guarantor, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation, judicial or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, judicial manager, trustee or conservator with respect to, any Borrower or any Guarantor or its assets (other than the Chapter 11 Cases). This waiver is expressly intended to prevent the existence of any claim with respect to such subrogation, reimbursement, contribution or indemnity by the Guarantors against the estate of any Borrower (or any other Guarantor) within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any Borrower (or any Guarantor). If an amount shall be paid to any Guarantor on account of such rights at any time prior to termination of this Guaranty, such amount shall be held in trust for the benefit of the DIP Agent and the DIP Lenders and shall forthwith be paid to the DIP Agent (or as otherwise directed by the Required DIP Lenders), to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents or otherwise as the DIP Agent (or as otherwise directed by the Required DIP Lenders) may elect. The agreements in this Section 17 shall survive repayment of all of the Obligations and the termination or expiration of this Guaranty in any manner.

(b)          Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but the exercise and enforcement of such rights shall be subject to this Section 17.

18.          Fraudulent Transfer Laws. Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable debtor relief laws of any applicable jurisdiction (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(a)            after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(1)            any liabilities of such Guarantor in respect of intercompany indebtedness to any Borrower or other Affiliates of any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(2)            any liabilities of such Guarantor under this Guaranty; and

(3)            any liabilities of such Guarantor under each of its other guaranties of and joint and several co-borrowings of Debt permitted to be guaranteed by any Guarantor subject to the terms and conditions of the Credit Agreement; and

(b)            after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to Applicable Law or pursuant to the terms of any agreement (including any such right of contribution under Section 17).

The granting of credit from time to time by the DIP Agent or any DIP Lender to the Borrowers in excess of any amount to which right of recovery under this Guaranty with respect to a Guarantor is limited and without notice to such Guarantor is hereby expressly authorized and shall in no way affect or impair this Guaranty of such Guarantor. In the event that the Obligations of the Borrowers and the other Guarantors to the DIP Agent and/or any other DIP Lender shall so exceed any amount to which this Guaranty with respect to such Guarantor is limited, if any, any payments by any Borrower and/or any other Guarantor or any collections or recovery by the DIP Agent and/or any other DIP Lender from any sources other than this Guaranty with respect to such Guarantor may first be applied by the DIP Agent and/or any other DIP Lender to any portion of the Obligations which exceeds the limits of this Guaranty with respect to such Guarantor.

19.          Subordination.

(a)           Each Guarantor (with respect to intercompany Debt now or hereafter existing (whether created directly or acquired by assignment or otherwise and howsoever evidenced) owed to any Guarantor, and interest and premiums, if any, thereon and other amounts payable in respect thereof (the “Subordinated Debt”)) agrees that all Subordinated Debt and all rights, remedies and options of each Guarantor are and will be subordinate and junior in right of payment and enforcement to the prior and indefeasible payment in full in cash and enforcement in full of all of the Obligations (other than contingent indemnification obligations as to which no claim has been made) and the termination of all Commitments.

(b)           At any time prior to an Event of Default, each Guarantor may make, and each Guarantor shall be entitled to accept and receive, payments (including by way of set-off) on account of the Subordinated Debt in the ordinary course of business and subject to the DIP Order and the other Loan Agreements.

(c)           Until the Guaranty Termination Date, each Guarantor (with respect to Subordinated Debt owed to it) agrees that such Guarantor shall not ask, demand, sue for, or take or receive from any other Guarantor or Subsidiary of the Lead Borrower, directly or indirectly, in cash or other property or in any other manner (including, without limitation, from or by way of collateral), payment of all or any of the Subordinated Debt, except in accordance with Section 19(b). If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the occurrence of the Guaranty Termination Date such amount shall be held in trust for the benefit of the holders of the Obligations and shall forthwith be paid to the DIP Agent (or otherwise at the direction of the Required DIP Lenders) to be credited and applied to the Obligations in accordance with the terms of the Loan Documents.

(d)           Each Guarantor agrees that such Guarantor shall not exercise or enforce any creditors’ rights or remedies that it may have against any other Guarantor or Subsidiary of the Lead Borrower, or foreclose, repossess, sequester, or otherwise institute any action or proceeding (whether judicial or otherwise, including the commencement of any insolvency proceeding) to enforce any Subordinated Debt until the occurrence of the Guaranty Termination Date, unless the DIP Agent or the Required DIP Lenders otherwise consents.

(e)           Each Guarantor agrees that no payment or distribution to the DIP Agent or any DIP Lender pursuant to the provisions of this Section 19 shall entitle such Guarantor to exercise any rights of subrogation in respect thereof until the occurrence of Guaranty Termination Date. It is understood by the parties hereto that the foregoing waiver of the exercise of any right of subrogation by each Guarantor shall in no event be deemed to be a permanent waiver of such right of subrogation, but shall be effective only until the occurrence of Guaranty Termination Date.

Each Guarantor agrees that it will not make any payment of any of the Subordinated Debt under which it is indebted, or take any other action, in contravention of the provisions of this Section 19.

20.          Consent to Jurisdiction, Etc. Any legal action or proceeding with respect to this Guaranty or any other Loan Document shall be brought in the Bankruptcy Court, or to the extent that the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York (except as may be expressly provided in any Loan Document governed by any laws other than the laws of the State of New York or with respect to any collateral subject thereto), and, by execution and delivery of this Guaranty, each Guarantor hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts (except as may be expressly provided in any Loan Document governed by any laws other than the laws of the State of New York or with respect to any collateral subject thereto), except that each of the DIP Agent or DIP Lenders may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights under Loan Documents and/or the Collateral (except as may be expressly provided in any Loan Document governed by any laws other than the laws of the State of New York or with respect to any collateral subject thereto) to the extent not prohibited by the Bankruptcy Court. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Nothing in this Guaranty or in any other Loan Document (except as may be expressly provided in any Loan Document governed by any laws other than the laws of the State of New York or with respect to any collateral subject thereto) shall affect any right that the DIP Agent or any DIP Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Credit Party or its properties in any court of competent jurisdiction, including the jurisdictions of incorporation of any Credit Party not incorporated in the United States.

21.          Additional Guarantors. Each Subsidiary of any Borrower that is required to become a party to this Guaranty pursuant to Section 5.10 of the Credit Agreement, shall become a Guarantor as required by the Credit Agreement for all purposes of this Agreement and the other Loan Documents upon execution and delivery by such Subsidiary of a Supplement hereto (regardless of whether such Supplement is countersigned by the DIP Agent). The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder or the DIP Agent. The DIP Lenders hereby instruct the DIP Agent to promptly countersign each such Supplement delivered to the DIP Agent by any Guarantor in accordance with this Section 21 and Section 5.10 of the Credit Agreement. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

22.          Termination. This Guaranty shall be terminated, (a) with respect to all Guarantors, on and as of the Guaranty Termination Date or, (b) with respect to a Guarantor, if applicable, as provided in Section 9.01(c) of the Credit Agreement.

23.          Counterparts; Integration; Effectiveness.  This Guaranty and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute a single contract. This Guaranty, the other Loan Documents and any fee letter pertaining hereto accepted by each Guarantor constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto. This Guaranty shall become effective when the DIP Agent shall have received counterparts hereof that together bear the signatures of each of the Guarantors party hereto. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or electronic email shall be effective as delivery of a manually executed counterpart of this Guaranty.

24.          Appointment of Process Agent.  Each Guarantor not organized in the United States hereby appoints, and shall maintain the appointment of, CSC Corporation (the “Process Agent”), with an office on the Effective Date at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401, as its agent to receive on behalf of it service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail a copy of such process to each such Guarantor in care of the Process Agent at the Process Agent’s above address, with a copy to each such Guarantor, at its address specified in Section 12, and each such Guarantor hereby irrevocably authorizes and directs the Process Agent to receive and forward such service on its behalf. As an alternative method of service, each Guarantor not incorporated in the United States also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to and at its address specified in Section 12. Each such Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 24 shall affect the right of any DIP Lender or the DIP Agent to serve legal process in any other manner permitted by Applicable Law.

25.          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

26.          Waiver of Immunity. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

27.          Waiver of Consequential Damages. WITHOUT LIMITING OR OTHERWISE MODIFYING ANY GUARANTOR’S OBLIGATIONS UNDER SECTION 9.04(B) OF THE CREDIT AGREEMENT, EACH OF THE GUARANTORS, THE DIP AGENT AND THE DIP LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN SECTION 9.13 OF THE CREDIT AGREEMENT ANY EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL CONSTITUTE A WAIVER BY THE DIP AGENT OR ANY DIP LENDER OF ANY RIGHT TO RECEIVE FULL PAYMENT OF ALL OBLIGATIONS OWED BY ANY GUARANTOR UNDER THIS GUARANTY.

28.          DIP Order. To the extent that the terms of this Guaranty contradict the provisions of the DIP Order, the provisions of the DIP Order shall control. Notwithstanding anything herein to the contrary, the guaranty granted to the DIP Agent pursuant to this Guaranty and the exercise of any right or remedy by the DIP Agent hereunder are subject to the provisions of, and as set forth in, the DIP Order.

29.          Riders for Certain Jurisdictions.

(a)          Subject to the DIP Order, regarding the guarantee contained in this Guaranty, each Guarantor hereby irrevocably waives any right to require a proceeding first against any Borrower or any other Person, any right to request the division of their payment obligation among the Guarantors and any right to request that collateral be foreclosed upon, however such rights may be denominated under the laws of any jurisdiction.

(b)           Brazil.

(i) The Guarantor incorporated under the laws of Brazil (the “Brazilian Guarantor”) hereby expressly acknowledges and agrees that (x) the choice of the laws of the State of New York as the laws in accordance with which this Guaranty shall be governed is a valid choice of law under the laws of Brazil, and shall be recognized and applied by the courts of Brazil to the extent that such laws are not deemed to be against Brazilian national sovereignty, human dignity, morality or public policy and (y) for the purposes of article 9 of Brazilian Decree-Law No. 4,657 dated September 4, 1942, as amended, and for no other purposes, the transaction contemplated in this Agreement has been proposed by the Borrower to the other parties hereto.

(ii) The Brazilian Guarantor hereby expressly acknowledges and agrees that this Agreement will be admitted before the public agencies and courts in Brazil, provided that (x) the signatures of the persons signing this document outside Brazil are duly notarized by a notary public qualified as such under the laws of the place of signing, (y) the signature of such notary public is authenticated pursuant to the apostille procedures set forth under the Hague Convention of October 5, 1961 Abolishing the Requirement of Legalization for Foreign Public Documents or by a Brazilian consular officer at the competent Brazilian Consulate, and (z) this Agreement, duly notarized and apostilled, is translated into Portuguese by a sworn translator and registered with the competent Registry of Deeds and Documents (Cartório de Registro de Títulos e Documentos).

(iii) The Brazilian Guarantor hereby expressly acknowledges and agrees that in case of enforcement of this Guaranty in Brazil, (x) for the purposes of the third paragraph of Article 784 of Brazilian law 13,105 of March 16, 2015 (the “Brazilian Code of Civil Procedure”), Brazil is the place of payment of the obligations of the Brazilian Guarantor, and (y) this Guaranty shall constitute an extrajudicial enforcement title (título executivo extrajudicial) in accordance with article 784 et. sec. of the Brazilian Code of Civil Procedure. The Brazilian Guarantor hereby acknowledges and agrees that each of and all obligations assumed or that may be imputed hereunder in connection with this Guaranty are, to the fullest extent permitted by law, subject to specific performance in accordance with the Brazilian Code of Civil Procedure.

(iv) The Brazilian Guarantor hereby expressly acknowledges and agrees that it has the legal capacity to sue and be sued in its own name; the submission of each of the Guarantors to the exclusive jurisdiction of the Bankruptcy Court and the waiver by each of the Guarantors of any objection to the venue of a proceeding in such courts in connection with this Guaranty is legal, valid and binding under the laws of Brazil and will be respected by Brazilian courts.

(v) The Brazilian Guarantor hereby expressly acknowledges and agrees that it is not entitled to claim (in relation to itself or any of its assets) immunity from any suit, execution, attachment or other legal process under Brazilian law in connection with or arising under this Guaranty.

(vi) The Brazilian Guarantor hereby expressly and irrevocably waives the benefit of Articles 333 (sole paragraph), 364, 366, 368, 821, 825, 827, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code (Brazilian Law No. 10.406, dated January 10, 2002, as amended), and Articles 130 and 794 of the Brazilian Code of Civil Procedure (Brazilian Law No. 13.105, dated March 16, 2015, as amended).

(vii) Upon making any payment with respect to any obligation of a Borrower, the Brazilian Guarantor will be subrogated to the rights of the payee against such Borrower with respect to such obligation; provided, however, that the Brazilian Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until all Obligations have been paid in full.

(c)           Jersey. Each Guarantor irrevocably and unconditionally abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(i)             whether by virtue of the droit de discussion or otherwise to require that recourse be had by the DIP Agent or any DIP Lender or any other Secured Party to the assets of any other Guarantor or any other person before any claim is enforced against that Guarantor in respect of the obligations assumed by it under any of the Loan Documents; and

(ii)            whether by virtue of the droit de division or otherwise to require that any liability under any guarantee or indemnity contained in any of the Loan Documents be divided or apportioned with any other Guarantor or any other person or reduced in any manner whatsoever.

(d)          Luxembourg.

(i)             Notwithstanding any provisions to the contrary in any Loan Document, the aggregate obligations and liabilities of any Guarantor incorporated in Luxembourg under this Guaranty for the Obligations of any Loan Party in which the relevant Guarantor has no direct or indirect equity interest, shall be limited at any time to an amount not to exceed the greater of ninety-five percent (95%) of (A) the sum of (x) such Guarantor’s “capitaux propres” (as referred to in Annex I to the Grand Ducal Regulation, dated December 18, 2015, setting out the form and content of the presentation of the balance sheet and profit and loss account, enforcing the Law of December 19, 2002 on the register of commerce and companies and the accounting and annual accounts of undertakings, as amended) (the “Own Funds”) and (y) such Guarantor’s debt, which is subordinated in right of payment (whether generally or specifically) to any claim of any DIP Lender under any of the Loan Documents (the “Lux Subordinated Debt”), as determined on the basis of the then latest available annual accounts of such Guarantor duly established in accordance with applicable accounting rules, as at the date of this Guaranty, and (B) the sum of (x) such Guarantor’s Own Funds and (y) such Guarantor’s Lux Subordinated Debt, as determined on the basis of the then latest available annual accounts of such Guarantor duly established in accordance with applicable accounting rules, as at the date on which the guarantee under this Guaranty is called.

(ii)            Where for the purpose of the determination to be made under clause (i), no duly established annual accounts are available for the relevant reference period (which, for the avoidance of doubt, includes circumstances in which no final annual accounts have been established in due time in respect of the then most recently ended financial year) the relevant Guarantor shall, promptly, establish unaudited interim accounts (as of the date of the end of the then most recent financial quarter) or annual accounts (as applicable) duly established in accordance with applicable accounting rules, pursuant to which the relevant Guarantor’s Own Funds and Lux Subordinated Debt will be determined.

Notwithstanding anything to the contrary, no Luxembourg Guarantor guarantees any amounts due under the Loan Documents if and to the extent the granting of a guarantee for such amounts would constitute an unlawful financial assistance violating article 1500-7 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended, to the extent applicable.

(e)           Malta.

(i)             Any Guarantor incorporated under the laws of Malta (the “Maltese Guarantor”) hereby expressly acknowledges and agrees that the choice of the law of the State of New York as the law in accordance with which this Guaranty shall be governed is a valid choice of law under the laws of Malta, and should be recognised and applied by the courts of Malta to the extent that such laws are not deemed to be against Maltese public policy.

(ii)            Notwithstanding the fact that the Maltese Guarantor has irrevocably waived the defense of lack of validity of enforceability of any Obligation (other than a defense of payment in full cash), the DIP Lenders and/or the DIP Agent acknowledge that the recognition in Malta of a judgment enforcing the Guaranty against the Maltese Guarantor is subject to procedural rules regulating the recognition and enforcement of judgments in Malta which allow the judgment debtor to challenge recognition and enforcement on a limited number of grounds including where the judgment is manifestly contrary to public policy in Malta.

(iii)           In this respect, it should be noted inter alia, in terms of Section 1926 of the Maltese Civil Code (Chapter 16 of the Laws of Malta) a guarantee can only exist in respect of a valid obligation. Moreover, in terms of Section 1927 of the Maltese Civil Code, the guarantee under this Guaranty Agreement cannot exceed what is due by the Borrowers and may not be enforced to the extent contracted under more onerous conditions.

(iv)           Notwithstanding the fact that the Maltese Guarantor has irrevocably waived the defense it may have in relation to any other circumstance (including, without limitation, any statute of limitations relating to any Borrower or any Guarantor), in the event of an enforcement of the Guaranty in the Maltese Courts, (assuming that they have jurisdiction), the Maltese Courts can in particular instances be expected to apply Maltese law as the lex fori in respect of procedural matters and other particular matters such as those relating to prescription (time-bar) where the law of the forum is applicable under private international law rules. In terms of Maltese Law, the Maltese Courts may raise the plea of prescription ex officio despite waiver of such claim by the Maltese Guarantor.

(v)            The enforceability of the rights and remedies under this Guaranty in the Maltese Courts is also limited and subject to the plea of set-off which in terms of Section 1196(2) of the Maltese Civil Code, operates ipso jure and even without the knowledge of the debtors unless otherwise agreed.

(f)           Mexico.

(i)             Each Guarantor incorporated under the laws of Mexico, hereby expressly acknowledges and agrees that this Guaranty is governed by the laws of the State of New York and expressly agrees that any rights and privileges that it might otherwise have under the laws of Mexico shall not be applicable to this Guaranty, indemnities and other assurances contained herein or any guarantee granted by such Guarantor incorporated under the laws of Mexico, on the date hereof or in the future, pursuant to this Guaranty. For such purposes, each Guarantor incorporated under the laws of Mexico hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, all rights and benefits to which it may be entitled (including the rights to excusión, orden, división and subrogación), set forth, but not limited to, Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2824, 2826, 2827, 2828, 2830, 2835, 2836, 2837, 2838, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848 and 2849 of the Federal Civil Code (Código Civil Federal) and the corresponding provisions of the Civil Codes of the States of Mexico and Mexico City (or any successor provisions).

(ii)            Each Guarantor incorporated under the laws of Mexico, represents that (i) it is familiar with the contents of the articles referred to in Section 2; (ii) it will receive valuable direct and indirect benefits as a result of the entering into this Guaranty and any other Loan Document to which it is a party; (iii) it is not in a state of generalized default of its payment obligations (incumplimiento generalizado en el pago de sus obligaciones) under Articles 10 and 11 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles); (iv) it has not been declared in concurso mercantil or bankruptcy (quiebra) or other similar insolvency procedure in Mexico; and (v) there is no pending and, to the best of its knowledge, threatened action, claim, requirement or proceeding before any court, governmental agency, arbitrator or jurisdictional entity that affects or could affect the legality, validity or enforceability of this Guaranty.

(iii)           Notwithstanding the provisions set forth in Section 20 of this Guaranty, with respect to any action or proceedings arising out of or relating to this agreement involving any Guarantor incorporated under the laws of Mexico, each of the parties hereto (i) expressly, irrevocably and unconditionally agrees to submit to the jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from, jurisdiction, the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, (ii) expressly, irrevocably and unconditionally waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise, and (iii) expressly, irrevocably and unconditionally waives any object to those courts on the ground of venue or forum non conveniens.

(iv)            In connection with the provisions set forth in Section 24 above, each Guarantor incorporated under the laws of Mexico, shall grant to the Process Agent a special power of attorney for lawsuits and collections (pleitos y cobranzas) in the presence of a Mexican Notary Public on terms that are acceptable to the DIP Agent in its sole discretion, which power of attorney shall be irrevocable as it is granted in a satisfaction of a condition precedent set forth herein.

(g)          Switzerland.

(i)             If and to the extent that:

(1)            a Guarantor incorporated in Switzerland and/or having its registered office in Switzerland (a “Swiss Guarantor”) becomes liable under this Guaranty for, or with respect to, Obligations of any Loan Party (other than a Loan Party that is a wholly owned direct or indirect subsidiaries of the Swiss Guarantor) (the “Restricted Obligations”); and

(2)            fulfilling such liability or obligation would, under Swiss law, constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by the Swiss Guarantor or would otherwise be restricted under then applicable mandatory Swiss law, the Swiss Guarantor's liability under this Guaranty for, or with respect to, the Restricted Obligations (and the amount of any payment in relation thereto) shall be limited to the amount as determined in accordance with applicable Swiss law as then in effect (the “Swiss Available Amount”). The limitation to the Swiss Available Amount (as may apply from time to time) shall not definitively free the Swiss Guarantor from the Restricted Obligations in excess of the Swiss Available Amount, but merely postpone the payment date therefor until such times as payment is again permitted under applicable Swiss law. Any and all indemnities and guarantees of such Swiss Guarantor contained in any other Loan Documents shall be construed in a manner consistent with the provisions herein contained.

(ii)            In case the Swiss Guarantor who is required to make a payment in respect of Restricted Obligations under this Guaranty is obliged to withhold Swiss Withholding Tax in respect of such payment, the Swiss Guarantor shall:

(1)            use its best efforts that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability for such Tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the Tax;

(2)            if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct Swiss Withholding Tax at the rate of 35% (or such other rate as in force from time to time), or if the notification procedure pursuant to sub-paragraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such Tax by notification under applicable law, from any payment made by it in respect of Restricted Obligations and promptly pay any such Taxes to the Swiss Federal Tax Administration;

(3)            notify the DIP Agent that such a notification, or as the case may be, such a deduction has been made and provide the DIP Agent with evidence that such notification of the Swiss Federal Tax Administration has been made or, as the case may be, any such deductions have been paid to the Swiss Federal Tax Administration;

(4)            in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person other than the DIP Agent, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Restricted Obligations, will, as soon as possible after such deduction:

a.            be in a position to apply for a refund of the Swiss Withholding Tax under applicable law (including Tax treaties) and pay to the DIP Agent upon receipt any amounts so refunded; or

b.            if the DIP Agent or a Secured Party is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment and if requested by the DIP Agent, provide the DIP Agent or Secured Party those documents that are required by law and applicable tax treaties to be provided by the payer of such Tax in order to enable the DIP Agent or Secured Party to prepare a claim for refund of Swiss Withholding Tax. The DIP Agent and the Swiss Guarantor shall co-operate with each other to secure such refund.

(iii)           If the Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (ii) above, the DIP Agent shall be entitled to further request payment under the Guaranty and other indemnity granted to it under this Guaranty and apply proceeds therefrom against the Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further payments shall always be limited to the Swiss Available Amount. In case the proceeds irrevocably received by the DIP Agent and the Secured Parties pursuant to paragraph (ii)(4) above and this paragraph (iii) have the effect that the proceeds received by the DIP Agent and the Secured Parties exceed the Obligations, then the DIP Agent or the relevant Secured Party shall promptly return such overcompensation to the relevant Swiss Guarantor.

(iv)           If and to the extent requested by the DIP Agent and if and to the extent this is from time to time permitted under applicable Swiss mandatory law notwithstanding the restrictions referred to in Section 29(g)(i), in order to allow the DIP Agent (and the Secured Parties) to obtain a maximum benefit under this Guaranty and any and all indemnities and guarantees owed by a Swiss Guarantor contained in any other Loan Documents, such Swiss Guarantor shall take all such measures and/or promptly procure the fulfilment of all such prerequisites, in each case to the extent within its power, as are necessary and appropriate to achieve, without delay, performance of its obligations under this Guaranty and make the (required) payment(s) thereunder from time to time, including the following:

(1)            the preparation of an up-to-date (interim) audited balance sheet of the Swiss Guarantor;

(2)            the confirmation of the auditors of the Swiss Guarantor that the relevant amount represents (the maximum of) freely distributable reserves;

(3)            the passing of unanimous written resolutions of the quotaholders of the Swiss Guarantor approving the (resulting) distribution;

(4)            the conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(5)            to the extent permitted by applicable Swiss law, (A) write up or realize any of its assets shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of a realization, however, only if such assets are not necessary for the Swiss Guarantor's business (nicht betriebsnotwendig) and/or (B) reduce its quota capital; and

(6)            all such other measures necessary or useful and/or to promptly procure the fulfilment of all prerequisites reasonably necessary to allow the Swiss Guarantor to promptly make the payments and perform the obligations agreed hereunder from time to time with a minimum of limitations.

(h)          Thailand.

(i)             Notwithstanding anything to the contrary, the provisions in this Section (h) shall be applied to each Guarantor incorporated under the laws of Thailand (each, a “Thai Guarantor”). In relation to a Guarantor incorporated under the laws of Thailand, the provisions of this Guaranty shall apply to the extent not contrary of Thai laws.

(ii)            Each Thai Guarantor and the DIP Agent acknowledge that the obligation to be liable under this Guaranty by each Thai Guarantor have the details set forth below:

(1)            Purpose of the incurrence of the obligation: the purpose of the incurrence of the DIP Loans as more particularly described in the preamble of this Guaranty and the Credit Agreement.

(2)            Nature of the obligation: loan facility.

(iii)           Each Thai Guarantor shall be liable under this Guaranty in respect of all amounts payable by the Borrowers under the Loan Documents, including the Obligations as defined in the Credit Agreement, which shall include all principal and interest, fees and premiums on the DIP Loans, and all other costs and indemnities incurred in relation to the execution or enforcement of this Guaranty, the Credit Agreement and the other Loan Documents, and including Taxes withheld or deducted or Other Taxes payable and any amounts incurred by or on behalf of the DIP Lenders or the DIP Agent in connection with making a claim under, or the enforcement of, this Guaranty, the Credit Agreement or any other Loan Document and this Guaranty shall remain in full effect until the earlier of: (i) this Guaranty Termination Date and (ii) August 17, 2031. To the extent permitted under applicable law, if at any time any payment of any of the Obligations are rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each Thai Guarantor’s obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

(iv)           To the extent permitted under applicable law, each Thai Guarantor irrevocably waives presentment, demand, protest and any notice in relation to this Guaranty, as well as any requirement that at any time any action be taken by any person against any Borrower or any other person. In particular, each Thai Guarantor irrevocably waives its right to require the DIP Agent to pursue or exhaust the DIP Agent’s legal or equitable remedies against any Borrower prior to exercising the DIP Agent’s rights under this Guaranty.

(v)            Each Thai Guarantor irrevocably waives, to the extent permitted by applicable law, any rights which it may have under Sections 293, 294, 684, 687, 688, 689, 690, 697 and 701 of the Civil and Commercial Code of Thailand or any other similar provisions.

(vi)           The maximum amount of liability of the Guarantor under this Guaranty shall not exceed $1,000,000,000.

(vii)          Notwithstanding clause 3 of this Guaranty, the DIP Lenders shall, within 60 days from the date any Borrower is in default, issue a written demand to the Thai Guarantors calling on the guarantee pursuant to Section 686 of the CCC.

(viii)         For the purposes of this Guaranty, each Thai Guarantor agrees that it shall be liable with the Borrowers under this Guaranty on a joint and several basis .

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the date first written above by their respective officers thereunto duly authorized.

[______________]

By:
Name:
Title:

Signature Page to Guaranty

Annex 1 to Guaranty

GUARANTY SUPPLEMENT dated as of ______________ (this “Supplement”), to the Guaranty dated as of [________] (as amended, supplemented or otherwise modified from time to time, the “Guaranty”), by [__________] (the “Guarantor” and collectively, the “Guarantors”) in favor of Wilmington Savings Fund Society, FSB, in its capacity as administrative agent and security trustee on behalf of the Secured Parties (as defined in the Credit Agreement (defined below)) (in such capacities and together with its successors and permitted assigns, the “DIP Agent”).

A.            Reference is made to the Superpriority Senior Secured Debtor-In-Possession Credit Agreement dated as of September 25, 2020 (the “Credit Agreement”) among Valaris plc, an English public limited company as the lead borrower (the “Lead Borrower”), each of the Subsidiaries of the Lead Borrower from time to time party thereto as borrowers (together with the Lead Borrower, the “Borrowers” and each a “Borrower”), the lenders party thereto from time to time (the “DIP Lenders”) and the DIP Agent.

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty and the Credit Agreement.

C.            The Guarantors have entered into the Guaranty in order to induce the DIP Agent, DIP Lenders and any other Secured Parties to enter into the Credit Agreement and make the DIP Loans under the Credit Agreement. Pursuant to Section 5.10 of the Credit Agreement, certain Subsidiaries of the Lead Borrower are required to enter into the Guaranty as a Guarantor. Section 21 of the Guaranty provides that such Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiaries (the “New Guarantors” and each, a “New Guarantor”) are executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the DIP Lenders to make additional DIP Loans and as consideration for DIP Loans previously made.

Accordingly, the DIP Agent and each New Guarantor agree as follows:

SECTION 1.           In accordance with Section 21 of the Guaranty, each New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder, including without limitation, the indemnification obligations and waiver of jury trial set forth therein, and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier in the text thereof, which shall be true and correct in all respects) on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty shall be deemed to include each New Guarantor. The Guaranty is hereby incorporated herein by reference.

SECTION 2.           Each New Guarantor represents and warrants to the DIP Agent and the DIP Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Annex I to Guaranty

SECTION 3.           This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the DIP Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of each New Guarantor. Delivery of an executed signature page to this Supplement by fax transmission or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.           Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5.           This supplement shall be governed by, and construed in accordance with, the INTERNAL laws of the State of NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE, WITHOUT REGARD TO ITs CONFLICTS OF LAWS PROVISIONS that would result in the application of a different governing law.

SECTION 6.           Sections 9.13 (Consent to Jurisdiction) and 9.15 (Waiver of Jury Trial) of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis.

SECTION 7.           In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.           All communications and notices hereunder shall be in writing and given as provided in Section 12 of the Guaranty.

SECTION 9.           The New Guarantor agrees to reimburse the DIP Agent and the DIP Lenders for their reasonable and documented out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the DIP Agent and the DIP Lenders.

SECTION 10.         THIS SUPPLEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Page Follows.]

Annex I to Guaranty

IN WITNESS WHEREOF, each New Guarantor and the DIP Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address:

[NEW GUARANTOR]

By:
Name:
Title:

Address:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as DIP Agent

By:
Name:
Title:

Annex I to Guaranty